    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SIBIA NEUROSCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                 2834                           95-3616229
   (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                      505 COAST BOULEVARD SOUTH, SUITE 300
                            LA JOLLA, CA 92037-4641
                                 (619) 452-5892
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            WILLIAM T. COMER, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           SIBIA NEUROSCIENCES, INC.
                      505 COAST BOULEVARD SOUTH, SUITE 300
                            LA JOLLA, CA 92037-4641
                                 (619) 452-5892
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                   THOMAS A. COLL, ESQ.                                MARK B. WEEKS, ESQ.
                   CARL R. SANCHEZ, ESQ.                              JON E. GAVENMAN, ESQ.
                    JANE K. ADAMS, ESQ.                                 VENTURE LAW GROUP
                    COOLEY GODWARD LLP                             A PROFESSIONAL CORPORATION
             4365 EXECUTIVE DRIVE, SUITE 1100                          2800 SAND HILL ROAD
                    SAN DIEGO, CA 92121                               MENLO PARK, CA 94205
                      (619) 550-6000                                     (415) 854-4488

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                          PROPOSED MAXIMUM
        TITLE OF EACH CLASS             AMOUNT        PROPOSED MAXIMUM        AGGREGATE       AMOUNT OF
        OF SECURITIES TO BE             TO BE          OFFERING PRICE          OFFERING      REGISTRATION
            REGISTERED              REGISTERED(1)       PER SHARE(2)           PRICE(2)          FEE
---------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...... 2,875,000 shares      $7.875     $22,640,625      $6,860.80

================================================================================

(1) Includes 375,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on October 30, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to Completion, Dated November 4, 1997
PROSPECTUS

                                2,500,000 SHARES

                                      LOGO
                                  COMMON STOCK
                          ---------------------------

     Of the 2,500,000 shares of Common Stock offered hereby (the "Offering"), 2,250,000 are being sold by SIBIA Neurosciences, Inc. ("SIBIA" or the "Company"), and 250,000 shares are being sold by one of the Company's stockholders (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "SIBI." On October 31, 1997, the last reported sale price of the Company's Common Stock was $7.875 per share. See "Price Range of Common Stock."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===============================================================================================
                                                             UNDERWRITING
                                            PRICE TO          DISCOUNTS         PROCEEDS TO
                                             PUBLIC       AND COMMISSIONS(1)     COMPANY(2)
-----------------------------------------------------------------------------------------------
Per Share.............................         $                  $                  $
-----------------------------------------------------------------------------------------------
Total(3)..............................         $                  $                  $
===============================================================================================

1. For information regarding indemnification of the Underwriters, see "Underwriting."

2. Before deducting expenses of the Offering payable by the Company estimated at $450,000.

3. The Company has granted to the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 375,000 additional shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
   Public will be $         , the Underwriting Discounts and Commissions will be
   $         and the Proceeds to Company will be $         . See "Underwriting."

                          ---------------------------

     The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York, on or about
November   , 1997.

                          ---------------------------

UBS SECURITIES
                   PIPER JAFFRAY INC.
                                      VECTOR SECURITIES INTERNATIONAL, INC.

November    , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Registration Statement on Form S-1 (which, together with all amendments, exhibits and schedules thereto, is referred to as the "Registration Statement"), such reports, proxy statements and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto, contained elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

     SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") is engaged in the discovery and development of novel small molecule therapeutics for the treatment of disorders of the nervous system. The Company's focus is on the development of therapeutics for the development of neurodegenerative, neuropsychiatric and neurological disorders, many of which affect large patient populations and represent critical unmet medical needs. SIBIA is a leader in the development of proprietary drug discovery platforms which combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology. These platforms are based on two primary technologies in which the Company has established a leading scientific and proprietary position: human receptor/ion channel subtype technology and human protease technology. Based on the Company's expertise with their drug discovery technologies and its proprietary drug candidates, the Company has established several corporate collaborations, which include Novartis AG ("Novartis"), Bristol-Myers Squibb Company ("Bristol-Myers Squibb") and Meiji Seika Kaisha, Ltd. ("Meiji"), and multiple technology licensing partnerships, which include The Salk Institute for Biological Studies ("The Salk Institute"), Aurora Biosciences Corporation ("Aurora") and Neurocrine Biosciences, Inc. ("Neurocrine"). SIBIA believes its proprietary drug discovery technology platform and product candidates will lead to additional corporate collaborations and licensing opportunities with pharmaceutical, biotechnology and drug discovery companies.

     SIB-1508Y, currently in development for Parkinson's disease, was the first compound to enter clinical trials from the Company's drug discovery program. The compound was selected as a potential drug candidate on the basis of its nicotinic acetylcholine receptor ("nAChR") subtype selectivity and behavioral profile. In contrast to current therapies, which treat only motor dysfunction, the Company believes SIB-1508Y may be effective for the treatment of motor, affective and cognitive dysfunctions of Parkinson's disease. In September 1997, SIBIA completed Phase I clinical studies of SIB-1508Y and expects to commence Phase II studies in early 1998. In addition, the Company has selected another nAChR subtype-selective compound, SIB-1553A, as a development candidate for the treatment of Alzheimer's disease and plans to initiate Phase I clinical studies in the second half of 1998.

     SIBIA believes that its human receptor/ion channel subtype and human protease technologies will enable the discovery and development of new classes of drugs for the treatment of nervous system disorders. The human nervous system is a complex network of interconnected neurons that are responsible for coordination of virtually all bodily functions. Receptors and ion channels and the neurotransmitters that modulate them are key components in the communication between neurons. Such communication is fundamental to many neurological functions, including cognition, memory, sensory perception and motor control. Calcium ions are among the most important primary and secondary messengers in the nervous system. Calcium ions enter neurons through ion channels, specifically nAChRs, excitatory amino acid receptors ("EAARs") and voltage-gated calcium channels ("VGCCs"). SIBIA is focusing its human receptor/ion channel subtype technology program on subtypes of these receptor/ion channel classes as molecular targets. To date, SIBIA has developed a proprietary library of more than 50 complete genes, cloned from human brain tissue, coding for multiple, distinct subtypes within these three receptor/ion channel classes. The Company has also expressed over 30 subtypes of receptor/ion channels in stable cell lines, each of which represents a potential molecular and therapeutic target for nervous system disorders. SIBIA's human protease technology program is focused on small molecule compounds able to control specific proteases involved in neurodegenerative disorders, including amyloid precursor protein ("APP") modulators for Alzheimer's disease and caspase inhibitors for apoptosis and neuroprotection. Proteases are enzymes which play an important role in the processing of proteins. In neurons, specific proteases control pathways critical to neuronal communication and survival. SIBIA has developed proprietary functional cell-based assays incorporating its receptor/ion channel subtype and protease targets for use with its proprietary high throughput screening systems to rapidly identify, select and optimize compounds for further development. The Company synthesizes targeted compound libraries internally using the Company's high throughput organic synthesis ("HTOS") combinatorial chemistry technology to optimize compounds identified through screening.

     SIBIA's strategy is to (i) focus on drug discovery and early stage drug development; (ii) leverage its technology platforms and extensive collection of molecular targets; (iii) establish collaborations with pharmaceutical and biotechnology companies for the discovery, development and commercialization of its drug candidates; and (iv) further enhance its drug discovery capabilities. The Company is applying its drug discovery technologies to discover and develop potential drug candidates independently and in collaboration with established pharmaceutical companies. The Company currently expects that late stage clinical development and commercialization of independently discovered compounds will be accomplished in conjunction with corporate partners. The Company believes, assuming successful pre-clinical studies, that compounds discovered with its technologies will enter clinical trials within the next 12 to 18 months from all three of its ongoing corporate partnerships and potentially from the work completed with Eli Lilly & Company ("Lilly"). Since 1992, the Company has received approximately $55 million in equity, license fees, research support and milestone payments from corporate partners.

     SIBIA directly holds, or has exclusive licenses to, 19 issued U.S. and seven foreign patents relating to molecular targets, technologies, compounds and assay methods integral to its drug discovery effort for various nervous system diseases and disorders. In addition, SIBIA has 57 pending U.S. applications relating to these enabling technologies, 15 of which have been allowed, and numerous pending foreign applications.

     The Company was incorporated in Delaware on April 15, 1981. The Company is located at 505 Coast Boulevard South, Suite 300, La Jolla, CA 92037-4641, and its telephone number is (619) 452-5892.

                                  THE OFFERING

Common Stock Offered by the Company..................  2,250,000 shares
Common Stock Offered by the Selling Stockholder......  250,000 shares
Common Stock Outstanding after this Offering.........  11,539,480 shares(1)
Use of Proceeds......................................  For research and development activities, working capital and general corporate
                                                       purposes, which may include capital
                                                       expenditures and acquisitions.
Nasdaq National Market Symbol........................  SIBI

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                               NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                      ---------------------------------------------------     -------------------
                                       1992      1993      1994        1995        1996        1996        1997
                                      -------   -------   ------      -------     -------     -------     -------
STATEMENTS OF OPERATIONS DATA:
Total revenue.......................  $ 3,196   $ 5,077   $4,852      $10,448     $ 8,481     $ 6,451     $ 9,052
Research and development expenses...    5,446     7,713    8,663        8,949      12,268       8,902      12,160
General and administrative
  expenses..........................    2,114     2,202    1,917        2,178       3,561       2,702       3,715
Other income........................      366       288    5,701(2)     3,680(3)    1,784       1,188       1,708
Net income (loss)...................  $(3,998)  $(4,550)  $  (27)     $ 2,926     $(5,564)    $(3,965)    $(5,115)
                                      =======   =======   ======      =======     =======     =======     =======
Net income (loss) per share (4).....                                  $  0.42     $ (0.73)    $ (0.56)    $ (0.55)
                                                                      =======     =======     =======     =======
Shares used in computing net income
  (loss) per share (4)..............                                    6,928       7,596       7,116       9,224

                                                                                     SEPTEMBER 30, 1997
                                                                                  ------------------------
                                                                                                   AS
                                                                                   ACTUAL      ADJUSTED(5)
                                                                                  --------     -----------
BALANCE SHEET DATA:
Cash, cash equivalents and investment securities................................  $ 35,745       $  51,961
Working capital (6).............................................................    33,801          50,017
Total assets....................................................................    38,541          54,757
Long-term capital lease obligations.............................................       527             527
Accumulated deficit.............................................................   (26,808)        (26,808)
Total stockholders' equity......................................................    34,735          50,951

---------------
(1) Excludes as of September 30, 1997, (i) 1,345,848 shares of Common Stock available for issuance pursuant to the Company's stock option plans, (ii) 842,014 shares of Common Stock issuable pursuant to outstanding options under the Company's stock option plans at a weighted average exercise price of approximately $4.17 per share, (iii) 373,062 shares of Common Stock issuable pursuant to outstanding options under the Company's Management Change of Control Plan (the "Change of Control Plan") at an exercise price of $0.85 per share, and (iv) 478,794 shares of Common Stock available for issuance pursuant to the Company's Employee Stock Purchase Plan. See "Management -- Change in Control Arrangements," "-- 1996 Equity Incentive Plan," "-- Employee Stock Purchase Plan" "-- 1996 Non-Employee Directors' Stock Option Plan" and Note 10 of Notes to Financial Statements.

(2) Includes a gain of $5,296,000 on the sale of the Company's interest in the SISKA Diagnostics, Inc. joint venture. See Note 6 of Notes to Financial Statements.

(3) Includes income (net of legal expenses) of $3,146,000 received by the Company under settlement agreements with two law firms for failure to properly file a foreign patent application. See Note 7 of Notes to Financial Statements.

(4) See Note 1 of Notes to Financial Statements for information concerning the computation of net income (loss) per share.

(5) Adjusted to reflect the net proceeds from the sale of the 2,250,000 shares of Common Stock offered by the Company hereby and the receipt by the Company of the estimated net proceeds therefrom, at an assumed public offering price of $7.88 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

(6) Working capital is calculated as total current assets less total current liabilities.

                                  RISK FACTORS

     Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus.

     Absence of Developed Products; Early Stage of Development. SIBIA is an early stage biotechnology company. The Company has no products available for sale and does not expect to have any products resulting from its research efforts, including its collaborations with others, commercially available for at least several years, if at all. SIBIA has only filed an Investigational New Drug ("IND") application with the United States Food and Drug Administration ("FDA") for one of its compounds (SIB-1508Y) currently under research and development, and no INDs have been filed by the Company's collaborative partners for any compound in connection with their collaborations with the Company. Even though clinical trials with respect to SIB-1508Y have commenced, SIB-1508Y may prove to be ineffective in the treatment of neural disorders, or have undesirable or unintended side effects or other characteristics that prevent or limit its commercial use, either of which could have a material adverse effect on the Company's business. Furthermore, there can be no assurance that any products will be successfully discovered or developed by the Company or its collaborative partners, be approved for clinical trials, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be marketed successfully. The failure of the Company or its collaborative partners to discover or develop commercially viable products or successfully market such products would have a material adverse effect on the Company's business. See "Business -- SIBIA's Drug Discovery Platforms."

     The Company's area of therapeutic focus, disorders of the nervous system, is not thoroughly understood and there can be no assurance that the compounds the Company is seeking to develop will prove to be safe and effective in treating nervous system disorders. The development of such compounds will require the commitment of substantial resources to continue research and to conduct the pre-clinical development and clinical trials necessary to bring such compounds to market and to establish production and marketing capabilities. Drug research, discovery and development by its nature is uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing the Company's objectives cannot be predicted. Actual drug research, discovery and development costs could exceed budgeted amounts, which could have a material adverse effect on the Company's business.

     The use of the Company's or its collaborative partners' compounds as potential therapeutic compounds for nervous system disorders, particularly those affecting the brain or spinal cord, is hindered by, among other things, the inability of such compounds to pass readily from the blood to the brain or spinal cord through the blood-brain barrier. The Company believes that developing small molecule therapeutics may allow passage through the blood-brain barrier; however, to date the Company has not demonstrated in any clinical studies that its small molecule therapeutics will pass through the blood-brain barrier. The inability of a compound to pass readily through the blood-brain barrier would require the development of a different drug delivery mechanism, which itself may entail considerable cost, risks and time. Furthermore, there can be no assurance that an effective drug delivery mechanism would be developed. Failure to solve any such drug delivery problems or any other problems that may develop would have a material adverse effect on the Company's business.

     Dependence on Collaborative Relationships. The Company's strategy for the development, clinical testing, manufacturing and commercialization of certain of its compounds includes entering into various collaborations with corporate partners, licensors, licensees and others. The Company has entered into collaborative arrangements with Novartis, Bristol-Myers Squibb and Meiji and intends to enter into additional collaborations.

     The Company's current collaborators have received from SIBIA certain exclusive rights to commercialize any products developed under their respective agreements. These collaborators have generally agreed to fund the research and development of compounds discovered under their respective agreements, conduct clinical testing of lead compounds, prepare and file submissions for regulatory approval, make milestone payments to SIBIA upon the achievement of certain goals and pay royalties on any resulting products. Under its agreements with these collaborators, the Company is restricted in its ability to conduct research with third parties with respect to the technology subject to the respective agreement. Pursuant to the terms of the Company's agreement with Novartis, Novartis has exclusive rights to compounds discovered by the Company during the term thereof and rights of first negotiation to compounds discovered by the Company during the three-year period following the term of such agreement. Under the Company's agreement with Bristol-Myers Squibb, Bristol-Myers Squibb has exclusive rights to compounds discovered by the Company during the term of such agreement. There can be no assurance that these collaborations will continue or be successful or that any products will be developed. Moreover, Novartis and Bristol-Myers Squibb, under their respective agreements, have the sole and exclusive right to select compounds for further development and halt or delay the testing of any compounds selected for development. Under the Company's agreement with Meiji, all clinical development, product finishing, marketing and sales for Japan and certain other Asian countries with respect to products produced from SIB-1508Y, if any, will be controlled by Meiji. The amount and timing of resources dedicated by these collaborators under their respective agreements also is not within the control of the Company. There can be no assurance that the Company will ever receive any milestone or royalty payments under these agreements. In addition, if products that may be developed under such agreements are approved for marketing, any revenues to the Company from such products will be dependent on the marketing and sales efforts of these collaborators.

     Each of the collaborative parties has the right to terminate its respective collaboration under certain circumstances, including upon the occurrence of a material breach and, in certain cases, upon a change in control. Effective as of September 1997, Novartis can terminate its collaboration with the Company, with or without cause, upon six months' prior written notice. There can be no assurance that one or more of the Company's relationships with its collaborative partners will not be terminated or that the Company will be able to enter into additional collaborations in the future. In addition, there can be no assurance that collaborators will not pursue alternative technologies to develop treatments for the diseases targeted by the respective collaborative programs. If any of the Company's collaborative partners terminates or breaches its agreement with the Company or fails to devote adequate resources to or to conduct in a timely manner its collaborative activities, the research program under the applicable collaborative agreement or the development and commercialization of drug candidates subject to such collaboration would be materially adversely affected, which would have a material adverse effect on the Company's business. In addition, because the Company's collaborative agreements have accounted for 89%, 81%, 97% and 64% of total revenues for the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively, such a termination or breach could materially adversely affect the Company's results of operations and financial condition. Also, there can be no assurance that a research program covered by a particular collaborative agreement does not or will not conflict with any research programs covered by the Company's other collaborations. The occurrence of any such conflict could have a material adverse effect on the Company's business.

     The Company and Lilly completed their collaborative research in the area of voltage gated calcium channels ("VGCCs") in October 1997. The Company and Lilly will independently pursue discovery and development of drug leads that act on VGCC drug targets identified under this collaboration. The Company will no longer receive research support payments in connection with this collaboration. The Company is entitled to receive milestone payments and royalties on sales of products commercialized by Lilly and is free to develop compounds it discovers in this area on its own or with other partners. The amount and timing of resources dedicated by Lilly to development and commercialization of such products is not within the control of the Company. There can be no assurance that the Company will ever receive any milestone or royalty payments from Lilly. In addition, if any products are developed and approved for marketing, any revenues to the Company from such products will be dependent on the marketing and sales efforts of Lilly.

     A key element of the Company's strategy is to enter into additional collaborative arrangements with pharmaceutical and biotechnology companies to develop and commercialize its drug candidates. There can be no assurance that the Company will be able to negotiate collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. Most of the Company's competitors similarly are seeking to develop or expand their collaborative relationships with pharmaceutical and biotechnology companies which could adversely impact the Company's ability to enter into additional collaborative arrangements. To the extent that the Company is not able to establish such arrangements or any of its existing arrangements are terminated, it would require significant capital to undertake development, regulatory, manufacturing and marketing activities at its own expense and may be required to curtail significantly or eliminate one or more of its research, discovery or development programs, either of which could have a material adverse effect on the Company's business. In addition, the Company may encounter significant delays in introducing into certain markets products that it may develop or find that the development, manufacture or sale of such products in such markets is adversely affected by the absence of such collaborative arrangements.

     New and Uncertain Technology. The Company's proprietary nervous system discovery technologies, which comprise the human receptor/ion channel subtype technology and human protease technology, are unproven and relatively new compared to traditional methods of drug discovery. The Company uses its technologies to isolate and identify molecular targets that it believes play an important role in nervous system function and nervous system disorders. The ability of the Company to screen potential compounds, select product candidates and develop products is dependent in large part upon the number of such targets available for screening and whether the expected functionality of such targets plays an important role in nervous system function and nervous system disorders. There can be no assurance that the use of such technologies will lead to the discovery or development of commercial pharmaceutical products that are safe and efficacious in treating any nervous system disorder. Failure to develop any such product would have a material adverse effect on the Company's business.

     History of Operating Losses. The Company is at an early stage of development with respect to its nervous system technologies and its compounds. Except for 1995, the Company has incurred net losses every year since it shifted its area of therapeutic focus to the central nervous system in 1991. As of September 30, 1997, the Company had an accumulated deficit of approximately $26.8 million. The Company is continuing to incur losses and expects to incur increasing operating losses over the next several years as the Company's research and development expenditures increase. The Company's revenue for the short term will be limited to payments under its existing or future strategic alliance agreements. There can be no assurance that the Company will ever achieve or sustain significant revenues or profitable operations. To achieve significant revenues or profitable operations, the Company, alone or with its collaborators, must successfully develop, manufacture and market safe and efficacious products and obtain the regulatory approvals required for their testing, manufacture and sale. Failure to achieve significant revenues or profitable operations could impair the Company's ability to sustain operations. There can be no assurance that the Company will be successful in entering into additional collaborative arrangements or that any such arrangements will result in revenues or that the Company will receive additional revenues under existing collaboration arrangements. The Company has not yet received any revenues from the achievement of milestones from the discovery or development of, or royalties from the sale of, commercial drugs by Lilly, Novartis, Bristol-Myers Squibb or Meiji, and such revenues, if any, are not expected to represent a material amount of the Company's total revenues for several years, if at all.

     Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial additional funds to conduct the research and development and preclinical and clinical testing of its compounds and to manufacture and market any products that may be developed. Although the Company plans to contract with third parties to manufacture and market any products that may be developed, to the extent the Company is unsuccessful and is required to establish its own manufacturing capacity or marketing program, it will require substantial additional capital. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional collaborative arrangements and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. The Company expects to expend substantial funds in connection with research and development and in the area of intellectual property. Funds generated from payments under existing collaborative agreements, together with the Company's current cash reserves, will be insufficient to fund the Company's operations through the completion of any clinical trials and commercialization of its first product, if developed. Although the Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources, there can be no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders would result. If adequate funds are not available, the Company may be required to curtail significantly or eliminate one or more of its research, discovery or development programs or obtain funds through additional arrangements with corporate partners or others which may require the Company to relinquish rights to certain of its technologies or product candidates that the Company would not otherwise relinquish, any of which could have a material adverse effect on the Company's business.

     Intense Competition; Rapid Technological Change. The field in which the Company is involved is characterized by extensive research efforts, rapid technological change and intense competition from numerous organizations including pharmaceutical companies, biotechnology companies, universities and other research organizations. Products and therapies currently exist on the market that would compete directly with the products that the Company is seeking to develop and market to address nervous system disorders. In addition, new developments occur and are expected to continue to occur at a rapid pace. Competition from pharmaceutical companies and biotechnology companies is intense and is expected to increase. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant nervous system products approved or in development and operate large, well-funded nervous system research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, and establish collaborative arrangements for the clinical development of compounds and marketing of products aimed at treating nervous system disorders. The Company's competitors may succeed in discovering and developing products more rapidly than the Company and its collaborative partners or products that are more effective or more affordable than any that may be developed by the Company and its collaborative partners and may also prove to be more successful than the Company and its collaborative partners in production and marketing. There can be no assurance that research, discoveries or commercial developments by others will not render any of the Company's or its collaborative partners' programs or potential products obsolete or noncompetitive, any of which would have a material adverse effect on the Company's business. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborative partners' ability to use the Company's technology or commercialize products that may be developed.

     Uncertainty Regarding Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and other countries. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. There can be no assurance that patents issued to or licensed by the Company will not be infringed or will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company's technology or products that the Company may develop or other competitive advantages to the Company.

     SIBIA has 57 pending applications for U.S. patents on its technology relating to drug discovery for various nervous system disorders. To date, the Company has licensed four U.S. patents from The Salk Institute related to SIBIA's human receptor/ion channel subtype technology, as well as continuations-in-part and foreign counterparts of these patents. The Company intends to file additional applications as appropriate for patents covering its technologies, compounds and processes. There can be no assurance that the Company will develop additional technologies, compounds or processes that are patentable, that patents will issue from any patent application or that claims allowed will be sufficient to protect the Company's technologies, compounds or processes. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, compounds or processes competitive with those of the Company. The failure by the Company to adequately protect its technologies, compounds or processes covered by issued patents or to obtain patents based on the applications referred to herein or any future applications could have a material adverse effect on the Company's business.

     The success of the Company will also depend in part on SIBIA not infringing patents issued to competitors and not breaching the technology licenses upon which any Company compounds or processes are based. It is uncertain whether any third-party patents will require the Company to alter its technologies, compounds or processes, obtain licenses or cease certain activities. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field in which the Company is involved. Some of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. Such conflict could result in a significant reduction of the coverage of the Company's patents, if issued. In addition, if patents issued to other companies contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable or acceptable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to develop and commercialize its compounds would have a material adverse effect on the Company's business.

     Litigation, which could result in substantial economic costs to the Company and diversion of management and other resources, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. Moreover, if competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. Similarly, the Company may have to participate in opposition proceedings with respect to granted European patents. The Company is aware of third-party patent applications that may elicit an interference proceeding with three of the Company's patent applications in the PTO. There can be no assurance that the Company will prevail in these proceedings. Also, there can be no assurance that the validity of the Company's patents, if issued, would be upheld by a court of competent jurisdiction. An adverse outcome in patent prosecution or in litigation with respect to the validity of any of the Company's patents could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company's business. See "Business -- Patents and Proprietary Rights" and "-- Legal Proceedings."

     On July 9, 1996, the Company filed an action in the United States District Court for the Southern District of California, for patent infringement against Cadus Pharmaceutical Corporation ("Cadus"). The complaint asserts that Cadus' assay technology infringes the Company's U.S. Patent No. 5,401,629 (the "629 patent"), entitled "Assay Methods and Compositions Useful for Measuring the Transduction of an Intracellular Signal." Through the complaint, the Company seeks damages in an unspecified amount and a preliminary and permanent injunction. On August 1, 1996, Cadus filed its answer and a counterclaim to the Company's complaint. The counterclaim asserts claims that the 629 patent and the Company's U.S. Patent No. 5,436,128 are invalid, unenforceable and not infringed, and further asserts claims for intentional interference with prospective economic advantage and unfair competition. The counterclaim seeks declaratory relief and compensatory and punitive damages in an unspecified amount. Although the Company believes that its complaint against Cadus is well founded, there can be no assurance that the Company will prevail on its claim, or be able to successfully defend against Cadus' counterclaim.

     In addition to patents, the Company relies on trade secret laws to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, SIBIA relies on protecting its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. If the Company is unable to sufficiently protect its trade secrets, such inability could have a material adverse effect on the Company's business.

     No Assurance of Regulatory Approval; Government Regulation. The production and marketing of products that the Company may develop and its ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process implemented by the FDA under the federal Food, Drug and Cosmetic Act. To market products abroad, the Company also would be subject to foreign regulatory requirements, implemented by foreign health authorities, governing clinical trials and marketing approval for drugs. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Pre-clinical studies must be conducted, as appropriate, in conformance with the FDA's good laboratory practice regulations. Clinical trials will be vigorously regulated and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and under good clinical practice regulations. The Company has no experience in developing a product through the clinical trial process, which is necessary to obtain regulatory approval. The Company intends to establish collaborative relationships to conduct clinical trials and seek regulatory approvals to market products that it may develop, although there can be no assurance that such approvals will be received on a timely basis, if at all. Clinical trials require the recruitment of large numbers of test subjects, particularly for products that are intended to treat nervous system disorders. There can be no assurance that those conducting clinical trials for the Company will be able to initiate such trials at preferred clinical test sites or recruit sufficient test subjects, or that such trials will be started or completed successfully within any specified time period, if at all, with respect to any of the products that the Company may develop. Furthermore, the Company or the FDA may suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business. There can be no assurance that any compound that may be developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials and meet all of the applicable regulatory requirements needed to receive marketing approval. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. The failure to obtain marketing approval could have a material adverse effect on the Company's business.

     There can be no assurance that delays or rejections will not be encountered based upon additional government regulation from future legislation or administrative action or that changes will not be made in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application. Similar delays may also be encountered in foreign countries. Furthermore, product approval may entail ongoing requirements for post-marketing studies. Even if such regulatory approval is obtained, a marketed product and its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and the regulatory standards for manufacturing are currently being applied stringently by the FDA. Later discovery of previously unknown problems with a product or a manufacturer or its facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market, which would have a material adverse effect on the Company's business.

     Reliance on Third Party Manufacturers. The Company currently has no manufacturing facilities for clinical or commercial production of any compounds currently under development or marketing capability for the distribution of any products that may be developed. The Company is currently relying on third-party manufacturers to produce its compounds for preclinical and clinical purposes. The Company's only compound in human clinical trials, SIB-1508Y, has never been manufactured on a commercial scale and there can be no assurance that such compound, or any other compound the Company or its collaborators may develop, can be manufactured at a cost or in quantities to make commercially viable products.

     The Company intends to establish additional arrangements with third-party manufacturers to supply compounds for pre-clinical and clinical trials and commercial sales of products that may be developed, as well as for the packaging, labeling and distribution of such products. If the Company is unable to contract for a sufficient supply of its compounds on acceptable terms, the Company's preclinical and clinical testing schedule would be delayed, resulting in the delay of submission of compounds for regulatory approval and initiation of new development programs, which would have a material adverse effect on the Company's business. If the Company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute products that the Company may develop, market introduction or penetration of such products would be adversely affected. Moreover, third-party manufacturers that the Company may use must adhere to good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If facilities of third-party manufacturers cannot pass a pre-approval plant inspection, the FDA approval of products that may be developed by the Company will be adversely affected.

     Absence of Sales and Marketing Organization. The Company has no experience in sales, marketing or distribution. In order to market directly any products that it may develop, the Company must develop or obtain access to a substantial marketing staff and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may seek to obtain the assistance of a pharmaceutical or biotechnology company with a large distribution system and a large direct sales force. There can be no assurance that the Company will be able to establish such a marketing staff or sales force, that the Company's sales and marketing efforts will be successful, or that the Company will be able to obtain the assistance of another pharmaceutical or biotechnology company in these efforts. To the extent the Company enters into arrangements with third parties for the marketing and sale of products it may develop, any revenues received by the Company will be dependent on the efforts of such third parties, and there can be no assurance that such efforts will be successful. Failure to establish adequate sales, marketing and distribution capabilities independently or with others would have a material adverse effect on the Company's business.

     Management of Growth; Dependence on Key Personnel; Need to Attract and Retain Key Employees and Consultants. To expand its research and development programs and pursue its product development plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing and government regulation. These requirements are also expected to necessitate the addition of management personnel and the development of additional expertise by existing management personnel. The failure to attract such personnel or to develop or acquire such expertise would have a material adverse effect on the Company's business. As part of this growth, the Company will be required to enter into additional collaborative arrangements and successfully manage these, along with its current, collaborative arrangements. To the extent the Company does not enter into collaborative agreements with third parties, it will also be required to hire manufacturing and marketing personnel. If the Company is unable to manage its growth effectively, the Company's business would be materially adversely affected.

     The Company is highly dependent on the principal members of its scientific and management staff, and the loss of any of these members might significantly delay the achievement of the Company's development objectives. The Company does not maintain "key man" insurance on any of its employees, nor does the Company intend to secure such insurance. In addition, the Company relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors will be critical to the Company's success. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all. The failure to attract or retain such personnel would have a material adverse effect on the Company's business.

     Control by Principal Stockholders; Anti-Takeover Provisions. The Salk Institute and its affiliates beneficially owned approximately 21.4% of the outstanding shares of Common Stock of SIBIA as of September 30, 1997. In addition, as of September 30, 1997, the present directors and executive officers of the Company beneficially owned approximately 8.8% of the outstanding shares of Common Stock. Accordingly, together with The Salk Institute, the present directors and executive officers of the Company have the ability to exercise substantial influence over the outcome of most stockholders' actions. Moreover, the Company's Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers, together with The Salk Institute, are able to exercise substantial influence over the election of the members of the Board of Directors. Such concentration of ownership could have an adverse effect on the price of SIBIA's Common Stock. In addition, the Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. In addition, certain of the Company's collaborative partners have the right to terminate their respective agreements with the Company upon certain changes in control of the Company, which may discourage acquisitions or other changes in control (including those in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices).

     Moreover, in June 1997, the Company's stockholders approved amendments to the Company's Certificate of Incorporation and Bylaws to provide for a classified Board of Directors and to eliminate the ability of stockholders to remove a director without cause. The amendments to the Certificate of Incorporation and Bylaws were designed to make hostile takeovers of the Company more difficult. The overall effect of such amendments may be to render more difficult the accomplishment of mergers or the assumption of control by a principal stockholder because they make it more difficult to remove the Company's management.

     In addition, the Board of Directors has the authority, without action by stockholders, to issue additional shares of Common Stock and to fix the rights and preferences of and issue shares of Preferred Stock, either of which may have the effect of delaying or preventing a change in control of the Company.

     In March 1997, the Board of Directors authorized and adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") pursuant to which the Company has issued rights (the "Rights") to the holders of its Common Stock to purchase a specified class of Preferred Stock of the Company. Although adoption of the Rights Plan will not prevent a takeover of the Company, it may discourage abusive and coercive takeover tactics that result in a rapid, forced sale of the Company at a lower price than might otherwise be obtainable. The existence of a Rights Plan may confront the Board of Directors with difficult decisions with respect to redemption or amendment of the outstanding Rights. In addition, once a hostile bidder crosses a certain threshold, the Rights become non-redeemable and the Board of Directors' ability to enter into a negotiated acquisition would be impaired. However, there can be no assurance that the Rights Plan will maximize shareholder value. Furthermore, there can be no assurance that the Rights Plan will not discourage potential bidders from attempting to gain control of the Company. The foregoing charter provisions as well as other charter provisions, the rights of first refusal in favor of the Company, the shareholder rights plan and certain provisions of Delaware law, may discourage certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests. See "Description of Capital Stock -- Shares Purchase Rights Plan; Junior Preferred Stock."

     Product Liability Exposure and Uninsured Risks. The testing of compounds and the marketing and sale of commercial pharmaceutical products involves unavoidable risks. The use of any of the Company's compounds or its collaborative partners' compounds in clinical trials and the sale of any products that may be developed may expose the Company to potential liability resulting from the use of such compounds or products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others using or selling such compounds or products. The Company has obtained insurance coverage for its current clinical trials. The Company intends to seek additional insurance coverage if and when it develops products that are ready to be commercialized. There can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or that, if obtained, the insurance coverage will be sufficient to cover any potential claims or liabilities. The inability of the Company to obtain product liability coverage in amounts sufficient to cover any damages resulting from a product liability claim could have a material adverse effect on the Company's business.

     Hazardous Materials. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for storing, handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, which could have a material adverse effect on the Company's business.

     Possible Volatility of Stock Price. The market prices for securities of biopharmaceutical and biotechnology companies, including that of SIBIA, historically have been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors that may have a significant impact on the market price and marketability of the Company's Common Stock include: announcements of technological innovations or new commercial therapeutic products by the Company, its collaborative partners or the Company's present or potential competitors; announcements by the Company or others of results of preclinical testing and clinical trials; developments or disputes concerning patent or other proprietary rights; developments in the Company's relationships with its existing or future collaborative partners; acquisitions; litigation; adverse legislation; changes in governmental regulation, third party reimbursement policies, or the status of the Company's regulatory approvals or applications; changes in earnings; changes in securities analysts' recommendations; changes in health care policies and practices; economic and other external factors; and period-to-period fluctuations in financial results of the Company and general market conditions. Fluctuations in the trading price or liquidity of the Company's Common Stock may adversely affect the Company's ability to raise capital through future equity financing, which could have a material adverse effect on the Company's business.

     Uncertainty of Third-Party Reimbursement. There has been and the Company believes that there will continue to be a number of federal and state proposals to implement government controls over the pricing of and/or the profit margin attributable to prescription pharmaceuticals. There can be no assurances that such legislation, if adopted, will not materially adversely affect the Company's business. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and they continue their efforts to contain or reduce the costs of health care through various means. In both domestic and foreign markets, sales of the Company's products, if any are developed, will be dependent in part on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to whether any products that the Company may develop will be eligible for reimbursement by third-party payors, of if eligible in part, whether the levels of reimbursement will be sufficient to render the Company profitable. There can be no assurance that the products that the Company may develop will be considered cost-effective or that adequate third-party coverage will be available to enable SIBIA to maintain price levels sufficient to realize an appropriate return on its investment in product research and development.

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the price of the Company's Common Stock. Upon completion of this offering, the Company will have outstanding 11,539,480 shares of Common Stock (which amount does not include shares of Common Stock issuable upon the exercise of outstanding options). Of these shares, 4,934,945 will be freely tradable in the public market without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act") unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 6,604,535 shares of

Common Stock held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 of the Securities Act. Such restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. Sales of such restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     The directors, executive officers and certain stockholders of the Company holding 4,908,153 shares of Common Stock have entered into lock-up agreements in connection with this Offering whereby they have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company held by such stockholders for a period of 90 days after the effective date of the registration statement for this Offering. Upon the expiration of the lock-up agreements, the shares subject to such agreements will become available for immediate sale, subject to compliance with Rule 144 of the Securities Act.

     The holders of approximately 5,249,040 shares of Common Stock are entitled to certain piggy-back registration rights with respect to such shares. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggy-back registration rights, sales made by such holders may have an adverse effect on the Company's ability to raise needed capital and on the price of the Common Stock. In addition, Novartis and Bristol-Myers Squibb hold demand registration rights which permit them to request the Company to register the shares of Common Stock held by Novartis and Bristol-Myers Squibb. If Novartis or Bristol-Myers Squibb, by exercising its demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the Common Stock. In addition, shares of Common Stock that are issued by the Company to fund its operations or in connection with an acquisition could also have an adverse effect on the market price for the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     From time to time The Salk Institute has indicated to the Company its desire to liquidate all or a portion of its holdings of Company Common Stock. In addition to the 250,000 shares being offered hereby by The Salk Institute, following the expiration of the 90-day lock-up agreement executed and delivered by The Salk Institute in connection with this Offering, The Salk Institute may also sell other shares of Common Stock of SIBIA held by it pursuant to Rule 144. SIBIA's stock has historically had a very low trading volume, and sales by the Salk Institute of even a small number of shares of Company Common Stock could have a material adverse effect on the market price of SIBIA's stock.

     Substantial Dilution. The public offering price will be substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate, substantial dilution. In addition, investors purchasing shares of Common Stock in this offering will incur additional dilution to the extent outstanding options are exercised. Also, the Company may issue shares of Common Stock in connection with a corporate collaboration, strategic alliance or technology licensing transaction, which could result in dilution to investors purchasing shares of Common Stock in this offering. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,250,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $16.2 million ($19.0 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $7.88 per share and after deducting underwriting discounts and commissions and estimated expenses payable by the Company. The Company will not receive any proceeds from the sale of the 250,000 shares of Common Stock being offered by The Salk Institute.

     The Company expects to use a majority of the net proceeds of this offering to fund the continued enhancement of its drug discovery technologies and to fund pre-clinical and early clinical development of drug candidates. The amount and timing of the net proceeds allocated to specific research and development activities have not been determined and will depend upon numerous factors, such as the progress of the Company's drug discovery and development programs, the receipt of necessary regulatory approvals, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the status of competitive products and technologies and the timing and availability of alternative methods of financing for the Company, including existing or future strategic alliances and joint ventures with third parties. The Company's research and development expenditures will vary as product candidates, if any, are added or abandoned or as additional collaborations are established. In addition, the Company intends to use some of the proceeds of this offering for working capital and general corporate purposes, which may include capital expenditures for improvements to the Company's facilities. Pending such uses, the Company intends to invest the net proceeds from this offering in United States government securities and investment grade, interest-bearing instruments.

     In the ordinary course of business the Company investigates, evaluates and discusses with others the potential acquisition of businesses, technologies and products which complement the Company's business. Although the Company currently has no understandings or agreements with respect to any such acquisition, net proceeds from this offering may be used for such purpose.

     The Company believes that the net proceeds of this offering, together with the Company's available cash reserves and funds from collaborative research and development agreements, should be adequate to satisfy its capital requirements through 1999, although there can be no assurance that the Company will not require additional funds prior to such date. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional licensing and/or collaborative arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock commenced trading on the Nasdaq National Market under the symbol "SIBI" on May 9, 1996. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock as reported on the Nasdaq National Market:

                                                                       HIGH       LOW
                                                                       -----      ----
        1997
        Fourth Quarter (through October 31, 1997)....................  $ 9        $7 5/8
        Third Quarter................................................    9 1/8     6
        Second Quarter...............................................    9         5 1/4
        First Quarter................................................    9 1/2     7 1/2
        1996
        Fourth Quarter...............................................  $ 8 1/4    $6 1/4
        Third Quarter................................................    8 1/4     5 1/2
        Second Quarter (from May 9, 1996)............................   11 1/2     6 7/8

     The last reported sale price of the Common Stock on the Nasdaq National Market on October 31, 1997 was $7.875. As of September 30, 1997, there were approximately 121 stockholders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its capital stock since its inception. The Company currently intends to retain all of its cash and any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth, at September 30, 1997, (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect the sale by the Company of 2,250,000 shares of Common Stock offered hereby and receipt by the Company of the estimated net proceeds therefrom, at an assumed public offering price of $7.88 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                                          SEPTEMBER 30, 1997
                                                                         ---------------------
                                                                                         AS
                                                                          ACTUAL      ADJUSTED
                                                                         --------     --------
                                                                            (in thousands)
Long-term capital lease obligations....................................  $    527     $    527
Stockholders' equity:
     Preferred Stock, $.001 par value, 5,000,000 shares authorized (of which 150,000 shares have been designated as Series A Junior
      Participating Preferred Stock, $.001 par value); no shares issued and outstanding actual and as adjusted...........................
     Common Stock, $.001 par value, 25,000,000 shares authorized;
      9,289,480 shares issued and outstanding, actual; 11,539,480
      shares issued and outstanding, as adjusted(1)....................         9           12
Additional paid-in capital.............................................    59,941       76,154
Deferred compensation..................................................      (745)        (745)
Notes receivable from stockholders.....................................       (87)         (87)
Net unrealized gains on investment securities available-for-sale.......     2,425        2,425
Accumulated deficit....................................................   (26,808)     (26,808)
                                                                         ------------ ------------
          Total stockholders' equity...................................    34,735       50,951
                                                                         ------------ ------------
          Total capitalization.........................................  $ 35,262     $ 51,478
                                                                         ============ ============

---------------

(1) Excludes as of September 30, 1997, (i) 1,345,848 shares of Common Stock available for issuance pursuant to the Company's stock option plans, (ii) 842,014 shares of Common Stock issuable pursuant to outstanding options under the Company's stock option plans at a weighted average exercise price of approximately $4.17 per share, (iii) 373,062 shares of Common Stock issuable pursuant to outstanding options under the Company's Management Change of Control Plan (the "Change of Control Plan") at an exercise price of $0.85 per share, and (iv) 478,794 shares of Common Stock available for issuance pursuant to the Company's Employee Stock Purchase Plan. See "Management -- Change in Control Arrangements," "-- 1996 Equity Incentive Plan," "-- Employee Stock Purchase Plan" and "-- 1996 Non-Employee Directors' Stock Option Plan" and Notes 10 and 12 of Notes to Financial Statements.

                                    DILUTION

     The net tangible book value of the Company as of September 30, 1997 was $34,735,000, or approximately $3.74 per share of Common Stock. The net tangible book value per share of Common Stock represents the amount of the Company's total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock offered by the Company hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale by the Company of the 2,250,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $7.88 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of September 30, 1997 would have been $50,951,000, or approximately $4.42 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value per share of $0.68 to existing stockholders and an immediate dilution in net tangible book value of $3.46 per share to new investors purchasing shares of Common Stock in this Offering.

     The following table illustrates this per share dilution:

    Assumed public offering price per share(1)...........................            $7.88
      Net tangible book value per share as of September 30, 1997.........  $3.74
      Increase per share attributable to new investors in this
         Offering........................................................   0.68
                                                                           -----
    Pro forma net tangible book value per share after this Offering......             4.42
                                                                                     -----
    Dilution per share to new investors in this Offering.................            $3.46
                                                                                     =====

---------------

(1) Before deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with the offering.

     The following table summarizes, on a pro forma basis as of September 30, 1997, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid.

                                          SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                        --------------------     ---------------------       PRICE
                                          NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                        ----------   -------     -----------   -------     ---------
    Existing stockholders.............   9,289,480     80.5%     $59,666,000     77.1%      $  6.42
    New investors.....................   2,250,000     19.5%     $17,730,000     22.9%      $  7.88
                                        ----------    -----      -----------    -----
         Total........................  11,539,480    100.0%     $77,396,000    100.0%
                                        ==========    =====      ===========    =====

     The above tables and calculations assume no exercise of options outstanding as of September 30, 1997. As of September 30, 1997, there were outstanding options to purchase 1,215,076 shares of Common Stock (which amount includes outstanding options to purchase 373,062 shares of Common Stock granted pursuant to the Company's Change of Control Plan at an exercise price of $.85 per share) at a weighted average exercise price of approximately $3.15 per share. Assuming the exercise of these outstanding options, the total dilution in net tangible book value per share to new investors would be $3.59. As of September 30, 1997, there were 1,824,642 shares reserved for future grants under the Company's stock option plans and the Company's Employee Stock Purchase Plan. To the extent that any of these shares are issued, there will be further dilution to new investors. See "Management -- Change in Control Arrangements," "-- 1996 Equity Incentive Plan," "-- Employee Stock Purchase Plan," "-- 1996 Non-Employee Directors' Stock Option Plan" and Notes 10 and 12 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statement of operations for each of the three years in the period ended December 31, 1996 and with respect to the balance sheets at December 31, 1995 and 1996 are derived from the Company's financial statements included elsewhere in this Prospectus that have been audited by Price Waterhouse LLP, independent accountants. The statement of operations data for the years ended December 31, 1992 and 1993 and the balance sheets data at December 31, 1992, 1993 and 1994 are derived from audited financial statements of the Company not included in this Prospectus. The selected financial data as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and in the opinion of management contain all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position at such date and the results of operations for such periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The selected financial data presented below should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                  YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                    -----------------------------------------------------   -----------------
                                                     1992      1993      1994         1995         1996      1996      1997
                                                    -------   -------   -------      -------      -------   -------   -------
                                                                    (in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Contract........................................  $ 2,314   $ 4,072   $ 4,454      $ 5,563      $ 8,215   $ 6,368   $ 5,829
  License and royalty.............................      882     1,005       398        4,885          266        83     3,223
                                                    -------   -------   -------      -------      -------   -------   -------
                                                      3,196     5,077     4,852       10,448        8,481     6,451     9,052
Expenses:
  Research and development........................    5,446     7,713     8,663        8,949       12,268     8,902    12,160
  General and administrative......................    2,114     2,202     1,917        2,178        3,561     2,702     3,715
                                                    -------   -------   -------      -------      -------   -------   -------
                                                      7,560     9,915    10,580       11,127       15,829    11,604    15,875
                                                    -------   -------   -------      -------      -------   -------   -------
Income (loss) from operations.....................   (4,364)   (4,838)   (5,728)        (679)      (7,348)   (5,153)   (6,823)
Other income......................................      366       288     5,701(1)     3,680(2)     1,784     1,188     1,708
                                                    -------   -------   -------      -------      -------   -------   -------
Income (loss) before provision for income taxes...   (3,998)   (4,550)      (27)       3,001       (5,564)   (3,965)   (5,115)
Provision for income taxes........................       --        --        --           75           --        --        --
                                                    -------   -------   -------      -------      -------   -------   -------
Net income (loss).................................  $(3,998)  $(4,550)  $   (27)     $ 2,926      $(5,564)  $(3,965)  $(5,115)
                                                    =======   =======   =======      =======      =======   =======   =======
Net income (loss) per share(3)....................                                   $  0.42      $ (0.73)  $ (0.56)  $ (0.55)
                                                                                     =======      =======   =======   =======
Shares used in computing net income (loss) per
  share(3)........................................                                     6,928        7,596     7,116     9,224

                                                                            DECEMBER 31,
                                                        ----------------------------------------------------   SEPTEMBER 30,
                                                          1992       1993       1994       1995       1996         1997
                                                        --------   --------   --------   --------   --------   -------------
                                                                                   (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and investment securities......  $  7,820   $  4,584   $  5,944   $ 16,488   $ 37,464     $  35,745
Working capital(4)....................................     6,614      2,016      4,523     14,338     35,324        33,801
Total assets..........................................     8,873      6,451      8,005     18,251     39,983        38,541
Long-term capital lease obligations...................       151        761        860        721        519           527
Accumulated deficit...................................   (14,478)   (19,028)   (19,055)   (16,129)   (21,693)      (26,808)
Total stockholders' equity............................     6,986      2,588      5,166     15,107     36,572        34,735

---------------

(1) Includes a gain of $5,296,000 on the sale of the Company's interest in the SISKA Diagnostics, Inc. joint venture. See Note 6 of Notes to Financial Statements.

(2) Includes income (net of legal expenses) of $3,146,000 received by the Company under settlement agreements with two law firms for failure to properly file a foreign patent application. See Note 7 of Notes to Financial Statements.

(3) See Note 1 of Notes to Financial Statements for information concerning the computation of net income (loss) per share.

(4) Working capital is calculated as total current assets less total current liabilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations should be read in conjunction with the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Risk Factors," as well as those discussed elsewhere in this Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW

     SIBIA, incorporated in Delaware in 1981, was established by The Salk Institute. Through 1990, SIBIA successfully developed several proprietary life-sciences technologies in collaboration with corporate partners. In 1987, SIBIA initiated research in the neuroscience field and in 1991 shifted its focus completely to the development of novel therapeutics to treat nervous system disorders.

     SIBIA has financed its operations primarily through the sale of Convertible Preferred Stock and Common Stock and through funds provided by its collaborative partners under its collaborative agreements. In addition, SIBIA has received funds from the sale of its interest in a corporate joint venture in 1994 and from the settlement of certain litigation in 1995, with which it has purchased investment securities and which it has used to finance its operations.

     The Company receives contract revenue and license and royalty revenue. Contract revenue includes payments for research to support a specified number of the Company's scientists and payments upon the achievement of specified research and drug development milestones. Research contracts are generally conducted on a best efforts basis. Contract revenue is recognized as the research is performed using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenues related to milestones are recognized upon the achievement of the related milestone and when collection is probable. License revenue is recognized when earned as generally evidenced by certain factors including: receipt of such fees, satisfaction of any performance obligations and the non-refundable nature of such fees. Royalty revenue is recognized when earned and collection is probable.

     Research and development costs are expensed as incurred and include costs associated with collaborative agreements. These costs consist of direct and indirect costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.

     The Company has no products available for sale and does not expect to have any products resulting from its research efforts, including its collaborations with others, commercially available for at least several years, if at all. Except for 1995, the Company has incurred net losses every year since shifting its area of therapeutic focus to the central nervous system in 1991. The Company is continuing to incur losses and expects to incur increasing operating losses over the next several years as the Company's research and development expenditures increase. The Company expects that its revenue and other income for the next several years will fluctuate significantly from quarter to quarter and will be limited to payments under its collaborative relationships, license fees, interest income and other miscellaneous income.

     During the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, the Company had two, three, three and three collaborative research agreements that accounted for 89%, 81%, 97% and 64%, respectively, of total revenue.

     To date, the majority of the Company's expenditures have been for research and development activities. SIBIA expects to receive royalties on sales of Myotrophin, a product based on the insulin-like growth factor-1 ("IGF-1") molecule being developed by Cephalon, Inc. ("Cephalon"), if it receives FDA approval, although there can be no assurances that Myotrophin will receive such approval. With the exception of Myotrophin, the

Company does not expect to receive royalties based upon net sales of drugs that may be developed for a significant number of years, if at all. SIBIA expects research and development expenses to increase significantly over the next several years as its discovery and development programs progress. In addition, general and administrative expenses necessary to support such expanded programs are also expected to increase over the next several years.

     As of September 30, 1997, the Company had an accumulated deficit of approximately $26,828,000. The Company expects to continue to incur significant additional net losses over the next several years as its research, development and clinical trial efforts expand. Operating losses may fluctuate from quarter to quarter as a result of differences in the timing of expenses incurred and revenues recognized. To date, the Company's operations have been funded primarily through equity financings, research contracts, option, license and royalty revenues.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1997 and 1996

     Total revenue increased by 40%, from $6,451,000 in the first nine months of 1996 to $9,052,000 in the comparable period in 1997. The increase was due primarily to one-time license fees of $3,000,000 recognized in 1997 related to the Company's agreement with Meiji for the development of SIB-1508Y, SIBIA's lead compound for Parkinson's disease.

     Total expenses increased by 37%, from $11,604,000 in the first nine months of 1996 to $15,875,000 in the comparable period in 1997. The increase in total expenses was primarily attributable to an increase in research and development expenses of 37%, from $8,902,000 in the first nine months of 1996 to $12,160,000 in the comparable period in 1997. This was primarily the result of expanded programs in drug discovery and for expenses associated with clinical trials of SIB-1508Y. General and administrative expenses increased 37%, from $2,702,000 in the first nine months of 1996 to $3,715,000 in the comparable period in 1997. The increase in general and administrative expenses was primarily due to the payment, in 1997, of foreign taxes related to payments received under the Meiji agreement and increased legal fees related to various patent and litigation matters. Such increases were offset by decreased compensation expense relating to stock option grants.

     Other income increased by 44%, from $1,188,000 in the first nine months of 1996 to $1,708,000 in the comparable period in 1997. The increase in other income was due primarily to an increase in interest income earned on proceeds from the Company's initial public offering of Common Stock in May 1996.

  Years Ended December 31, 1996 and 1995

     Total revenue decreased by 19%, from $10,448,000 in 1995 to $8,481,000 in 1996. The decrease was due primarily to the recognition, in 1995, of a one-time license fee of $3,000,000 received from Bristol-Myers Squibb for an exclusive commercialization license to use certain proprietary technologies related to amyloid precursor protein, a one-time payment of $1,750,000 related to Cephalon, Inc.'s buy-down of its royalty percentage due on sales of an IGF-1 product within the neurology field, and revenue related to Novartis' purchase of certain equipment. Such decrease was partially offset by a net increase in 1996 contract revenue that was primarily attributable to the Company's collaborative agreement with Bristol-Myers Squibb and reimbursement of additional costs and fees from Novartis, pursuant to the terms of the extension of a collaborative agreement.

     Total expenses increased by 42%, from $11,127,000 in 1995 to $15,829,000 in 1996. The increase in total expenses was primarily attributable to an increase in research and development expenses of 37%, from $8,949,000 in 1995 to $12,268,000 in 1996. This was a result of an increase in research and development personnel and other costs related to the collaborative agreement with Bristol-Myers Squibb, expanded programs in drug discovery, increased outside preclinical expenses, occupancy costs, and compensation expense relating to stock option grants. Partially offsetting the above increases was a decrease in costs related to Novartis' purchase of certain equipment. General and administrative expenses increased 63%, from $2,178,000 in 1995 to $3,561,000 in 1996. The increase in general and administrative expenses was primarily due to increased 1996 legal fees related to various general and litigation matters, increased 1996 compensation expense relating to stock option grants, increases in salaries and fringe benefit expenses in 1996 due to an increased number of employees, and other expenses related to being a publicly traded company.

     Other income decreased by 52%, from $3,680,000 in 1995 to $1,784,000 in 1996. The decrease in other income was due primarily to the net effect of $3,146,000 of litigation settlements in 1995 and $1,834,000 of interest income in 1996 related to investing of the proceeds of the Company's initial public offering of Common Stock.

     As of December 31, 1996, the Company had available net operating loss carryforwards for federal and state income tax purposes of approximately $20,730,000 and $700,000, respectively, which expire beginning in 2006 and 2002, respectively. As of December 31, 1996, the Company had federal and state tax credits for research activities totaling approximately $1,116,000 and $370,000, respectively, which are available to offset future income taxes. The federal tax credits expire during the years 2004 to 2010. The Company's ability to utilize net operating loss carryforwards and tax credits is subject to limitations as set forth in applicable federal and state tax laws. As specified in the Internal Revenue Code, an ownership change of more than 50% by a combination of the Company's significant stockholders during any three-year period would result in certain limitations on the Company's ability to utilize its net operating loss and tax credit carryforwards. As a result of this Offering, the Company expects to incur limitations on the Company's ability to utilize its net operating loss and tax credit carryforwards.

  Years Ended December 31, 1995 and 1994

     Total revenue increased by 115%, from $4,852,000 in 1994 to $10,448,000 in 1995. The increase was due primarily to the recognition, in 1995, of a one-time license fee of $3,000,000 received from Bristol-Myers Squibb for an exclusive commercialization license to use certain proprietary technologies related to amyloid precursor protein, increased revenue related to a new collaborative agreement with Bristol-Myers Squibb, a one-time payment of $1,750,000 related to Cephalon, Inc.'s buy-down of its royalty percentage due on sales of an IGF-1 product within the neurology field, and revenue related to Novartis' purchase of certain equipment.

     Total expenses increased by 5%, from $10,580,000 in 1994 to $11,127,000 in 1995. The increase in total expenses was primarily attributable to an increase in research and development expenses of 3%, from $8,663,000 in 1994 to $8,949,000 in 1995, primarily due to an increase in preclinical development expenses. General and administrative expenses increased 14%, from $1,917,000 in 1994 to $2,178,000 in 1995. The increase in general and administrative expenses was primarily due to increased 1995 outside patent legal expenses.

     Other income decreased by 35%, from $5,701,000 in 1994 to $3,680,000 in 1995. The decrease in other income was due primarily to the net effect of a $5,296,000 gain from the sale of the Company's interest in the SISKA Diagnostics, Inc. joint venture in 1994 and $3,146,000 of litigation settlements in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     SIBIA has financed its operations primarily through equity financings, research contracts (generally conducted on a best efforts basis), option, license and royalty revenues. The Company has also received funds from the sale of its interest in the SISKA Diagnostics, Inc. joint venture and the settlement of certain litigation, with which it has invested in investment securities and which it expects to use to finance its operations. Since 1991, the Company has received approximately $41,775,000 in net proceeds from the sale of Convertible Preferred Stock and Common Stock to investors and collaborative partners and approximately $45,791,000 in contract, license and royalty revenue. The Company is entitled to receive additional payments under the collaborative agreements in the form of contract revenue, milestone payments, if milestones are achieved, and royalties, if products are commercialized. As of September 30, 1997, the Company had an accumulated deficit of $26,808,000.

     The Company believes its proprietary drug discovery platform will lead to corporate collaboration and licensing opportunities which may generate future revenues in the form of license fees, milestone payments and/or royalties.

     The Company anticipates that the cash, cash equivalents and investment securities balance of $35,745,000 as of September 30, 1997 will be used to support continued research and development of its technologies. The Company leases laboratory and office facilities under an agreement expiring on December 31, 2001. The average minimum annual payment under the lease is approximately $1,456,000, before consideration of sublease income. The Company believes that its present facility will be adequate to conduct its research activities through December 2001. Management believes that it should be able to secure additional space at commercially reasonable rates if necessary. The Company has an option to extend its lease for an additional five years. Since 1991, the Company has invested $3,411,000 in property and equipment. Included within this amount is $2,743,000 of equipment under capital leases. The net present value of obligations under such capital leases as of December 31, 1996 was $1,071,000. In February 1997, the Company received a firm commitment to fund a $1,500,000 lease line through March 31, 1997. The fundings will have terms generally consistent with those of the Company's existing lease commitments.

     The Company expects to incur substantial research and development expenses including continued increases in personnel costs and costs related to the continued expansion of its drug discovery platform and preclinical testing and early stage clinical trials. Although the Company plans to contract with third parties to manufacture and market any products that may be developed, to the extent the Company is unsuccessful and is required to establish its own manufacturing capacity and marketing program, it will require substantial additional capital. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional licensing and/or collaborative arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. The Company intends to seek additional funding through research and development relationships with suitable corporate collaborators or through public or private financing. There can be no assurance that the Company will be successful in its efforts to collaborate with additional partners or that additional financing from other sources will be available on favorable terms, if at all.

     Funds generated from payments under existing collaborative agreements, together with the Company's current cash reserves, will be insufficient to fund the Company's operations through the completion of any clinical trials and commercialization of its first product, if developed. Although the Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources, there can be no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders would result. If adequate funds are not available, the Company may be required to curtail significantly or eliminate one or more of its research, discovery or development programs or obtain funds through additional arrangements with corporate partners or others which may require the Company to relinquish rights to certain of its technologies or product candidates that the Company would not otherwise relinquish, which could have a material adverse effect on the Company's business.

                                    BUSINESS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the description of the Company's business below and in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") is engaged in the discovery and development of novel small molecule therapeutics for the treatment of disorders of the nervous system. The Company's focus is on the development of therapeutics for the development of neurodegenerative, neuropsychiatric and neurological disorders, many of which affect large patient populations and represent critical unmet medical needs. SIBIA is a leader in the development of proprietary drug discovery platforms which combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology. These platforms are based on two primary technologies in which the Company has established a leading scientific and proprietary position: human receptor/ion channel subtype technology and human protease technology. Based on the Company's expertise with these drug discovery technologies and its proprietary drug candidates, the Company has established several corporate collaborations, which include Novartis AG ("Novartis"), Bristol-Myers Squibb Company ("Bristol-Myers Squibb") and Meiji Seika Kaisha, Ltd. ("Meiji"), and multiple technology licensing partnerships, which include The Salk Institute for Biological Studies ("The Salk Institute"), Aurora Biosciences Corporation ("Aurora") and Neurocrine Biosciences, Inc. ("Neurocrine"). SIBIA believes its proprietary drug discovery technology platform and product candidates will lead to additional corporate collaborations and licensing opportunities with pharmaceutical, biotechnology and drug discovery companies.

     SIB-1508Y, currently in development for Parkinson's disease, was the first compound to enter clinical trials from the Company's drug discovery program. The compound was selected as a potential drug candidate on the basis of its nicotinic acetylcholine receptor ("nAChR") subtype selectivity and behavioral profile. In contrast to current therapies, which treat only motor dysfunction, the Company believes SIB-1508Y may be effective for the treatment of motor, affective and cognitive dysfunctions of Parkinson's disease. In September 1997, SIBIA completed Phase I clinical studies of SIB-1508Y and expects to commence Phase II studies in early 1998. In addition, the Company has selected another nAChR subtype-selective compound, SIB-1553A, as a development candidate for the treatment of Alzheimer's disease and plans to initiate Phase I clinical studies in the second half of 1998.

     The Company is applying its drug discovery technologies to discover and develop potential drug candidates independently and in collaboration with established pharmaceutical companies. The Company currently expects that late stage clinical development and commercialization of independently discovered compounds will be accomplished in conjunction with corporate partners. The Company believes that compounds discovered with its technologies will enter clinical trials within the next 12 to 18 months from all three of its ongoing corporate partnerships and potentially from the work completed with Eli Lilly & Company ("Lilly"). Since 1992, the Company has received over $55 million in equity, license fees, research support and milestone payments from corporate partners.

SIBIA'S DRUG DISCOVERY PLATFORMS

     SIBIA is pursuing a molecular target-based approach to drug discovery. The Company believes that its proprietary drug discovery platform technologies will enable the early identification of compounds that are selective for specific receptor/ion channel subtypes and proteases, facilitating the discovery and development of new classes of drugs that may be more effective and have fewer side effects than existing drugs for the treatment of nervous system disorders. SIBIA's drug discovery platforms are based on two primary technologies that define the molecular targets on which the Company has focused, and in which the Company has established a leading scientific and proprietary position: human receptor/ion channel subtype technology and human protease technology.

  Human Receptor/Ion Channel Subtype Technology

     The human nervous system is a complex network of interconnected neurons that are responsible for coordination of virtually all bodily functions, including movement, sensory perception, learning and memory. Neurons receive, conduct and transmit signals; this communication between neurons and with other cells is essential to the function of the nervous system. Neuronal cell death or dysfunction that impairs the ability of neurons to communicate can result in neurodegenerative disorders (e.g., Alzheimer's and Parkinson's diseases), neurological disorders (e.g., epilepsy and chronic pain), and psychiatric disorders (e.g., schizophrenia and depression).

     Communication between neurons occurs through complex electrical and chemical processes. Neurons communicate with each other and with target cells through the transmission and reception of molecules known as neurotransmitters. Nerve impulses in the form of voltage changes cause the release of neurotransmitters, activating specific receptors on the surface of an adjacent neuron or target cell and cause a response in the receiving cell. Each different neurotransmitter interacts with a specific corresponding receptor or family of receptors and transmits primary messages that control important processes within those neurons and target cells. These processes include the regulation of secondary messenger systems that, in turn, modulate a wide array of signal transduction pathways involved in neuronal communication and survival.

     One of the most important messengers in the nervous system is calcium ions, which facilitate the communication between neurons. Calcium ions regulate many essential functions in neurons, such as the release of neurotransmitters, electrical activity, activation of enzymes and transcription of genes. Calcium ions perform this function by entering neurons through ion channels ("receptor/ion channels") which open and close (i.e., are gated) either through neurotransmitter reception (more generally, ligand/receptor interactions) or voltage changes such as nerve impulses.



  [ARTWORK DEPICTING CALCIUM AND RECEPTOR/ION CHANNELS IN THE NERVOUS SYSTEM]

     Because calcium is central to so many critical neuronal functions, the Company believes that controlling calcium levels within neurons is a key strategy for potential therapeutic intervention in a number of nervous system disorders, including Parkinson's disease, Alzheimer's disease and other dementias, stroke, epilepsy, chronic pain and migraine. Over the past 20 years, drugs blocking calcium influx through certain receptor/ion channels (e.g., VGCCs) have been successfully developed and commercialized for the treatment of cardiovascular diseases such as angina and hypertension. However, these existing calcium channel blockers are either generally ineffective or have significant side effects when evaluated for nervous system disorders. The Company believes this is due to their lack of selectivity or activity on specific neuronal VGCC subtypes and that the Company's drug discovery technologies will enable it to identify lead compounds that are highly selective for receptor/ion channel subtypes.

     Calcium ions enter neurons primarily through: (i) two receptor classes that function as ligand-gated ion channels -- nAChRs and EAARs; and (ii) VGCCs. These three classes are the major receptor/ion channel classes involved in regulating neuronal calcium. Each class is comprised of numerous structurally and pharmacologically distinct subtypes. In addition, subtypes within these receptor/ion channel classes are anatomically distinct, located not only in different organs of the body (such as the heart and brain), but also localized within specific substructures of organs (such as the hippocampus and cerebellum of the brain). The large number and diversity of nAChR, EAAR and VGCC subtypes have only recently been identified through modern gene cloning techniques.

     SIBIA was a pioneer in the discovery and functional expression of cloned genes encoding important human subtypes in these three receptor/ion channel classes. This has enabled SIBIA to characterize a large number of previously unrecognized receptor/ion channel subtypes and establish them as targets for drug discovery. SIBIA has further incorporated these molecular targets into functional cell-based assays for drug screening.

     SIBIA's human receptor/ion channel subtype technology is based on (i) the identification and cloning of the genes encoding for nAChRs, EAARs and VGCCs from human brain tissue, (ii) the expression of these genes in mammalian cells to afford fully functional receptor/ion channels of defined subtype and (iii) the use of these cells in in vitro high throughput functional drug screening assays. Each cell line or assay contains only a single human receptor/ion channel subtype representing a pure molecular target for drug screening. In contrast to traditional binding assays, these proprietary assays can quantify the functional effect of test compounds and characterize them as agonists, antagonists or modulators, at any functional site, known or unknown, on a specific receptor/ion channel subtype, all in a primary screen.

     SIBIA has established a leading proprietary position in drug discovery based on human receptor/ion channel subtypes. Each of the following scientific and technological developments by SIBIA was critical in building this position and has represented a significant advance:

- The majority of the functional receptor/ion channel subtypes in the three classes SIBIA has targeted are multimeric (i.e., molecular complexes of two or more proteins), and are coded for by multiple genes of considerable complexity. The Company has discovered, isolated and developed an extensive library of more than 50 complete genes cloned from human brain tissue coding for multiple, distinct subtypes of nAChRs, EAARs and VGCCs.

- Most receptor/ion channel subtypes are multimeric, requiring the expression of the multiple complex genes necessary to form a functional subtype. This has been a difficult technical challenge. SIBIA believes its expertise in this area provides an important competitive advantage. To date, SIBIA has expressed more than 30 functional receptor/ion channel subtypes in the nAChR, EAAR and VGCC classes in stable cell lines. Each subtype potentially represents a novel molecular target for developing therapeutic compounds for nervous system disorders.

- SIBIA has developed proprietary functional cell-based assays encompassing these molecular targets and uses these assays with its proprietary high throughput screening technology, which includes novel assay methods and instrumentation, to rapidly identify and select compounds for further development.

  Human Protease Technology

     Proteases are a class of enzymes which play an important role in the processing of proteins. The body uses this mechanism to control several critical pathways or biochemical cascades, such as blood clot formation. In neurons, specific proteases control pathways critical to neuronal communication and survival. Abnormal neuronal protease activity can lead to degenerative processes, as occurs during progressive disorders such as Alzheimer's disease and in phases of acute neuronal cell death resulting from head trauma and ischemia due to stroke. For example, these proteases can generate products that are neurotoxic in and of themselves, such as the amyloid beta protein (A(LOGO)) which forms the senile plaques seen in Alzheimer's disease patients, or initiate degradative cascades that are involved in breaking down the neuronal cytoskeleton, leading to nerve cell death. The Company believes that modulating the activity of selected proteases may control these degenerative processes and have therapeutic benefit leading to neuroprotection and reduced neuronal cell loss.

     SIBIA believes there are significant new opportunities for protease-based therapeutics for nervous system disorders, particularly neurodegenerative conditions. To pursue this class of molecular targets the Company has established its human protease technology platform, which includes the identification and characterization of specific proteases and their functional activity, the development of proprietary assays to measure specific protease activity and the use of novel combinatorial chemistry techniques to design proprietary and selective protease inhibitors. The Company has established a panel of more than 15 protease targets to be able to evaluate the selectivity of its compounds. These targets have been incorporated into assays that include isolated enzymes and cell-based approaches. This has facilitated the discovery of specific small molecule inhibitors that have demonstrated effectiveness in animal models of human neurodegenerative diseases.

DRUG DISCOVERY PARADIGM

     SIBIA is a leader in the development of proprietary drug discovery platforms which combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology.

     The Company's early adoption of this drug discovery paradigm has allowed it to develop a strong proprietary position in each of these areas, has led to the Company's current corporate collaborations and resulted in a number of compounds being evaluated for, or developed in, clinical trials. The Company believes its technology platform, including its human receptor/ion channel subtype and human protease technologies, and product candidates will lead to additional corporate collaborations and licensing opportunities with pharmaceutical companies and drug discovery companies.

  Molecular Targets

     Genomics. For nearly ten years, SIBIA has been involved in the cloning of complete genes encoding selected receptor/ion channel subunits from human brain tissue. This has been critical for the Company's target based approach to drug discovery. Receptor/ion channel subunit genes have been cloned, and through molecular biological, biochemical, immunological and functional approaches using molecular hybridization techniques and homology screening, related subunits and splice variants of those genes have been identified. SIBIA is now incorporating more sophisticated bioinformatics-based approaches to its target identification efforts and has developed a collection of more than 50 complete receptor/ion channel genes encompassing all known subtypes of the targeted nAChR, EAAR and VGCC classes. This has provided SIBIA with a strong proprietary position with respect to those particular drug targets. These techniques are now being applied in the protease area.

     Functional Genomics. In an effort to establish functions for specific isolated receptor/ion channel subtypes and proteases, SIBIA has pursued various functional genomic approaches either internally or in conjunction with leading academic collaborators. These include anatomical (mapping studies in normal and diseased tissue using clones and antibodies to expressed proteins), pharmacological (utilizing molecular target-specific compounds in cell, tissue or animal models) and genetic (chromosomal mapping, linkage studies, knockouts and transgenic animals) approaches.

  Functional Assay Technology and High Throughput Screening

     High throughput screening utilizing functional assays is a key component of SIBIA's drug discovery paradigm. SIBIA utilizes its human receptor/ion channel subtype technology and human protease technology with high throughput screening in two modes: first, for the testing of large random compound libraries to discover novel structures that are selective and potent and are good substrates for a research effort; and second, for the rapid characterization, profiling and optimization of selected compounds through an interactive process with chemistry and pharmacology in order to develop lead candidates for further in vitro and in vivo study.

     SIBIA's proprietary high throughput functional cell-based assays are applicable to all of SIBIA's drug discovery programs -- nAChRs, EAARs, VGCCs and proteases. SIBIA's proprietary assays are based on the receptor/ion channel-induced changes in cellular calcium levels, or protease-mediated changes in fluorescent substrates. In contrast to traditional binding assays, these assays also allow for simultaneous analysis of the selectivity, potency, efficacy and pharmacological nature (e.g., agonist, antagonist or modulator) of test compounds with respect to specific molecular targets.

     Fluorescence-Based Ion Assay. SIBIA's proprietary fluorescence-based ion assay technology measures changes in intracellular events (e.g., calcium concentrations) through the use of ion-sensitive fluorescent dyes. SIBIA, in collaboration with a third party, has developed a microtiter plate-imaging fluorimeter to perform functional high throughput screening. The equipment is fully automated with robotics and analyzes the fluorescent signals of all 96 wells in a standard microtiter plate simultaneously, rather than sequentially in a time-delayed manner. This system is being adapted to a 384 well plate format. This equipment incorporates a sophisticated computer control and data capture system which allows SIBIA to perform more than 12,000 functional receptor/ion channel assays per day. SIBIA is in the process of expanding its capability in this area and expects to increase throughput by several-fold.

     Transcription-Based Assay. SIBIA's proprietary transcription-based assay technology measures the functional activity of test compounds on cell-surface proteins using a wide array of specifically responsive promoter-reporter gene constructs and products. SIBIA believes its proprietary transcription-based assay technology is broadly applicable to virtually any cell-surface protein, such as receptors and ion channels, that control signal transduction processes affecting gene transcription. In addition, the Company believes that transcription-based assays have applications beyond SIBIA's current receptor/ion channel subtype targets and could support the expansion of SIBIA's drug discovery efforts to other human molecular targets involved in nervous system disorders or to other therapeutic categories.

  Chemistry

     Medicinal Chemistry. SIBIA has established in-house a state-of-the-art medicinal chemistry capability which incorporates structure-based drug design, computer assisted molecular modeling, pharmacophore development based on structure-activity relationships and organic synthesis. These activities are closely integrated with combinatorial chemistry.

     Combinatorial Chemistry. SIBIA has developed a combinatorial chemistry capability it refers to as high throughput organic synthesis ("HTOS"). HTOS is currently focused on the rapid generation of analogues of "hits" from high throughput screening. The Company's HTOS laboratory is automated and is able to produce up to 1,000 individual compounds per week at several milligram yields with identity confirmed and at greater than 90% purity. Novel synthetic approaches and strategies have also been developed and are being utilized in SIBIA's drug discovery programs. SIBIA has integrated it high throughput screening capabilities with its proprietary high throughput organic synthesis technologies to rapidly convert hits identified through screening to potential lead compounds.

  Pharmacology

     Neuropharmacology. SIBIA has established in-house a number of in vitro and in vivo assays for evaluating properties of specific test compounds such as second messenger modulation, neurotransmitter release from tissue slices, by in vivo microdialysis in freely moving animals, as well as systems to measure, neuroprotective and neurodegenerative potential.

     Behavioral Pharmacology. SIBIA has developed in-house a panel of more than 20 different animal models that permit the evaluation and optimization in vivo of compound activity in a range of potential therapeutic indications.

     Developmental Pharmacology. SIBIA has established a capability for pre-clinical evaluation and development of drug candidate compounds. This group performs safety and ADME studies in rodents.

DISCOVERY AND DEVELOPMENT PROGRAMS

---------------------------------------------------------------------------------------------------------
                                                      DEVELOPMENT               COMMERCIAL
   PROGRAM           THERAPEUTIC TARGET               STATUS(1)                 RIGHTS
---------------------------------------------------------------------------------------------------------
RECEPTOR/ION CHANNEL SUBTYPE TECHNOLOGY
 nAChR Agonists
  SIB-1508Y          Parkinson's Disease, Cognitive   Phase II clinical trials  Meiji/SIBIA
                     Disorders                        to commence in Q1 1998
  SIB-1553A          Alzheimer's Disease and other    Pre-clinical              SIBIA
                     Cognitive Disorders, ADHD
                     Schizophrenia, Depression,       Discovery                 SIBIA
                     Eating Disorders, Chronic Pain

 EAAR Antagonists
  SIB-1893 Series    Epilepsy, Stroke                 Leads identified          Novartis/SIBIA
  Metabotropic, NMDA Stroke, Epilepsy, Head Trauma,   Leads                     Novartis/SIBIA
  and AMPA/kainate   Chronic Pain                     identified/Discovery
  antagonists
 VGCC Antagonists
                     Stroke                           Leads identified          Lilly
                     Chronic Pain, Migraine,          Leads                     SIBIA
                                                      identified/Discovery
                     Stroke, Epilepsy
   HUMAN PROTEASE TECHNOLOGY
 APP Modulators      Alzheimer's Disease              Pre-clinical/Discovery    Bristol-Myers Squibb/
                                                                                SIBIA
 Caspase-3           Neuroprotection                  Discovery                 SIBIA
   Inhibitors
---------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
   DRUG DISCOVERY TECHNOLOGY                                    LICENSEES
-------------------------------------------------------------------------------------------------------
 Transcription-Based Assay                                      Novartis; Aurora; Neurocrine
 Fluorescence-Based Ion Assay                                   Novartis; Aurora; Lilly (option)
 Phage Display Technology                                       Affymax/Glaxo Wellcome
-------------------------------------------------------------------------------------------------------

 (1) "Discovery" activities include initial research related to specific molecular targets and assay development for the identification of new lead compounds.

     "Leads identified" indicates that lead compounds have been discovered that meet certain criteria of the Company. Lead compounds may undergo structural modification and more extensive evaluation prior to selection of candidates for preclinical development.

     "Pre-clinical" indicates that SIBIA is conducting pharmacology testing, toxicology testing, formulation, process development and/or manufacturing scale-up prior to possible submission of an IND.

     "Phase II clinical trials" are those in which the drug is administered to patients to evaluate safety, tolerability and efficacy. This indicates that SIBIA has completed the initial introduction of the drug into healthy human subjects (Phase I), where it has successfully been tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology).

HUMAN RECEPTOR/ION CHANNEL SUBTYPE TECHNOLOGY

  nAChR Program

     In the late 1980s, SIBIA began exploring nAChR subtypes as targets for drug discovery because of the growing awareness of the diversity and importance of the nAChR system and its endogenous neurotransmitter, acetylcholine, in excitatory processes, particularly cognition; the discovery of a number of distinct nAChR subtypes located in the brain; and the complex and intriguing pharmacology of the exogenous ligand nicotine. The complexity of nicotine's activity was believed to be due to its non-selective nature (acting at all nAChRs), and SIBIA sought to "dissect" the therapeutic benefits away from less desirable effects with receptor subtype-selective compounds. Until recently, the pharmaceutical industry has not focused on nAChRs as important drug targets. Mapping and pharmacological studies have revealed that nAChR subtypes are widely but discretely distributed in the brain and appear to be associated with specific neuronal structures and functions. The Company's nAChR drug discovery program is focused on the identification, optimization and early-stage development of nAChR subtype-selective compounds as novel drug candidates.

     There is strong evidence that nAChRs are important in a number of nervous system disorders. In particular, deficits of nAChRs have been demonstrated in Parkinson's disease and Alzheimer's disease patients. Studies by the Company indicate that nAChRs are involved in modulating the release of dopamine, acetylcholine and other important neurotransmitters in different brain regions. The Company believes that it may be able to develop subtype-selective nAChR drugs, such as SIB-1508Y and SIB-1553A, to ameliorate the disease symptoms that result from reduced concentrations of dopamine and acetylcholine in Parkinson's and Alzheimer's patients, respectively. In addition, SIBIA believes that nAChR compounds with different subtype selectivities may be useful for the treatment of other nervous system disorders such as schizophrenia, attention deficit and hyperactivity disorder, depression and chronic pain as well as eating disorders and smoking cessation.

     SIB-1508Y. SIB-1508Y, currently in development for Parkinson's disease, was the first compound discovered by SIBIA to enter clinical trials. In contrast to current Parkinson's disease therapies which treat only motor dysfunction, the Company believes SIB-1508Y may be effective for the treatment of motor, affective and cognitive dysfunctions of this disease. SIB-1508Y exhibits subtype-selective nAChR agonist activity and releases dopamine, acetylcholine and norepinephrine from selected brain regions. SIB-1508Y has been tested in a number of animal models, and demonstrated activity in rodent and primate models of Parkinson's disease, in rodent models of depression and in primate models of cognitive function. Preclinical data suggests that SIB-1508Y may be useful both as a stand-alone therapeutic agent and as an adjunctive therapy with L-dopa. In September 1997, the Company completed Phase I clinical trials of SIB-1508Y and expects to commence Phase II studies of SIB-1508Y in Parkinson's disease patients in early 1998. The first Phase II trial is expected to be a multi-site, placebo-controlled study with motor and cognitive endpoints, and should be completed in the second half of 1998, assuming satisfactory patient recruitment rates. There can be no assurance that these Phase II studies will be successful.

     In March 1997, the Company announced a collaboration with Meiji Seika Kaisha, Ltd. ("Meiji") for the development and commercialization of SIB-1508Y in Japan and certain other Asian countries. SIBIA has retained worldwide rights to manufacture clinical supplies and commercial material. The Company plans to establish additional corporate collaborations for advanced clinical trials and commercialization of SIB-1508Y in other areas of the world.

     SIB-1553A. SIB-1553A, currently in development for Alzheimer's disease, is another compound discovered by SIBIA. The Company's studies indicate that this compound strongly stimulates acetylcholine release in specific brain regions associated with memory and learning, the same regions which exhibit deficits of this neurotransmitter in Alzheimer's disease. In the first half of 1997, the Company reported preclinical data demonstrating that in animals, SIB-1553A significantly stimulates the release of acetylcholine. In addition, SIB-1553A was demonstrated to improve working (short-term) and reference (long-term) memory deficits due to injury, drugs or aging in studies in rodents and monkeys. Based on these and other findings, the Company plans to identify a collaborative partner for SIB-1553A and initiate Phase I clinical studies in 1998. See "Business -- Strategic Alliances."

  EAAR Program

     The excitatory amino acid system is a major excitatory system in the brain. EAARs are divided into three categories: NMDA-type receptor/ion channels, non-NMDA-type receptor/ion channels and metabotropic receptors, a category of G protein-coupled receptors which do not directly flux calcium but rather function via other cellular second messenger molecules. Each category is comprised of multiple subtypes that are activated by excitatory amino acid neurotransmitters such as glutamate and each subtype has unique anatomical distributions.

     The NMDA- and non-NMDA-type receptor/ion channel categories are ligand-gated ion channels, and a significant number of these subtypes directly flux calcium into neurons. These receptor/ion channel subtypes are important for diverse brain functions, including memory and learning, and are also implicated in neurodegenerative processes. For example, when nerve cells are subjected to ischemic conditions, as occurs during and after a stroke, large amounts of glutamate are released. Normally, excess glutamate is removed by nearby cells, but in ischemic conditions these cells do not function properly and are unable to dispose of this excess glutamate. The glutamate then binds to EAARs on nerve cells and activates them, leading to a large influx of calcium which triggers a biochemical cascade that damages cells and can ultimately lead to cell death. The newly injured nerve cells release more glutamate, and the process repeats itself, spreading neuronal damage from cell to cell. For this reason, there is significant interest in developing subtype-selective EAAR antagonists as a potential treatment for stroke. The Company believes compounds that modulate NMDA- and non-NMDA-type EAARs may be able to selectively control calcium entry into nerve cells, under ischemic conditions.

     Metabotropic receptors also appear to be involved in certain nervous system disorders. Clones for genes encoding a number of different and novel metabotropic EAARs have been isolated by SIBIA from human brain tissue and have been demonstrated to be functional in several types of assays. Stable cell lines expressing metabotropic EAARs have been established and are being used in SIBIA's functional high throughput screening assays. Potent and selective compounds have been identified and are being evaluated in various animal models.

     The Company believes drugs acting at different and specific EAAR subtypes may have application to certain neurodegenerative diseases such as Alzheimer's, Parkinson's and Huntington's diseases and various nervous system disorders, including stroke, epilepsy, chronic pain and head trauma. To date, developing therapeutically useful EAAR drugs has been difficult. Traditional drug discovery approaches have produced non-specific EAAR antagonists which generally have intolerable side effects. SIBIA has discovered a number of novel and distinct human EAAR subtypes, each with different pharmacological properties. By identifying receptor subtype-specific EAAR antagonists, the Company believes it may be possible to effectively treat certain nervous system disorders without the side effects caused by non-selectively blocking multiple EAAR subtypes.

     The first EAAR gene was cloned at The Salk Institute, and SIBIA has an exclusive license to broad patents relating to this research. It has subsequently filed its own patents on additional EAAR subtypes. SIBIA has a corporate collaboration with Novartis in the area of drug discovery for EAAR subtypes. SIBIA and Novartis are screening compounds from a Novartis library in functional EAAR subtype assays. In addition, SIBIA has identified the SIB-1893 series of subtype-specific human metabotropic receptor antagonists. Under the terms of their collaborative agreement, SIBIA and Novartis are working together to design and optimize potential lead compounds which are selective for EAARs. Such compounds will be further developed by Novartis. Based on preliminary studies, SIBIA believes that subtype-specific metabotropic receptor antagonists may provide a novel approach to the treatment of epilepsy. See "-- Strategic Alliances" and "-- Patents and Proprietary Rights."

  VGCC Program

     VGCCs are a major receptor/ion channel family involved in regulating neuronal calcium flux and cell excitability. VGCCs have traditionally been classified as L-, T-, N- and P-type calcium channels based on their biophysical and pharmacological properties. SIBIA's pioneering research in the characterization of VGCCs by

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

molecular structure has led to the identification of other classes of calcium channels as well as channel subtypes within these classes, resulting in a new structure-based understanding of VGCCs. The critical role of VGCC subtypes in the function and potential dysfunction of nerve cells indicates that they may be important targets for therapeutic intervention in a number of nervous system disorders.

     Calcium flux through distinct VGCC subtypes at presynaptic nerve terminals controls the release of different neurotransmitters, including glutamate, serotonin, dopamine and acetylcholine. The Company believes that the ability to selectively control neurotransmitter release with subtype-selective VGCC drugs could impact many nervous system disorders. For example, control of glutamate release may have application in the treatment of stroke, epilepsy and pain, and control of serotonin release may have application in the treatment of depression and migraine. Further, a synthetic version of the VGCC subtype-selective peptide
(LOGO)-conotoxin MVIIA is currently in late stage clinical development by a third party for chronic pain. This molecule has demonstrated efficacy in early trials, but its widespread use will likely be limited by its peptidic nature and resulting poor pharmaceutical properties. Nonetheless, it validates particular VGCC subtypes as molecular targets for pain. SIBIA believes that small molecule drugs of the type SIBIA is identifying will offer significant advantages over peptides or their derivatives. In addition, recent studies have identified specific mutations in one of the Company's proprietary human VGCC genes associated with an inherited form of migraine. The Company believes this provides insight as to a novel therapeutic approach for the treatment of migraine. The Company further believes modulation of synaptic activity by controlling neurotransmitter release, neuronal calcium levels and neuronal excitability with VGCC subtype-selective drugs may prove to be a more effective approach with broader applicability than current drug therapy for many nervous system disorders.

     The Company believes it was the first to clone and functionally express a human neuronal N-type VGCC, has generated a number of stable mammalian cell lines which functionally express additional distinct VGCC subtypes and has developed these cell lines into assays that currently are being employed by SIBIA in efforts to discover selective drugs using high throughput screening technology. SIBIA has an extensive patent portfolio in this area. Potent and selective compounds have been identified by the Company and are being evaluated in various animal models. Under the terms of the agreement between SIBIA and Lilly, the parties will independently pursue discovery and development of drug leads that act on VGCC drug targets identified under the collaboration with SIBIA. Lilly is obligated to make milestone and royalty payments to SIBIA on compounds it identifies within a certain period of time and commercializes. See "-- Strategic Alliances" and "-- Patents and Proprietary Rights."

HUMAN PROTEASE TECHNOLOGY

  APP Modulators

     SIBIA's APP Modulator program in the area of human protease technology. This program is currently focused on controlling degradative proteases that generate amyloid-beta protein ("A(LOGO)"), the neurotoxic fragment of APP. A(LOGO), which is derived from APP, is generally understood to be a key molecule in the development of Alzheimer's disease. A(LOGO) is found at autopsy in senile plaques and in deposits surrounding the small blood vessels in brain tissue, both of which are diagnostic for Alzheimer's disease. A number of studies indicate that mutations in the APP gene are associated with early-onset familial Alzheimer's disease. The clinical presentation and histopathology of early-onset Alzheimer's disease are indistinguishable from that seen in the more prevalent late-onset Alzheimer's disease. The Company therefore believes the inhibition of A(LOGO) formation may be broadly applicable to early- and late-onset Alzheimer's disease.

     SIBIA has conducted extensive research concerning the role of APP in Alzheimer's disease. It has developed technology related to the metabolism of APP in Alzheimer's disease and methods for controlling the formation of A(LOGO). The other important APP metabolic product, secreted APP(s(LOGO)), has been shown in in vitro and in vivo studies to have neuroprotective properties and has been shown by SIBIA to be significantly decreased in the cerebrospinal fluid of Alzheimer's disease patients. SIBIA is seeking to develop compounds which selectively modulate the enzymatic processing of APP, such that the formation of A(LOGO) is inhibited and that of APP(s(LOGO)) is maintained or enhanced. SIBIA believes such compounds could slow disease progression or

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

possibly modify the underlying disease process. In the A(LOGO) inhibitor program, SIBIA has developed neuronal-type cell lines able to process human APP and produce APP(s(LOGO)), A(LOGO) and other processing fragments which can be detected with the use of various antibodies, and which have been established as functional assays for compound screening and drug development. SIBIA's sophisticated biochemical assays allow quantification of A(LOGO) and APP(s(LOGO)) in cultured cells, tissues and biological fluids (for example, cerebrospinal fluid) from animals (normal and transgenic mice) and sporadic and familial Alzheimer's patients. The Company believes its assays, and the ability to biochemically evaluate the effect of test compounds on APP processing in biological systems, and potentially in patients in clinical trials, provide it a significant competitive advantage.

     SIBIA, in collaboration with its partner in the A(LOGO) inhibitor program, Bristol-Myers Squibb, has identified several series of small molecules which inhibit A(LOGO) production in vitro and in vivo. The most advanced compounds from this collaboration are in preclinical development. It is anticipated that Bristol-Myers Squibb will initiate clinical studies on a compound from this collaborative program in 1998. See "-- Strategic Alliances."

  Other Protease Targets

     SIBIA has built an integrated drug discovery platform able to address a broad range of human proteases. The Company is developing a novel neuronal protease cell-based assay format for high throughput screening utilizing proprietary technology licensed from Aurora for monitoring the inhibitory effects of test compounds on caspase-3, a protease involved in apoptosis. See "-- Research Collaborations."

OVERVIEW OF SELECTED NERVOUS SYSTEM DISORDERS

     The Company is seeking to discover and develop receptor/ion channel and protease specific compounds that may be used for the treatment of Parkinson's disease, Alzheimer's disease, chronic pain including migraine, stroke, head trauma, epilepsy, schizophrenia and other neurological, psychiatric and neurodegenerative disorders, many of which have large patient populations and represent critical unmet medical needs.

     Parkinson's Disease. Parkinson's disease is a progressive neurodegenerative disorder displaying motor symptoms of rigidity, akinesia and tremor and is frequently accompanied by depression and cognitive deficits that can progress to dementia. It affects an estimated one million people in the United States, with about 60,000 new cases reported each year. About two-thirds of patients diagnosed with the disease are disabled within five years of diagnosis. There currently is no cure for Parkinson's disease and no treatment which stops its degenerative course. The motor symptoms of early- to mid-stage Parkinson's disease can be treated with various drugs that mimic the action of dopamine, a neurotransmitter that is reduced in certain brain regions in these patients. Current therapy is primarily the oral administration of L-dopa (a precursor molecule that neurons are able to convert into dopamine) or dopamine agonists. There currently is no FDA-approved therapeutic for the treatment of cognitive deficits associated with Parkinson's disease.

     Alzheimer's Disease. Alzheimer's disease is a neurodegenerative disorder exhibiting symptoms of memory loss, loss of language function, disorientation, inability to think abstractly, inability to care for oneself, personality change, emotional instability and behavior problems. Dementia of the Alzheimer's type currently constitutes a large and growing health problem among the elderly, and its prevalence is increasing as this segment of the population grows. Alzheimer's disease accounts for about 70% of all cases of dementia, representing about four million cases in the United States. Conservative estimates indicate that by the year 2000, there will be five to eight million cases of Alzheimer's disease in the United States. At present, there is no effective therapy that will prevent the onset of Alzheimer's disease or slow or reverse the degenerative process, and there are only a few products available for treating symptoms for Alzheimer's dementia, which are effective for only a short period of time.

     Epilepsy. Over two million people in the United States suffer from epilepsy with approximately 100,000 new cases reported each year. At present, there is no cure for this disorder, nor is there a broad-spectrum anti-epileptic available. Existing symptomatic therapies produce significant adverse effects and are ineffective for approximately 15% of the epilepsy patient population.

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

     Stroke. In the United States, 400,000 to 500,000 strokes are suffered each year, resulting in approximately 150,000 fatalities. Stroke is the third-leading cause of death in the United States. Almost two-thirds of the survivors of strokes are handicapped, with more than two million people in the United States now living with disabilities caused by stroke. Current therapies for stroke have limited ability to reduce the neuronal cell damage that results. Presently no effective means exist for treating or reducing the areas of the brain damaged by stroke.

     Chronic Pain. Pain is a complex response and is classified into two broad categories: acute and chronic. If acute pain problems are not effectively treated, they may progress to chronic states. Chronic pain is recognized as being the most frequent cause of disability in the United States and many industrialized nations. Incidence of pain in the United States exceeds 97 million cases. Major causes of chronic pain include arthritis, cancer pain, back injuries and migraine, and affects almost 60 million people in the United States.

     Head Trauma. About one million people in the United States suffer from the effects of head injuries, and more than 400,000 hospital admissions each year are attributed to such injuries. The economic cost of head trauma is high because it includes long-term rehabilitation, support services and lost income.

     Schizophrenia. Schizophrenia is a group of serious mental disorders that can be classified, in terms of symptoms, into four major stereotypes: paranoid, catatonic, disorganized and undifferentiated. The patient often appears to be mentally impaired, manifesting behavior that is bizarre and inappropriate. About one percent of the world's population is affected by schizophrenia and it is estimated that about two million people in the United States suffer from the disease.

STRATEGY

     The Company's strategy is to utilize its two proprietary drug discovery platforms -- human receptor/ion channel subtype technology and human protease technology -- to discover novel, small molecule therapeutics for the treatment of nervous system disorders. Key elements of the Company's strategy include:

- Leveraging its leadership position in its proprietary human receptor/ion channel subtype and human protease technologies to discover and develop small molecule therapeutics. SIBIA was a pioneer in the development of molecular and cellular approaches to drug discovery based on human neuronal receptor/ion channels and human proteases and has established a leadership position in these areas. SIBIA uses its advanced drug discovery technologies, including its proprietary functional assays, high throughput screening systems and combinatorial chemistry, to identify compounds for preclinical development and provide new opportunities for strategic alliances. SIB-1508Y and SIB-1553A are nAChR agonists resulting from the Company's internal drug discovery efforts and other lead compounds have been generated both internally and through its collaborations with corporate partners.

- Utilizing its large portfolio of proprietary molecular targets to develop compounds that address a broad spectrum of nervous system disorders. To date, SIBIA has identified over 30 human receptor/ion channel subtypes and several neuronal proteases as molecular targets and has developed corresponding cell-based functional assays for high throughput drug screening. SIBIA believes that compounds acting on these targets may have application to the treatment of a broad range of neurological, psychiatric and neurodegenerative disorders, many of which represent critical unmet medical needs. By targeting a broad range of disorders having significant market potential, the Company seeks to reduce reliance on any single program and increase its potential for successful development efforts.

- Establishing corporate alliances to discover and develop compounds through clinical trials and commercialization. SIBIA focuses on drug discovery and early-stage development and establishes collaborations with pharmaceutical or biotechnology companies to enhance its efforts and for the advanced development and commercialization of its drug candidates. These relationships provide the Company access to its partners' development, regulatory and marketing expertise and resources. Currently, the Company has strategic alliances with Novartis, Bristol-Myers Squibb and Meiji.

- Expanding its drug discovery platforms to enhance its nervous system drug discovery capabilities. SIBIA continues to expand its portfolio of molecular targets through internal research, collaborations and, as appropriate, licensing. SIBIA also intends to generate revenue and expand its technology platform through the licensing and cross-licensing of certain of its proprietary and enabling drug discovery technologies.

STRATEGIC ALLIANCES

     Strategic alliances with major pharmaceutical and biotechnology companies are an integral part of SIBIA's business strategy. Currently, SIBIA has collaborative agreements with Novartis, Bristol-Myers Squibb and Meiji.

  Novartis AG

     In October 1992, SIBIA entered into a three-year collaborative agreement (which included research funding and a $5,000,000 equity investment) with Novartis to develop and utilize SIBIA's receptor/ion channel technology in the area of EAARs for the discovery of drugs that interact with these molecular targets. In March 1996, the initial term of the Novartis agreement was extended through September 1998. Under the agreement, Novartis has been granted exclusive worldwide rights to manufacture and market products it or SIBIA discovers using the EAAR technology during the collaboration, and SIBIA is entitled to receive milestone payments at certain stages of the development of product candidates, if any are identified, and royalties on sales of products that are developed, if any are developed. During the term of the collaboration agreement, SIBIA will work exclusively with Novartis in the area of EAARs, and Novartis has an exclusive license during the term of the collaboration agreement to use the Company's EAAR technology. Upon expiration of the collaboration agreement, SIBIA retains the rights to use the program technology for its own drug discovery efforts and may screen molecules from other sources against EAARs and pursue development of these molecules, subject to Novartis' right of first negotiation with respect to such molecules discovered during the three years following expiration of the collaboration agreement. Novartis also received a non-exclusive license to the Company's transcription-based assay technology and flourescence-based ion assay technology. The collaboration agreement may be terminated by either party upon six months' prior written notice.

     Pursuant to the extended agreement, Novartis paid SIBIA $500,000 to fund certain capital expenditures (which may be credited against future milestone payments) and agreed to purchase $7,500,000 of the Company's Common Stock, $5,000,000 of which was made in conjunction with the initial public offering of the Company's Common Stock and the remaining $2,500,000 will be made upon the achievement of certain research milestones.

  Bristol-Myers Squibb Company

     In August 1995, SIBIA entered into a collaborative agreement with Bristol-Myers Squibb under which Bristol-Myers Squibb agreed to fund research for a minimum of four years to discover and develop compounds able to selectively modulate the processing of APP for the treatment of Alzheimer's disease and related neurodegenerative disorders. During the joint research effort, neither SIBIA nor Bristol-Myers Squibb may enter into any other third-party agreements directed toward the discovery and development of products for use in the area of APP metabolism. In addition, Bristol-Myers Squibb has the sole discretion to determine which compounds, if any, it will pursue to develop. Under the terms of the agreement, all preclinical and clinical development of lead compounds will be undertaken by Bristol-Myers Squibb. SIBIA has a right of first negotiation to obtain a license to certain compounds discovered during the collaboration in the event Bristol-Myers Squibb elects not to pursue the development of such compounds. Pursuant to the collaborative agreement, except with regard to SIBIA's assay technology, SIBIA has granted to Bristol-Myers Squibb an exclusive, worldwide, royalty-bearing license to commercialize products arising out of the collaboration. Furthermore, upon the termination of the collaboration, SIBIA and Bristol-Myers Squibb have granted to one another non-exclusive licenses to the other's assay technology for the discovery and development of new compounds. The agreement may not be terminated prior to August 1999 without the parties' mutual consent.

     Coincident with the collaborative agreement, Bristol-Myers Squibb made an equity investment in the amount of $7,000,000 and paid a license fee of $3,000,000. Bristol-Myers Squibb is also obligated to make a

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

further equity investment of $6,000,000 upon the initiation of clinical trials relating to any product developed from the collaboration. In addition to research funding, SIBIA is entitled to receive certain milestone payments at certain stages during the development of product candidates, if any are identified. The agreement also provides that Bristol-Myers Squibb will pay SIBIA royalties on net sales of products resulting from the joint research, if any are developed.

  Meiji Seika Kaisha, Ltd.

     In February 1997, the Company entered into a development and license agreement with Meiji for the development and commercialization of the Company's proprietary nAChR agonist, SIB-1508Y, as a treatment for Parkinson's disease and other nervous system disorders in Japan and other Asian countries. Under the agreement, the Company received a one-time license fee of $3,000,000 for the license of certain technology to Meiji. In addition, the Company may receive development milestone payments and royalties on future product sales, if the product is successfully commercialized in this territory. SIBIA has retained rights to develop and commercialize SIB-1508Y outside of Japan and certain other Asian countries, and has retained rights to manufacture clinical supplies and commercial material worldwide.

  Other Collaborations

     In October 1997, the Company and Lilly completed their collaborative research in the area of VGCCs. The Company and Lilly will independently pursue discovery and development of drug leads that act on VGCC drug targets identified under this collaboration. The Company is entitled to receive milestone payments and royalties on sales of products identified by Lilly within a certain period of time and commercialized, and is free to develop compounds it discovers in this area on its own or with other partners. Lilly has an option to obtain a license to the Company's flourescence-based ion assay technology.

DRUG DISCOVERY TECHNOLOGY LICENSES

     Consistent with the Company's strategy of leveraging its proprietary drug discovery platform technologies, from time to time the Company enters into technology licensing arrangements with third parties.

  The Salk Institute for Biological Studies

     In 1988, SIBIA entered into a license agreement with The Salk Institute on a number of nAChR subunit clones on which two U.S. patents have issued. This agreement was amended in March 1996 such that the license to the issued U.S. patents and related patent applications became an exclusive worldwide license. Pursuant to the agreement, as amended, SIBIA is obligated to pay royalties to The Salk Institute on sales of products resulting from The Salk Institute's nAChR technology. In addition, the Company is required to make minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     In 1990, SIBIA entered into a three-year agreement with The Salk Institute in the area of EAARs. This agreement provided for the support of research at The Salk Institute by SIBIA and the transfer of research materials and research results in the EAAR area from The Salk Institute to SIBIA. SIBIA also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, the Company is required to make certain annual minimum royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

  Aurora Biosciences Corporation

     In January 1997, the Company entered into an agreement with Aurora Biosciences Corporation ("Aurora"). Under the agreement, the Company licensed to Aurora non-exclusive rights to practice its patented transcription-based assay technology, and certain aspects of its flourescence-based ion assay technology related to automated drug screening. In return, in addition to other consideration, the Company received from Aurora non-exclusive rights to several assay technologies, including novel reporter molecules, that will facilitate the

Company's high throughput screening and drug discovery efforts directed to certain receptor, ion channel and enzyme targets associated with nervous system disorders. Both parties have limited sublicensing rights to each other's patents.

  Cognetix, Inc.

     In July 1996, SIBIA entered into an agreement with Cognetix, Inc. ("Cognetix") to conduct research on conopeptides (peptides derived from the Conus species of marine snails) with the objective of identifying and characterizing highly selective compounds for different receptors and ion channels found on nerve cells. Such compounds could have potential as therapeutics for nervous system disorders. In addition, the agreement provides SIBIA with a nonexclusive license to use certain materials for research purposes and with an option for an exclusive, worldwide license to intellectual property and specific molecules from the collaborative work. Under the collaborative agreement, SIBIA will apply its proprietary functional drug screening assays to specific conopeptides and Conus venoms supplied by Cognetix.

  Neurocrine Biosciences, Inc.

     In October 1997, SIBIA entered into an agreement with Neurocrine Biosciences, Inc. ("Neurocrine"). Under the agreement, the Company licensed to Neurocrine non-exclusive rights to practice its patented transcription-based assay technology for use with a specified molecular target. In exchange, SIBIA has been granted access to a compound library developed by Neurocrine's combinatorial chemistry group. SIBIA intends to use the Neurocrine compound library in its drug discovery and high throughput screening programs directed to certain receptor/ion channel and enzyme targets associated with nervous system disorders.

  Affymax/Glaxo Wellcome

     In 1993, SIBIA entered into a semi-exclusive license with Affymax, which was subsequently acquired by Glaxo Wellcome, regarding SIBIA patents covering phage display technology for drug discovery. This technology covers the display of random peptide epitopes on the surface of viral coat proteins, which can then be screened for activity in various types of assays. SIBIA retains exclusive rights to this technology for vaccine and other applications.

SELECTED ACADEMIC RESEARCH COLLABORATIONS

  The Mayo Clinic, Jacksonville

     SIBIA is collaborating with and providing research support to Dr. Steven G. Younkin, Director of Research at the Mayo Clinic, Jacksonville. Research is focused on measuring the effects of lead compounds on A(LOGO) levels in biological samples from in vitro and in vivo models of APP processing and Alzheimer's disease.

  The Rockefeller University

     SIBIA is collaborating with Dr. Rong Wang, a researcher in the Mass Spectrometry Laboratory at Rockefeller, on the detection and quantitation of A(LOGO) and related APP fragments in tissue culture, cerebrospinal fluid and plasma samples.

  University of California, Los Angeles, School of Medicine

     SIBIA is collaborating with Robert Baloh, M.D., Professor, Department of Neurology and Joanna Jen, M.D., Ph.D., Clinical Instructor, Department of Neurology, in the area of genetic disorders involved with calcium channels.

  Thomas Jefferson University

     SIBIA is collaborating with Jay S. Schneider, Ph.D. in the evaluation of various compounds on cognitive deficits in motor asymptomatic macaques treated with MPTP.

  Medical College of Georgia

     SIBIA is collaborating with Jerry J. Buccafusco, Ph.D., Professor, Director, ARC Animal Behavior Center, in the evaluation of various compounds in aged rhesus monkeys.

  University of Chicago

     SIBIA is collaborating with Dr. Richard J. Miller, Professor, Department of Pharmacology and Physiological Sciences, University of Chicago, on the biophysical and pharmacological characterization of certain VGCC subtypes.

  University of Bristol, England

     SIBIA is collaborating with Professor Timothy Gallagher, School of Chemistry, University of Bristol, on the design and synthesis of novel derivatives of a naturally occurring nicotinic acetylcholine agonist. Professor Gallagher's work complements and expands SIBIA's internal drug discovery program in this area.

PATENTS AND PROPRIETARY RIGHTS

     SIBIA files patent applications to protect molecular targets, technologies, compounds, processes and assay methods that are important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.

     SIBIA has established an extensive patent portfolio which it intends to protect on behalf of its shareholders. On July 9, 1996, the Company filed an action in the United States District Court for the Southern District of California for patent infringement against Cadus Pharmaceutical Corporation ("Cadus"). The complaint asserts that Cadus infringes the Company's U.S. Patent No. 5,401,629 (the "629 patent"), entitled "Assay Methods and Compositions Useful for Measuring the Intracellular Transduction of an Intracellular Signal". Through the complaint, the Company seeks damages in an unspecified amount and a preliminary and permanent injunction. See "-- Legal Proceedings."

     SIBIA directly holds, or has exclusive licenses to, 19 issued U.S. and seven foreign patents relating to molecular targets, technologies, compounds and assay methods integral to its drug discovery effort for various nervous system diseases and disorders. In addition, SIBIA has 57 pending U.S. applications relating to these enabling technologies, 15 of which have been allowed, and numerous pending foreign applications.

     SIBIA has two issued patents which include claims to DNAs encoding key structural components of VGCCs, one of which, the (LOGO)(2)(LOGO) component, is thought to be essential for all VGCC subtypes. Another issued patent covers VGCCs which can be utilized in assays to identify compounds that modulate VGCC function. SIBIA also has been issued a U.S. patent covering an assay method for the identification of modulators of VGCCs containing an (LOGO)(1C), (LOGO)(1D) and/or (LOGO)(2)(LOGO) subunit, singly or in combination. SIBIA has been granted a European patent covering DNA encoding VGCC (LOGO)(2)(LOGO) subunits, cells expressing the same and a method to identify compounds that modulate VGCC function. Fourteen of the pending U.S. patent applications cover the composition or use of VGCC genes and the encoded subtypes and assay methods; seven of these have been allowed.

     SIBIA has been issued one U.S. patent which claims DNAs encoding key structural components of nAChRs and has an exclusive license from the Salk Institute to five issued U.S. patents which claim DNAs encoding various nAChR subunits and assay methods. SIBIA also has been granted three patents in Great Britain covering nAChR subtypes and assay methods. Eight of SIBIA's pending U.S. applications cover the composition or use of human nAChR genes and encoded subtypes and assay methods.

     SIBIA has one issued U.S. patent with claims to DNAs encoding human metabotropic receptors and cells containing the same and a corresponding patent has granted in Great Britain. SIBIA also has an exclusive license from the Salk Institute to an issued U.S. patent with broad claims to DNAs encoding various NMDA-and non-NMDA-type ligand gated EAA receptor/ion channel subtypes. SIBIA has six pending U.S. applications covering human NMDA receptor genes and encoded subtypes, one of which has been allowed, and three pending U.S. applications covering human mGluR genes and assay methods.

     Several of SIBIA's pending U.S. patent applications relate to functional screening techniques that can be utilized in conjunction with receptor/ion channel compositions for identifying drugs which have the potential for treatment of disorders associated with the particular receptor or ion channel. Two issued U.S. patents cover methods and compositions for identifying receptor-modulating compounds based on detection of reporter gene transcription. In addition, one issued U.S. patent, one granted foreign patent and six pending U.S. patent applications cover fluorescence-based automated systems and methods for high throughput functional screening of receptor-modulating compounds.

     SIBIA has four issued U.S. patents covering the composition, use, or methods or preparation of compounds which modulate the activity of nAChRs for the treatment of diseases and disorders involving these receptors, including an issued U.S. patent covering, inter alia, SIB-1508Y. Additionally, SIBIA has ten pending U.S. applications, six of which have been allowed, covering new series of nAChR and EAA compounds. Two of the applications covering EAA compounds are jointly assigned to SIBIA and Novartis AG.

     SIBIA has ten U.S. patent applications pending covering the composition or use of compounds that modulate the processing of proteins implicated in Alzheimer's disease and assay methods for the detection of Alzheimer's disease. One of these applications has been allowed.

     Applications for foreign patents corresponding to the majority of the above described U.S. patents and applications covering molecular targets, compounds, screening technologies and assay methods have also been filed.

     SIBIA has a non-exclusive worldwide license to various patent applications held by Aurora. The technology covered by these patent applications include several assay technologies. See "-- Research Collaborations and Licenses."

     The Company intends to file additional applications as appropriate for patents covering its technologies, compounds and processes. There can be no assurance that the Company will develop additional technologies, compounds or processes that are patentable, that patents will issue from any patent application or that claims allowed will be sufficient to protect the Company's technologies, compounds or processes. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, compounds or processes competitive with those of the Company. The failure by the Company to adequately protect its technologies, compounds or processes covered by issued patents or to obtain patents based on the applications referred to herein or any future applications could have a material adverse effect on the Company's business.

     The patent positions of pharmaceutical and biotechnology firms, including SIBIA, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, the Company does not know whether any more of its applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until a patent issues, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions.

     The success of the Company will also depend in part on SIBIA not infringing patents issued to competitors and not breaching the technology licenses upon which any Company compounds or processes are based. It is uncertain whether any third-party patents will require the Company to alter its technologies, compounds or processes, obtain licenses or cease certain activities. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field in which the Company is involved. Some of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. Such conflict could result in a significant reduction of the coverage of the Company's patents, if issued. In addition, if patents issued to other companies contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable or acceptable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to develop and commercialize its compounds would have a material adverse effect on the Company's business.

     Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. Moreover, if competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. Similarly, the Company may have to participate in opposition proceedings with respect to granted European patents. The Company is aware of third-party patent applications that may elicit an interference proceeding with three of the Company's patent applications in the PTO. There can be no assurance that the Company will prevail in these proceedings. Also, there can be no assurance that the validity of the Company's patents, if issued, would be upheld by a court of competent jurisdiction. An adverse outcome in patent prosecution or in litigation with respect to the validity of any of the Company's patents could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company's business.

     In addition, the recombinant Pichia pastoris yeast expression system developed at SIBIA is protected by several patents that have issued to Phillips Petroleum. These patents include claims to key Pichia gene regulatory elements, marker genes and transformation methods that form the basis of the recombinant expression system. SIBIA retains full rights to the general expression system protected by these patents but does not have the right to sublicense this technology. SIBIA has filed numerous applications and has been granted six U.S. patents and two foreign patents pertaining to Pichia-based recombinant systems for the production of certain proteins including human epidermal growth factor, human IGF-1 and aprotinin. SIBIA also has patents in vaccine-related technology. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

     In addition to patents, the Company relies on trade secret laws to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, SIBIA relies on protecting its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

COMPETITION

     Competition to develop drugs to treat nervous system disorders is intense and expected to increase as knowledge and interest in the disorders addressed by the products the Company is seeking to develop increases. The Company's most significant competitors are pharmaceutical companies and established biotechnology companies. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. In addition, the Company faces competition from academic institutions, governmental agencies and other public and private research organizations which conduct research, seek patent protection, and establish collaborative arrangements for product and clinical development and marketing. Furthermore, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel.

     Many of the Company's competitors have substantially greater financial, technical and human resources than the Company and have significant products approved or in development. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and in obtaining FDA approval for products more rapidly than the Company. The Company has not sought the approval of the FDA for any product based on any of its compounds under development. Furthermore, if the Company is permitted to commence commercial sales of products that it may develop, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has no experience.

     Any product that the Company may succeed in developing, and for which it gains regulatory approval, must then compete for market acceptance and market share. For certain of the Company's potential products, an important competitive factor will be the timing of market introduction. Accordingly, the Company expects that the relative speed with which companies can develop products, complete the clinical testing and approval processes and supply commercial quantities of the product to the market will be important competitive factors. With respect to clinical testing, competition may delay progress by limiting the number of clinical investigators and patients available to test the Company's potential products.

     In addition to the above factors, competition is based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, price, patent position and reimbursement coverage. See "Risk Factors -- Intense Competition; Rapid Technological Change."

MANUFACTURING

     The Company currently has no manufacturing facilities for clinical or commercial production of any compounds currently under development or the manufacture and distribution of products that may be developed. The Company is currently relying on third-party manufacturers to produce its compounds for preclinical and clinical purposes. Furthermore, the compounds under development by the Company have never been manufactured on a commercial scale and may not be able to be manufactured at a cost or in quantities to make commercially viable products.

     The Company intends to establish arrangements with third-party manufacturers to supply compounds for preclinical and clinical trials and commercial sales of products that may be developed, as well as for the packaging, labeling and distribution of such products. If the Company is unable to contract for a sufficient supply of its compounds on acceptable terms, the Company's preclinical and clinical testing schedule would be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which would have a material adverse effect on the Company's business. If the Company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute products that it may develop, market introduction or penetration of such products would be adversely affected. See "Risk Factors -- Reliance on Third-Party Manufacturers."

SALES AND MARKETING

     The commercialization of products, such as those that may be developed by the Company, is an expensive and time-consuming process. The Company has no experience in sales, marketing or distribution. In order to market directly any products that the Company may develop, the Company must develop a marketing and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may seek to obtain the assistance of a pharmaceutical or biotechnology company with a large distribution system and a large direct sales force. See "Risk Factors -- Absence of Sales and Marketing Organization."

GOVERNMENT REGULATION

     The manufacturing and marketing of pharmaceutical products in the United States requires the approval of the FDA under the federal Food, Drug and Cosmetic Act. Similar approvals by the comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards that apply to the preclinical and clinical testing, manufacture and marketing of pharmaceutical products. Obtaining FDA approval for a new therapeutic takes several years and involves substantial expenditures. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities.

     As an initial step in the FDA regulatory approval process, preclinical studies are typically conducted in animal models to assess a drug's efficacy and to identify potential safety problems. The results of these studies are submitted to the FDA as part of an IND, which is filed to comply with FDA regulations prior to beginning clinical trials.

     Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into healthy human subjects, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to (i) assess the potential of the drug for specific, targeted indications; (ii) evaluate dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Data from clinical trials are submitted to the FDA in a New Drug Application ("NDA") or Product License Application ("PLA"). Preparing an NDA or PLA involves considerable data collection, verification, analysis and expense.

     The testing and approval process requires substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The time period required for NDA review and approval may be affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review period. The FDA may ask one of its advisory committees to aid in its assessment of the drug. All of these factors may delay marketing approval. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense. FDA approval is limited to specified indications. Moreover, the product label and promotional labeling and prescription drug advertising are highly regulated by the FDA under the federal Food, Drug and Cosmetic Act. In order to permit promotion of the approved product for indications not included in the scope of the original approval, further clinical trials and FDA approval may be necessary.

     NDA approval requires, among other things, that the prospective manufacturer's quality control and manufacturing procedures conform to Good Manufacturing Practices ("GMP") regulations. All manufacturing facilities, whether foreign or domestic, may be subjected to a pre-NDA approval inspection. Additionally, domestic manufacturing facilities are subject to biennial FDA inspections and foreign manufacturing facilities are subject to periodic inspection by foreign regulatory authorities as well as by the FDA where the FDA has a reciprocal inspection agreement with the foreign regulatory authorities.

     For clinical investigation and marketing outside the United States, the Company also is subject to foreign regulatory requirements governing clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. The Company's approach to the European regulatory process involves the identification of respected clinical investigators in the member states of the European Economic Community ("EEC") to conduct clinical studies. The Company intends to design these studies to meet both FDA and EEC standards. Provided regulatory harmonization is finalized in the EEC, these studies are designed to develop a regulatory package sufficient for multi-country approval in the Company's European target markets without the need to duplicate studies for individual country approvals. This approach also takes advantage of regulatory requirements in some countries, such as in the United Kingdom, which allow Phase I studies to commence after appropriate toxicology and preclinical pharmacology studies but prior to formal regulatory approval.

     In December of 1996, the Company filed an IND with respect to SIB-1508Y for the treatment of Parkinson's disease and completed Phase I clinical trials in September 1997. See "Risk Factors -- Absence of Developed Products; Early Stage of Development."

HUMAN RESOURCES

     As of September 30, 1997, the Company had 112 employees, 35 of whom hold Ph.D. degrees. One hundred and two employees are engaged in, or directly support, research and development. The Company's employees are not covered by a collective bargaining agreement and the Company considers its relations with its employees to be excellent.

PROPERTIES

     The Company's facilities are located in La Jolla, California. As of the date of this Prospectus, the Company leases approximately 52,088 square feet of space used for laboratory and administrative purposes of which approximately 10,792 square feet is sublet. SIBIA believes that its present facility will be adequate to conduct its research activities through December 2001, when its current lease expires. The Company has an option to extend its lease for an additional five years. Management believes that it will be able to secure additional space at commercially reasonable rates during the terms of such lease, if necessary.

LEGAL PROCEEDINGS

     On July 9, 1996, the Company filed an action in the United States District Court for the Southern District of California, for patent infringement against Cadus. The complaint asserts that Cadus' assay technology infringes the Company's U.S. Patent No. 5,401,629 (the "629 patent"), entitled "Assay Methods and Compositions Useful for Measuring the Transduction of an Intracellular Signal." Through the complaint, the Company seeks damages in an unspecified amount and a preliminary and permanent injunction.

     On August 1, 1996, Cadus filed its answer and a counterclaim to the Company's complaint. The counterclaim asserts claims that the 629 patent and the Company's U.S. Patent No. 5,436,128 are invalid and/or unenforceable and further asserts claims for intentional interference with prospective economic advantage and unfair competition. The counterclaim seeks declaratory relief and compensatory and punitive damages in an unspecified amount.

     Company management believes that its complaint against Cadus is well-founded and necessary to protect the value of its intellectual property portfolio. Management believes that Cadus' counterclaim is without merit and intends to vigorously prosecute its claim of infringement and oppose Cadus' counterclaim.

     Management believes that the ultimate resolution of the above matter will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the Company's executive officers, key employees and directors as of September 30, 1997:

              NAME                 AGE                           POSITION
---------------------------------  ---     ----------------------------------------------------
William T. Comer, Ph.D.(1)         61      President, Chief Executive Officer and Director
Michael J. Dunn                    41      Vice President, Business Development
Michael M. Harpold, Ph.D.          47      Vice President, Research
G. Kenneth Lloyd, Ph.D.            53      Vice President, Pharmaceuticals -- Biology
David E. McClure, Ph.D.            50      Vice President, Clinical Development and Regulatory
Ian A. McDonald, Ph.D.             49      Vice President, Pharmaceuticals -- Chemistry
Thomas A. Reed                     41      Vice President, Finance/Administration and Chief
                                           Financial Officer
Stanley T. Crooke, M.D., Ph.D.(2)  52      Director
Gunnar Ekdahl(3)                   54      Director
William R. Miller(3)               68      Chairman of the Board of Directors
Frederick B. Rentschler(2)         58      Director
James D. Watson, Ph.D.(3)          69      Director

---------------

(1) Member of the Non-Officer Stock Option Committee

(2) Member of the Audit Committee

(3) Member of the Compensation and Stock Option Committee

     Dr. Comer has been President, Chief Executive Officer and a director of SIBIA since April 1991. Prior to joining SIBIA, Dr. Comer worked for Bristol-Myers Squibb for 30 years in various scientific and management positions. He served as Executive Vice President, Science & Technology, and then President, Pharmaceutical Research & Licensing at Bristol-Myers Squibb from April 1989 until April 1990. Thereafter, he served as Senior Vice President, Strategic Management -- Pharmaceuticals and Nutritionals at Bristol-Myers Squibb until March 1991. Dr. Comer is currently a director of Cytel Corporation, the University of California, San Diego ("UCSD") Cancer Center Foundation and The San Diego Chamber Orchestra. He is also a member of the Governor's Council on Biotechnology, the Executive Committee of BIOCOM and the UCSD Industrial Advisory Committee for the Department of Chemistry and Biochemistry. Dr. Comer received a B.A. degree from Carleton College and a Ph.D. in Organic Chemistry and Pharmacology from the University of Iowa.

     Mr. Dunn has been with SIBIA since the Company's inception. He has been Vice President, Business Development since August 1995. From 1992 to 1995, he was Director, Business Development and was Manager of Business Development from September 1991 to April 1992. He received a B.A. degree from the University of Chicago and an M.B.A. degree from the University of San Diego.

     Dr. Harpold has been Vice President, Research since 1986 and was a founding member of SIBIA's scientific staff and Research Director from 1981 to 1986. From 1979 to 1981, he was Assistant Professor of Biochemistry at the University of Southern California School of Medicine and Member of the Kenneth Norris, Jr. Comprehensive Cancer Center. Dr. Harpold received his B.S. degree from Texas Christian University and a Ph.D. in Developmental and Molecular Cell Biology from Tulane University and was a Helen Hay Whitney Research Fellow at The Rockefeller University from 1976 to 1979.

     Dr. Lloyd has been Vice President, Pharmaceuticals -- Biology since 1994. He joined SIBIA in October 1992. Beginning in 1977, Dr. Lloyd worked for Synthelabo S.A. where he held various management positions culminating with six years as Associate Director, Biology with responsibility for nervous system, cerebrovascular, bronchopulmonary, gastrointestinal and inflammation research. From 1990 to 1992, Dr. Lloyd was Assistant Vice President of Research and Director of Research (U.K.) for Wyeth-Ayerst Research. Dr. Lloyd serves on the Scientific Advisory Boards of Epigenesis and the Huntington Chorea Society of Canada. He received his B.S. and M.S. degrees from McGill University and a Ph.D. from the University of Toronto. He held a postdoctoral position at F. Hoffman-La Roche & Co. Ltd. in Basel, Switzerland.

     Dr. McClure has been Vice President, Clinical Development and Regulatory since September 1996. From 1992 to 1996, Dr. McClure served as Director, Product Development and Project Management at Molecular Biosystems, Inc. From 1988 to 1992, he served as Assistant Director, Oncology Clinical and Medical Affairs, and as Senior Project Development Manager, Drug Development Department at ICI Pharmaceuticals Group. From 1983 to 1988, Dr. McClure served as Development Team Chairperson and Section Head, Medicinal Chemistry at McNeil Pharmaceutical (Johnson & Johnson). He started his career at Merck Research Laboratories as a medicinal chemist. He received his B.S. degree in Chemistry from Nebraska Wesleyan University, a Ph.D. in Organic Chemistry from Stanford University, and conducted post-doctoral work from 1973 to 1975 at Columbia University.

     Dr. McDonald has been Vice President, Pharmaceuticals -- Chemistry since 1994. He joined SIBIA as Director of Chemistry in February 1993. He has held senior scientist positions at the State Health Laboratory Service in Perth, Australia, at the Australian National University; the Centre de Recherche Merrell International, Strasbourg, France; and he was a Group Leader and Senior Research Scientist, Marion Merrell Dow Research Institute (formerly Merrell
Dow), Cincinnati, Ohio during the period July 1985 to February 1993. He received his B.S. degree and Ph.D. from the School of Chemistry, the University of Western Australia. He completed his postdoctoral studies at the Organic Chemistry Institute of the University of Zurich, Switzerland.

     Mr. Reed has been with SIBIA since the Company's inception. He has been Vice President, Finance/Administration and Chief Financial Officer since August 1995. From 1991 to 1995, he was Director, Finance and was Manager of Business and Market Evaluation from January 1989 to April 1991. He received a B.A. degree from the University of California, Berkeley and an M.B.A. degree from the University of San Diego.

     Dr. Crooke has been a director of the Company since April 1992. He is the founder of ISIS Pharmaceuticals, Inc., a biotechnology company, and has been its Chief Executive Officer since its inception in January 1989 and Chairman of the Board of Directors since February 1991. From 1980 until January 1989, Dr. Crooke was employed by SmithKline Beckman Corporation, a pharmaceutical company, most recently as President of Research and Development of SmithKline & French Laboratories. Dr. Crooke received a Ph.D. and an M.D. degree from Baylor College of Medicine. He is Chairman of the Board of Directors of GeneMedicine, Inc. a biotechnology company, and EPIX Medical, Inc. and is an Adjunct Professor of Pharmacology at the Baylor College of Medicine and UCSD.

     Mr. Ekdahl has been a director of the Company since 1995. He was appointed Chairman of the Board of Directors of Skandigen AB in 1995. Mr. Ekdahl has extensive experience with Swedish finance and investment companies and was President and Chief Executive Officer of Latour AB from 1985 to 1992, with controlling holdings in large Swedish industrial companies. Mr. Ekdahl has been active as a non-executive board member of several Swedish companies, including Chairman of Arcona AB, G&L Beijer AB, Lofbergs Lila AB, and Philipson Bil AB. Mr. Ekdahl received his B.A. degree from the Stockholm School of Economics.

     Mr. Miller has been a director of the Company since August 1991 and Chairman of the Board of Directors since August 1992. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, after six years in that position. Mr. Miller is a director of ImClone Systems, Inc., ISIS Pharmaceuticals, Inc., St. Jude Medical, Inc., Transkaryotic Therapies, Inc., Westvaco Corporation, Xomed Surgical Products, Inc. and is an Advisory Director of Chugai Pharmaceuticals, Inc. He is Chairman of the Board of Vion Pharmaceuticals, Inc. Mr. Miller is Vice Chairman of the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association. Mr. Miller is a Trustee of the Manhatten School of Music, Metropolitan Opera Association, Opera Orchestra of New York, a member of Oxford University Chancellor's Court of Benefactors; Honorary Fellow of St. Edmund Hall, and Chairman of the English-Speaking Union of the United States.

     Mr. Rentschler has been a director of the Company since January 1993. Since 1990, he has been a director of several U.S. companies, including The Salk Institute for Biological Studies. In addition, during 1990, he was

President and Chief Executive Officer of Northwest Airlines. From 1986 to 1987, Mr. Rentschler held several positions at Beatrice Company, the most recent being President and Chief Executive Officer. From 1980 to 1984, Mr. Rentschler was President and Chief Executive Officer of Hunt-Wesson Foods, Inc. Prior to joining HuntWesson Foods, Inc., Mr. Rentschler was President and a director of Armour International from 1976 to 1977 and President of Armour-Dial from 1977 to 1979. In addition, Mr. Rentschler is a director of International Game Technology, Inc. and Bionutrics, Inc. Mr. Rentschler received his B.A. degree from Vanderbilt University and his M.B.A. from Harvard Business School. He joined The Salk Institute Board of Trustees in 1988 and has been Chairman of the Board of Trustees since November 1995.

     Dr. Watson has been a director of the Company since July 1992. Dr. Watson served as director of the Cold Spring Harbor Laboratory from 1968 to 1994, at which time he was appointed President. From 1956 to 1976, Dr. Watson was a member of the Department of Biology (then Molecular Biology) at Harvard University. Between 1988 and 1992, he directed the National Center for Human Genome Research at the National Institute of Health. In 1962, Dr. Watson, along with Drs. Francis H.C. Crick and Maurice Wilkins, was awarded the Nobel Prize in Physiology or Medicine for discovering the structure of deoxyribonucleic acid. Dr. Watson has won numerous awards in addition to the Nobel Prize and is a member of the U.S. National Academy of Sciences, the Royal Society in London, the Danish Academy of Arts and Sciences and the Academy of Sciences of Russia. Dr. Watson holds a B.S. degree from the University of Chicago and a Ph.D. from Indiana University and has also received honorary degrees from 21 colleges and universities. He is a director of the Pall Corporation and a director of Diagnostic Products Corporation.

     Each officer serves at the discretion of the Board of Directors. The Company's Certificate of Incorporation permits the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has six directors authorized. There are no family relationships among any of the directors or officers of the Company.

BOARD COMPOSITION

     The Company currently has authorized six directors. In accordance with the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes with staggered three-year terms. Class I consists of Dr. Comer and Mr. Ekdahl, Class II consists of Mr. Rentschler and Dr. Watson and Class III consists of Dr. Crooke and Mr. Miller. At each annual meeting of stockholders, the successors to directors whose term then expires will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

BOARD COMMITTEES

     The Board's Non-Officer Stock Option Committee consists of Dr. Comer as the sole member. The function of the Non-Officer Stock Option Committee is to review and approve stock option grants under the Company's 1996 Equity Incentive Plan in accordance with guidelines approved by the Board to eligible persons under the plan that are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, by reason of their status as an officer, director or stockholder of the Company.

     The Audit Committee is composed of two non-employee directors: Dr. Crooke and Mr. Rentschler. The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent accountants to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls.

     The Compensation and Stock Option Committee is composed of three non-employee directors: Messrs. Ekdahl and Miller and Dr. Watson. The Compensation and Stock Option Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate.

DIRECTOR COMPENSATION

     Prior to May 9, 1996 (the effective date of the Company's initial public offering), each non-employee director received an annual retainer of $12,000 and an additional amount of $1,000 for each meeting of the Board of Directors such non-employee director attended. The annual retainer was paid in two equal installments during the year. Effective upon the Company's initial public offering, each non-employee director of the Company became entitled to receive an annual retainer of $15,000, with the Chairman of the Board of Directors receiving $25,000. Such annual retainer is paid in two equal installments over the year. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. During fiscal year 1996, certain non-employee directors also received compensation for their services as members of the Company's Scientific Advisory Board.

     In the fiscal year ended December 31, 1996, the total compensation paid to non-employee directors for service on the Board of Directors and/or committees of the Board of Directors was as follows: Dr. Crick -- $7,500; Dr.
Crooke -- $12,500; Mr. Ekdahl -- $7,500; Mr. Miller -- $21,500; Mr.
Rentschler -- $7,500; -- Dr. Watson -- $16,500. In addition, each of Drs. Crick and Watson received $10,000 for their service on the Company's Scientific Advisory Board.

     In addition to cash compensation, non-employee directors are eligible to receive annual grants of options to purchase Common Stock of the Company. Each person who for the first time becomes a non-employee director shall be granted upon the date of his or her initial election to the Board of Directors, an option to purchase 10,000 shares of Common Stock of the Company. In addition, on the date of each annual meeting of stockholders, each non-employee director who is reelected at such meeting shall be granted an option to purchase 3,000 shares of Common Stock of the Company; provided, however, that a non-employee director who is then serving as the Chairman of the Board shall be granted an option to purchase 5,000 shares of Common Stock of the Company.

     During fiscal year 1996, the Company granted an option to purchase 3,000 shares of Common Stock of the Company to each non-employee director and an option to purchase 5,000 shares of Common Stock of the Company to the Chairman of the Board of Directors an exercise price per share of $9.75. The fair market value of the Company's Common Stock on the date of grant was $9.75 per share (based upon the closing sales price reported in the National Market System on the date of grant). As of September 30, 1997, no options granted to the non-employee directors had been exercised. In addition, during fiscal year 1996, each of Messrs. Gunnar and Rentschler and Dr. Crick received an option to purchase 10,000 shares of Common Stock of the Company, which reflected the option each was entitled to receive upon his initial election to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board of Directors was, at any time during the fiscal year ended December 31, 1996, or at any other time, an officer or employee of the Company. Each of the Company's directors, other than Frederick B. Rentschler, has acquired shares of the Company's Common Stock. See "Certain Transactions" and "Principal and Selling Stockholders."

SCIENTIFIC ADVISORY BOARD

     SIBIA has a Scientific Advisory Board that provides consulting services to SIBIA. The Scientific Advisory Board meets as a group at least twice each year, and on an individual basis with management when so requested, to discuss research priorities and new developments. The Scientific Advisory Board consists of independent professionals with recognized expertise in relevant sciences or clinical medicine who advise the Company about present and long-term scientific planning, research and development. SIBIA's Scientific Advisory Board consists of the following persons:

     Dennis W. Choi, M.D., Ph.D., Professor and Head of Neurology at Washington University Medical School and Neurologist-in-Chief at Barnes-Jewish Hospital. Dr. Choi is a molecular neuropharmacologist and clinical neurologist, and his research is directed toward understanding the basic mechanisms which underlie brain or spinal cord injury in acute or chronic neurological disease states. In 1992 he received the Wakeman Award and in 1994 the Silvio Cone Decade of the Brain Award for his research.

     Ronald M. Evans, Ph.D., Professor and Director of the Gene Expression Laboratory and Investigator of the Howard Hughes Medical Institute at The Salk Institute. Dr. Evans' research focuses on the regulation of gene expression, with intracellular receptor systems being the primary experimental models. He is a member of the U.S. National Academy of Sciences.

     Stephen F. Heinemann, Ph.D., Professor and Director of the Molecular Neurobiology Laboratory at The Salk Institute. Dr. Heinemann's research focuses on the structure and function of brain receptors and their role in neurological diseases and mental illness. He is a member of the U.S. National Academy of Sciences.

     Lewis L. Judd, M.D., Professor and Chairman of the Department of Psychiatry, UCSD. Dr. Judd was the Director of the National Institute of Mental Health and is an acknowledged expert on neuropsychiatric diseases. He is a member of the U.S. National Academy of Sciences and the National Institute of Medicine.

     Richard J. Miller, Ph.D., Professor in the Department of Pharmacology and Physiological Sciences and member of the Committee on Neurobiology, University of Chicago. Dr. Miller is a neuropharmacologist whose current research involves different neuronal receptor/ion channel systems that flux calcium.

     Sangram S. Sisodia, Ph.D., Associate Professor of Pathology and Neuroscience, The Johns Hopkins University School of Medicine. Dr. Sisodia is a molecular neurobiologist who is studying the molecular basis of Alzheimer's disease.

     James D. Watson, Ph.D. See "-- Executive Officers and Directors."

     There is no fixed term of service on the Scientific Advisory Board; current members may resign or be removed at any time, and additional members may be appointed by SIBIA. Members do not serve on an exclusive basis to SIBIA, are not under contract with SIBIA (other than with respect to confidentiality obligations) and are not obligated to present corporate opportunities to SIBIA. To the Company's knowledge, none of the members of the Scientific Advisory Board is working on the development of a competitive product. Inventions or products developed by members of the Scientific Advisory Board who are not otherwise affiliated with SIBIA will not become SIBIA's property but will remain the member's property.

     Members of the Scientific Advisory Board generally receive a stock option grant upon joining such Board as well as $10,000 per year for their services. All members receive reimbursement for expenses incurred in traveling to and attending meetings on behalf of SIBIA. Certain members of the Scientific Advisory Board have previously received stock options under the Company's stock option plans in amounts determined from time-to-time by the Board of Directors

EXECUTIVE COMPENSATION

     The following table shows for the fiscal years ended December 31, 1995 and 1996, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its six other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                    AWARDS(2)
                                                  ANNUAL COMPENSATION(1)           ------------
                                          --------------------------------------    SECURITIES     ALL OTHER
                                 FISCAL                           OTHER ANNUAL      UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)   COMPENSATION($)   OPTIONS(#)(3)     (#)(4)
-------------------------------  ------   ---------   --------   ---------------   ------------   ------------
William T. Comer, Ph.D.........    1996     249,000    28,800             --          15,040          4,491
  Chief Executive Officer and      1995     237,200    18,000             --          12,925          3,608
  President
Michael M. Harpold, Ph.D.......    1996     182,500    16,000             --           8,225          5,253
  Vice President, Research         1995     174,875     9,650             --           7,050          5,530
G. Kenneth Lloyd, Ph.D.........    1996     178,000    15,200         10,000(5)        8,225          5,248
  Vice President,                  1995     170,250     9,000         10,000(5)        6,815          5,505
  Pharmaceuticals -- Biology
Ian A. McDonald, Ph.D..........    1996     153,250    13,300         10,000(5)        7,050          5,144
  Vice President,                  1995     146,000     9,150         10,000(5)        5,875          5,139
  Pharmaceuticals -- Chemistry
Michael J. Dunn................    1996     113,000     7,500             --           4,700          3,865
  Vice President, Business         1995      86,100     4,700             --          15,275(6)       3,027
  Development
Thomas A. Reed.................    1996     123,500     9,700             --           4,700          4,224
  Vice President,                  1995      98,000     5,200             --          15,745(6)       3,447
  Finance/Administration and
  Chief Financial Officer
David E. McClure,Ph.D.(7)......    1996      51,667    10,000             --          33,500             --
  Vice President, Clinical         1995          --        --             --              --             --
  Development and Regulatory

---------------

(1) As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain perquisites where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.

(2) None of the Named Executive Officers held restricted stock awards as of September 30, 1997.

(3) Unless otherwise noted, all options were granted under the Company's 1996 Plan or 1992 Plan.

(4) All amounts include the value of excess group term life insurance premiums and matching 401(k) Plan contributions paid on behalf of the Named Executive Officers.

(5) Includes forgiveness of $10,000 of principal amount owed to the Company for certain indebtedness.

(6) Includes options to purchase up to 11,750 shares of the Company's Common Stock granted pursuant to the Company's Management Change of Control Plan.

(7) Dr. McClure joined the Company in September, 1996. Salary amount represents the total amount of base salary actually paid to Dr. McClure in 1996. Dr. McClure's annual base salary for 1996 was $155,000. Bonus amount of $10,000 represents Dr. McClure's sign-on bonus. Upon joining the Company, Dr. McClure was granted an option to purchase 33,500 shares of Common Stock of the Company at an exercise price of $6.63 per share. The option vests and becomes exercisable in four equal annual installments commencing on September 1, 1997.

STOCK OPTION GRANTS AND EXERCISES

     The Company currently grants options to its executive officers under its 1996 Equity Incentive Plan (the "1996 Plan"). The following tables show, for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL
                                                                                                        REALIZABLE VALUE
                                                        INDIVIDUAL GRANTS                                      AT
                              ----------------------------------------------------------------------     ASSUMED ANNUAL
                              NUMBER OF                                                                  RATES OF STOCK
                              SECURITIES                                                                     PRICE
                              UNDERLYING      % OF TOTAL                                                  APPRECIATION
                               OPTIONS      OPTIONS GRANTED    EXERCISE OR     MARKET                  FOR OPTION TERM(3)
                               GRANTED      TO EMPLOYEES IN    BASE PRICE     VALUE ON    EXPIRATION   ------------------
            NAME                (#)(1)      FISCAL YEAR(2)      ($/SH)(3)    GRANT DATE      DATE      5%($)      10%($)
----------------------------  ----------   -----------------   -----------   ----------   ----------   ------     -------
William T. Comer, Ph.D. ....    15,040            5.2%            $1.91        $ 1.91       2/21/01    $7,937     $17,538
Michael M. Harpold,
  Ph.D. ....................     8,225            2.9%             1.91          1.91       2/21/01     4,340       9,591
G. Kenneth Lloyd, Ph.D. ....     8,225            2.9%             1.91          1.91       2/21/01     4,340       9,591
Ian A. McDonald, Ph.D. .....     7,050            2.5%             1.91          1.91       2/21/01     3,720       8,221
Michael J. Dunn.............     4,700            1.6%             1.91          1.91       2/21/01     2,480       5,481
Thomas A. Reed..............     4,700            1.6%             1.91          1.91       2/21/01     2,480       5,481

---------------

(1) Options were granted under the Company's 1992 Plan prior to the Company's initial public offering of Common Stock in May 1996. The options vest at an annual rate of 25% over a period of four years.

(2) Based on options to purchase 286,757 shares of the Company's Common Stock granted to employees, including Named Executive Officers, under the 1996 Plan and the Company's 1992 Plan during fiscal year 1996.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (5 or 10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth, with respect to each of the Named Executive Officers, information regarding the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1996:

                                                       NUMBER OF SECURITIES
                             SHARES                         UNDERLYING                 VALUE OF UNEXERCISED
                             ACQUIRED                 UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                               ON        VALUE       DECEMBER 31, 1996 (#)(2)        DECEMBER 31, 1996 ($)(3)
                             EXERCISE   REALIZED   ----------------------------    ----------------------------
           NAME                (#)      ($)(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------  -------    -------    -----------    -------------    -----------    -------------
William T. Comer, Ph.D.      258,500          0       31,432          99,933        $ 203,089       $ 638,801
Michael M. Harpold, Ph.D.    138,650    808,400       26,439          60,511          133,278         388,011
G. Kenneth Lloyd, Ph.D.        1,636      8,425       45,894          60,335          291,581         386,947
Ian A. McDonald, Ph.D.             0          0       42,007          57,868          267,538         372,708
Michael J. Dunn               24,910    167,555       16,863          52,697          110,511         342,769
Thomas A. Reed                16,098     79,315        2,409          53,168           14,222         345,589
David E. McClure, Ph.D.            0          0            0          33,500                0          29,145

---------------

(1) Calculation of value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price. Includes (i) the value of shares acquired upon the exercise of options prior to the Company's initial public offering of Common Stock in May 1996, whereby the fair market value of the Company's shares was determined solely by the Board of Directors on such date, and (ii) the value of shares acquired upon exercise of options after the Company's initial public offering whereby the fair market value on the date of exercise was equal to the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market. Does not reflect any losses that may have been incurred as a result of option exercises at fair market values below the exercise price.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with an exercise price below the fair market value of the Company's Common Stock.

(3) Calculation based on the fair market value of the Company's Common Stock at December 31, 1996 ($7.50), minus the exercise price.

CHANGE IN CONTROL ARRANGEMENTS

     In November 1994, the Company adopted a Management Change of Control Plan, which was subsequently amended in December 1995, March 1996 and June 1997 (as amended, the "Change of Control Plan") applicable to William T. Comer, Michael
J. Dunn, Michael M. Harpold, G. Kenneth Lloyd, David E. McClure, Ian A. McDonald and Thomas A. Reed. The Change of Control Plan generally provides for the payment of benefits to its participants upon the occurrence of certain defined change of control events. Among the benefits provided are: (i) cash bonuses of up to 25% of annual base salary, depending on the valuation of the Company at the time of the change of control; (ii) acceleration of vesting of certain stock options granted to each participant; (iii) severance payments of up to two times annual base salary, depending on the participant's position with the Company at the time of a change of control; and (iv) the payment of health insurance premiums and outplacement expenses incurred upon a change of control.

     Under the Change of Control Plan, a "change of control" of the Company is defined as any one of the following: (i) the sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company's incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least 50% of the voting securities of the controlling acquiring corporation); (iii) a merger or consolidation in which the Company is the surviving corporation and less than 50% of the voting securities of the Company which are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (iv) any transaction or series of related transactions after which any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner of voting securities of the Company representing 50% or more of the combined voting power of all of the voting securities of the Company; (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the membership of the Company's Board of Directors ("Incumbent Directors") cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board of Directors are entitled to cast, unless the election, or the nomination for election by the Company's stockholders, of a new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the Incumbent Directors, in which case such director shall also be treated as an Incumbent Director in the future; or (vi) the liquidation or dissolution of the Company.

1996 EQUITY INCENTIVE PLAN

     In February 1996, the Board of Directors adopted the Company's 1996 Equity Incentive Plan (the "1996 Plan") under which 1,513,141 shares of Common Stock are reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants. The 1996 Plan was adopted by the Board to replace the Company's 1981 Employee Stock Option Plan (the "1981 Plan") and its 1992 Stock Option and Restricted Stock Plan (the "1992 Plan," and, together with the 1981 Plan, the "Prior Plans"). The 1981 Plan terminated by its terms in 1991; provided, however, that options outstanding under the 1981 Plan will be exercisable according to their terms. The 1992 Plan was terminated upon the closing of the Company's initial public offering and no further options were to be issued thereunder; provided, however, that options outstanding under the 1992 Plan would be exercisable according to their terms. The 1996 Plan will terminate in February 2006, unless sooner terminated by the Board.

     The 1996 Plan provides a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to receive stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Substantially all of the Company's employees are eligible to participate in the 1996 plan.

     The 1996 Plan permits the granting of options intended to qualify as incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") to employees (including officers and employee directors) and options that do not so qualify ("Nonstatutory Options," and, together with Incentive Options, the "Options") to employees (including officers and employee directors) and consultants (including non-employee directors). In addition, the 1996 Plan permits the granting of stock appreciation rights ("SARs") appurtenant to or independently of Options, as well as stock bonuses and rights to purchase restricted stock (Options, SARs, stock bonuses and rights to purchase restricted stock are hereinafter referred to as "Stock Awards"). No person shall be eligible to be granted Options and SARs covering more than 500,000 shares of Common Stock in any 12-month period.

     In June 1997, the Board amended the 1996 Plan to provide for acceleration of vesting of options outstanding under such plan held by any employee of the Company who within 12 months following certain defined change of control events either (i) is terminated by the Company without cause or (ii) terminates his or her employment with the Company for good reason (as defined in such plan). The definition of a "change of control" under the 1996 Plan is identical to the definition thereof under the Change of Control Plan. The amendment was designed to deter hostile takeovers and may have the effect of delaying or preventing a change in control of the Company.

     As of September 30, 1997, the Company had granted Options to purchase up to 369,180 shares of Common Stock under the 1996 Plan. No other Stock Awards have been granted or awarded under the 1996 Plan.

EMPLOYEE STOCK PURCHASE PLAN

     In February 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Employee Stock Purchase Plan (the "Purchase Plan"). The purpose of the Purchase Plan is to assist the Company in retaining the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Purchase Plan provides a means by which employees of the Company and its affiliates may purchase Common Stock of the Company at a discount through accumulated payroll deductions. The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code. The maximum number of shares of Common Stock that may be issued under the Purchase Plan is 500,000. Substantially all of the Company's employees are eligible to participate in the Purchase Plan.

     Under the Purchase Plan, the Board may provide for the grant of rights to purchase Common Stock to eligible employees (an "Offering") on a date or dates to be selected by the Board of Directors. The first Offering under the Purchase Plan began May 9, 1996, the effective date of the Company's initial public offering, and extends until April 30, 1998. Subsequent Offerings will commence on May 1 every year, beginning with calendar year 1998 and shall end on the day prior to the first anniversary of the date the Offering commences. As of September 30, 1997, the Company had issued 21,206 shares of Common Stock to employees under the Purchase Plan.

1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In February 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Directors' Plan. The purpose of the Directors' Plan is to attract and retain the services of persons capable of serving as non-employee directors on the Board of Directors and to provide incentives for such persons to exert maximum efforts to promote the success of the Company. The Directors' Plan provides for the automatic grant of nonstatutory stock options to purchase shares of Common Stock to non-employee directors of the Company. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 235,000. Option grants under the Directors' Plan are non-discretionary.

     Under the Directors' Plan, each person who for the first time becomes a non-employee director shall be granted upon the date of his or her initial election to the Board of Directors, an option to purchase 10,000 shares of Common Stock of the Company. In addition, on the date of each annual meeting of stockholders, each non-employee director who is reelected at such meeting shall be granted an option to purchase 3,000 shares of Common Stock of the Company; provided, however, that a non-employee director who is then serving as the Chairman of the Board shall be granted an option to purchase 5,000 shares of Common Stock of the Company.

     In June 1997, the Board of Directors amended the Directors' Plan to provide for acceleration of vesting of options outstanding under such plan held by any non-employee director whose continuous status as a director of the Company terminates for any reason or for no reason within 12 months following certain defined change of control events. The definition of a "change of control" under the Directors' Plan is identical to the definition thereof under the Change of Control Plan. The amendment was designed to deter hostile takeovers and may have the effect of delaying or preventing a change in control of the Company.

     As of September 30, 1997, options to purchase 37,000 shares had been granted under the Directors' Plan. Options granted under the Directors' Plan are not intended to qualify as Incentive Options.

401(K) PLAN

     The Company adopted a tax-qualified employee savings and retirement plan under Section 401(k) of the Code (the "401(k) Plan") covering all of the Company's employees who meet minimum age requirements. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to 9% of their salaries, but not in excess of the statutory prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company currently matches 50% of employee contributions up to 6% of an employee's salary, limited to the maximum contribution allowable for income tax purposes. Employer contributions vest proportionally over five years of service. Contributions to the 401(k) Plan made by employees or by the Company, and income earned on such contributions made by the Company, if any, will be deductible by the Company when made. The 401(k) Plan may be amended or discontinued at any time by the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers. In addition, the Company is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the Company on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the Bylaws or otherwise.

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be personally liable to the Company and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Company's Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving any director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In February 1996, William T. Comer, President, Chief Executive Officer and a Director of the Company, exercised an option to purchase 258,500 shares of Common Stock pursuant to the Company's 1981 Employee Stock Option Plan at an exercise price of $2.13 per share for a total purchase price of $550,000. In accordance with the terms of the 1981 Employee Stock Option Plan, such purchase price was paid in cash in the amount of $11,000 and by delivery of a full recourse promissory note payable in the principal amount of $539,000 and bearing interest at 7% per annum. Such note was paid in full in May 1997.

     In July 1992, the Company loaned to Dr. Harpold $43,600 pursuant to a promissory note bearing interest at the rate of 7.5% per annum. In February 1996, the Company loaned to Dr. Harpold $44,100 as the purchase price for certain options to purchase Common Stock of the Company pursuant to a promissory note bearing interest at the rate of 7.0% per annum. As of September 30, 1997, the total amount of principal and interest outstanding under the promissory notes was $96,529.

TRANSACTION WITH 5% STOCKHOLDERS

     In March 1996, the Company executed an agreement with Novartis to extend the term of its collaborative agreement to September 1998, unless extended by mutual consent or terminated by either party upon six months' notice, which may be provided after September 1997. In exchange for providing a certain level of scientific research under the agreement, the Company will receive payments from Novartis; additional payments may be received by the Company upon the achievement of certain development milestones and the Company may receive royalties in the event there are sales of products containing a compound developed under the agreement. As part of the agreement, Novartis agreed to make a further equity investment in shares of the Company's Common Stock of $7,500,000, of which $5,000,000 was made in conjunction with the initial public offering of the Company's Common Stock and the remaining $2,500,000 will be made upon the achievement of certain research milestones. Novartis has also paid the Company $500,000 to fund certain capital expenditures, which may be credited against future milestone payments. Upon expiration or termination of the agreement, each party will continue to have a non-exclusive right to use technology developed and, for a period of three years after the agreement, Novartis will have a right of first negotiation related to any compounds developed from the technology related to the agreement.

     In 1990, the Company entered into a three-year agreement with the Salk Institute in the area of EAARs. This agreement provided for the support of research in 1992 and 1993 at The Salk Institute by the Company and the transfer of research materials and research results in the EAAR area from The Salk Institute to the Company. The Company also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, the Company is required to make certain minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of September 30, 1997, and as adjusted to reflect the sale of the Common Stock being offered hereby by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock (including The Salk Institute as "Selling Stockholder").

                                              NUMBER OF SHARES
                                             BENEFICIALLY OWNED                        NUMBER OF SHARES
                                                    PRIOR                             BENEFICIALLY OWNED
                                               TO OFFERING(1)          SHARES OF        AFTER OFFERING
                                             -------------------      COMMON STOCK    -------------------
   NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER     PERCENT     OFFERED HEREBY    NUMBER     PERCENT
-------------------------------------------  ---------   -------     --------------   ---------   -------
The Salk Institute for Biological
  Studies..................................  1,983,461     21.4%         250,000      1,733,461     15.0%
  10010 North Torrey Pines Road
  La Jolla, CA 92037
Novartis AG................................  1,035,324     11.1%              --      1,035,324      9.0%
  CH-4002 Basel
  Switzerland
Skandigen AB...............................    986,696     10.6%              --        986,696      8.6%
  Norrlandsgatan 15
  111 43 Stockholm, Sweden
Bristol-Myers Squibb Company...............    658,000      7.1%              --        658,000      5.7%
  345 Park Avenue
  New York, NY 10154
Biotechnology Value Fund, L.P.(2)..........    553,000      6.0%              --        553,000      4.8%
  333 West Wacker Drive, Suite 1600
  Chicago, IL 60606
Wellington Management Company LLP(3).......    513,800      5.5%              --        513,800      4.5%
  75 State Street
  Boston, MA 02109
State of Wisconsin Investment Board(4).....    482,300      5.2%              --        482,300      4.2%
  P.O. Box 7842
  Madison, WI 53707
William T. Comer, Ph.D.(5).................    325,338      3.5%              --        325,338      2.8%
Michael M. Harpold, Ph.D.(6)...............    116,966      1.3%              --        116,966      1.0%
William R. Miller(7).......................     60,375        *               --         60,375        *
G. Kenneth Lloyd, Ph.D.(8).................     56,601        *               --         56,601        *
Ian A. McDonald, Ph.D.(9)..................     60,392        *               --         60,392        *
Thomas A. Reed(10).........................     59,712        *               --         59,712        *
David E. McClure(11).......................     10,108        *               --         10,108        *
Stanley T. Crooke, M.D., Ph.D.(12).........     17,250        *               --         17,250        *
James D. Watson, Ph.D.(13).................     39,750        *               --         39,750        *
Michael J. Dunn(14)........................     51,953        *               --         51,953        *
Frederick B. Rentschler(15)................     26,250        *               --         26,250        *
Gunnar Ekdahl(16)..........................     20,500        *               --         20,500        *
All executive officers and directors as a
  group
  (12 persons)(17).........................    845,195      8.8%              --        845,195      7.1%

---------------

 * Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,289,480 shares outstanding on September 30, 1997, adjusted as required by the rules promulgated by the SEC.

 (2) BVF Partners L.P., a Delaware limited partnership ("Partners"), is the general partner of Biotechnology Value Fund, L.P., a Delaware limited partnership ("BVF"). BVF Inc., a Delaware corporation ("BVF Inc."), is an investment adviser to and the general partner of Partners. Mark N. Lampert, an individual, is the sole stockholder, sole director and an officer of BVF Inc. BVF may be deemed to have beneficial ownership of 323,000 shares of Common Stock of the Company, and Partners and BVF Inc. may be deemed to have beneficial ownership of 553,000 shares of Common Stock of the Company. BVF shares voting and dispositive power over the 323,000 shares of Common Stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the 553,000 shares of Common Stock they beneficially own with, in addition to BVF, the managed accounts on whose behalf Partners, as investment managers, purchased such shares.

 (3) Wellington Management Company LLP ("WMC") is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. WMC may be deemed to have beneficial ownership of 513,800 shares of Common Stock of the Company, that are owned by numerous investment advisory clients of WMC, none of which is known to have ownership of more than 5% of the total outstanding shares of Common Stock of the Company. As of December 31, 1996, WMC had shared voting power over 225,200 shares and shared dispositive power over 513,800 shares. The foregoing information is derived from information provided to the Company by WMC.

 (4) Information provided is to the best of the Company's knowledge.

 (5) Includes 66,838 shares subject to options exercisable within 60 days of September 30, 1997.

 (6) Includes 41,156 shares subject to options exercisable within 60 days of September 30, 1997.

 (7) Includes 7,500 shares subject to options exercisable within 60 days of September 30, 1997.

 (8) Includes 41,038 shares subject to options exercisable within 60 days of September 30, 1997.

 (9) Includes 59,392 shares subject to options exercisable within 60 days of September 30, 1997.

(10) Includes 21,766 shares subject to options exercisable within 60 days of September 30, 1997.

(11) Includes 9,415 shares subject to options exercisable within 60 days of September 30, 1997.

(12) Includes 16,250 shares subject to options exercisable within 60 days of September 30, 1997.

(13) Includes 10,375 shares subject to options exercisable within 60 days of September 30, 1997.

(14) Includes 36,043 shares subject to options exercisable within 60 days of September 30, 1997.

(15) Includes 26,250 shares subject to options exercisable within 60 days of September 30, 1997. Does not include 1,983,461 shares beneficially owned by The Salk Institute. Mr. Rentschler is currently the Chairman of the Board of Trustees for The Salk Institute for Biological Studies.

(16) Includes 14,500 shares subject to options exercisable within 60 days of September 30, 1997. Does not include 986,696 shares beneficially owned by Skandigen AG, of which Mr. Ekdahl is the Chairman of the Board.

(17) Includes 350,523 shares subject to options exercisable within 60 days of September 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and the provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to such documents which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of September 30, 1997, there were 9,289,480 shares of Common Stock outstanding held of record by approximately 121 stockholders.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering and the sale of the Ciba Shares by the Company will be, fully paid and nonassessable.

     Delaware law does not require stockholder approval for any issuance of authorized shares of Common Stock. These additional shares may be issued for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "-- Certain Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

PREFERRED STOCK

     Under the Certificate of Incorporation, the Board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, and to fix the rights, designations, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the stockholders. There are currently no shares of Preferred Stock outstanding, and the Company has no present plans to issue any shares of Preferred Stock. See "-- Certain Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

SHARES PURCHASE RIGHTS PLAN; JUNIOR PREFERRED STOCK

     On March 17, 1997 the Board of Directors approved the adoption of a Share Purchase Rights Plan (the "Rights Plan"). Terms of the Rights Plan provide for a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, of the Company. The dividend was payable on April 2, 1997 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share (the "Preferred Shares"), at a price of $60.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. Each one one-hundredth of a share of Preferred Shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of Common Stock. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of March 17, 1997 entered into between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent (the "Rights Agent").

     Initially, the Rights will be evidenced by the stock certificates representing the Common Stock then outstanding, and no separate Right Certificates, as defined, will be distributed. Until the earlier to occur of (i) the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Stock certificate with or without a copy of the Summary of Rights, which is included in the Rights Agreement.

     Until the Distribution Date, the Rights will be transferable with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on March 17, 2007 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Preferred Shares or other securities or other property, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). The exercise of Rights for Preferred Shares is at all times subject to the availability of a sufficient number of authorized but unissued Preferred Shares.

     The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidation or combinations of the Common Stock occurring, in any case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled receive an aggregate payment equal to 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount of consideration received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend and liquidation rights, the value of one one-hundredth of a Preferred Share should approximate the value of one share of Common Stock. The Preferred Shares would rank junior to any other series of the Company's preferred stock.

     In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Company may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights). This right will terminate 60 days after the date on which the Rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the Rights, in which event this right will terminate 60 days after the date on which the Rights again become exercisable.

     Generally, under the Rights Plan, an "Acquiring Person" shall not be deemed to include (i) the Company, (ii) a subsidiary of the Company, (iii) any employee benefit or compensation plan of the Company, (iv) any entity holding Common Stock for or pursuant to the terms of any such employee benefit or compensation plan, or (v) The Salk Institute; provided, however, that The Salk Institute shall be deemed an Acquiring Person in the event it becomes the beneficial owner of any additional Common Shares without the Company's prior written consent (as defined below). In addition, except under limited circumstances, no person or entity shall become an Acquiring Person as the result of (i) the acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 15% or more of the Common Shares then outstanding, or (ii) acquiring Common Stock directly from the Company.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or any person in which any of them have an interest, or in a transaction in which all of the stockholders of the Company are not treated the same, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Preferred Share, per Right (or, at the election of the Company, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of the number of one one-hundredths of a Preferred Share issuable upon the exercise of one Right, which may, at the option of the Company, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the earliest of (i) the day of the first public announcement that a person has become an Acquiring Person or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Following the expiration of the above periods, the Rights become nonredeemable. Under certain circumstances, the Board of Director's right to redeem the Rights may be suspended for 180 days. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights excluding the interests of an Acquiring Person. Under certain circumstances, the Board of Director's right to amend the Rights may be suspended for 180 days.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be amended to permit such acquisition or redeemed by the Company at $.001 per Right prior to the earliest of (i) the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock or (ii) the final expiration date of the rights.

WARRANTS

     As of September 30, 1997, the Company had issued warrants to purchase an aggregate of 258,359 shares of Common Stock (the "Warrants"). All of such Warrants were issued in connection with the Company's acquisition of Protease Corporation in September 1991 (the "Protease Acquisition"). The Warrants may not be exercised until the Company shall have received $50,000,000 in aggregate net sales of products which incorporate the technology received under a license agreement entered into in connection with the Protease Acquisition. Such license agreement has been terminated, and the Company is no longer using such technology and does not plan to use such technology in the future. Accordingly, such Warrants are not presently exercisable, and the Company believes that they will never become exercisable.

REGISTRATION RIGHTS

  Bristol-Myers Squibb Company

     Bristol-Myers Squibb, the holder of 658,000 shares of Common Stock (the "Bristol-Myers Squibb Registration Rights Shares") is entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to that certain Investment Agreement dated August 10, 1995 (the "Agreement") among such holder and the Company. Under the terms of the Agreement, in the event the Company proposes to register any of its securities under the Securities Act for a public offering for cash, whether as a primary or secondary offering, Bristol-Myers Squibb is entitled to notice of such registration and is entitled, subject to certain limitations, to include shares in such registration. In addition, upon the later of one year after the Company's initial public offering and the conclusion of research funding by Bristol-Myers Squibb, Bristol-Myers Squibb is entitled to demand on two occasions that the Company use its best efforts to register the shares under the Securities Act pursuant to such registration method deemed most appropriate. Bristol-Myers Squibb's registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any such registration. The Company is required to bear all expenses of registration, except that Bristol-Myers Squibb is required to reimburse the Company for all expenses incurred by the Company in effecting any demand registrations.

  The Salk Institute; Skandigen AB

     The Salk Institute, the holder of 1,983,461 shares of Common Stock (the "Salk Registration Rights Shares"), and its permitted transferees, and Skandigen AB, the holder of 986,696 shares of Common Stock (the "Skandigen Registration Rights Shares"), and its permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Pursuant to an agreement between the Company, The Salk Institute and Skandigen AB, upon the request of The Salk Institute or Skandigen AB, the Company is required to use its best efforts to include such shares in any proposed registration statement to be filed by the Company pursuant to the Securities Act, subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration statement. In connection with the Offering, The Salk Institute has requested that the Company register 250,000 shares of Company Common Stock held by The Salk Institute. The Company is required to bear all expenses in connection with the registration of such shares, except underwriters' fees and selling discounts.

  Novartis AG

     Novartis is entitled to certain rights with respect to the registration of 580,779 shares of Common Stock (the "Novartis Registration Rights Shares") under the Securities Act pursuant to that certain Stock Purchase Agreement dated September 15, 1992 between the Company and Novartis. Whenever the Company proposes to register any shares of Common Stock under the Securities Act (or pursuant to registration rights granted to holders of other securities of the Company), the Company shall use its best efforts, upon the written request of Novartis, to include in the registration statement the Novartis Registration Rights Shares. In addition, commencing with the third anniversary of the Company's initial public offering of its Common Stock or at such earlier time should the Company be obligated to file a registration statement at the demand of another stockholder, Novartis may demand that the Company file a registration statement with respect to the Novartis Registration Rights Shares. The foregoing registration rights are subject to certain conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in such registration statement. All of the expenses incurred in connection with a registration statement undertaken by the Company (except demand registration statements and excluding underwriting commissions and discounts) shall be borne by the Company.

     In addition to the foregoing registration rights, Novartis has certain registration rights with respect to 454,545 shares of Common Stock (the "Novartis Shares") purchased by Novartis in connection with the Company's initial public offering in May 1996. The Company has agreed to use its best efforts to qualify to use Form S-3 under the Securities Act and to promptly file a registration statement on such form upon such qualification to register for resale by Novartis, from time to time, the Novartis Shares.

  Eli Lilly and Company

     Under an agreement between Lilly and the Company, Lilly is entitled to certain registration rights with respect to the registration under the Securities Act of 276,470 shares of Common Stock held by Lilly (the "Lilly Registration Rights Shares"). Whenever the Company proposes to register any shares of Common Stock under the Securities Act (or pursuant to registration rights granted to holders of other securities of the Company), the Company shall use its best efforts, upon the written request of Lilly, to include in the registration statement the Lilly Registration Rights Shares. The foregoing registration rights are subject to certain conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in such registration statement. All of the expenses incurred in connection with a registration statement undertaken by the Company (except underwriting commissions and discounts) shall be borne by the Company.

  Hafslund Nycomed Pharma AG

     Hafslund Nycomed Pharma AG ("Hafslund Nycomed"), the holder of 70,500 shares of Common Stock (the "Hafslund Nycomed Registration Rights Shares"), is entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to that certain Agreement dated October 1, 1993 between the Company and Hafslund Nycomed. Under the terms of the Agreement, in the event the Company proposes to register any shares of Common Stock for a public offering for cash, whether as a primary or secondary offering, upon the request of Hafslund Nycomed, the Company is required to use its best efforts to include the Hafslund Nycomed Registration Rights Shares in such registration statement, subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration statement. All expenses incurred in connection with a registration statement undertaken by the Company (except underwriting commissions and discounts) will be borne by the Company. The foregoing Hafslund Nycomed registration rights terminate on the earlier of October 1, 2000 and the date on which the Hafslund Nycomed Registration Rights Shares may be sold in the public market under Rule 144(k).

  Others

     In addition to the foregoing registration rights, the holders of 559,089 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to an agreement between the Company and such holders. Under the terms of the agreement, upon the request of such holders, the Company is required to use its best efforts to include in any proposed registration statement to be filed by the Company pursuant to the Securities Act, subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration statement, the shares of Common Stock held by such holders. The Company is required to bear all expenses in connection with the registration of such shares, except underwriting commissions and discounts.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  General

     Certain provisions of the Delaware General Corporation Law ("DGCL") and the Company's Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions of Delaware law and provisions of the Company's Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock and other rights that could adversely affect the interests of holders of Common Stock without any further vote or action by stockholders. The issuance of Preferred Stock, for example, could decrease the amount of earnings or assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock, as well as having the anti-takeover effect discussed above. See "Risk Factors -- Control by Principal Stockholders; Anti-Takeover Provisions."

  Delaware Takeover Statute

     The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to such transaction, did own) 15% or more of the corporation's voting stock.

  Certificate of Incorporation and Bylaws

     The Company's Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by the holders of at least 10% of the outstanding voting stock of the Company. The Company's Certificate of Incorporation and Bylaws also require advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at the annual meeting of stockholders. These provisions may delay stockholder approval and may preclude stockholders from bringing matters before the stockholders at an annual or special meeting, including making nominations for directors. The Company's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

     The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. In addition, any vacancies on the Board of Directors, including any newly created directorships resulting from any increase in the number of directors, shall be filled only by affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Accordingly, the Board of Directors may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the Board of Directors and filling newly created directorships with its own nominees. The Company's Certificate of Incorporation and Bylaws also provide for a classified Board and do not permit stockholders to remove a director without cause. Each of such provisions may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

     The Company's Certificate of Incorporation and Bylaws also require that the holders of at least 66 2/3% of the voting stock of the Company must approve any amendment to either the Certificate of Incorporation or Bylaws affecting certain provisions, including the provisions described above. The provisions described above may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

  Transfer Agent and Registrar

     ChaseMellon Shareholder Services, L.L.C. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding 11,539,480 shares of Common Stock (which amount does not include shares of Common Stock issuable upon the exercise of outstanding options). Of these shares, 4,934,945 will be freely tradable in the public market without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act") unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 6,604,535 shares of Common Stock held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 of the Securities Act. Such restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. Sales of such restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     The directors, executive officers and certain stockholders of the Company holding 4,908,153 shares of Common Stock have entered into lock-up agreements in connection with the Offering whereby they have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company held by such stockholders for a period of 90 days after the effective date of the registration statement for this Offering. Upon the expiration of the lock-up agreements, the shares subject to such agreements will become eligible for immediate sale, subject to compliance with Rule 144 of the Securities Act.

     The holders of approximately 5,249,040 shares of Common Stock are entitled to certain piggy-back registration rights with respect to such shares. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggy-back registration rights, sales made by such holders may have an adverse effect on the Company's ability to raise needed capital and on the price of the Common Stock. In addition, Novartis and Bristol-Myers Squibb hold demand registration rights which permit them to request the Company to register the shares of Common Stock held by Novartis and Bristol-Myers Squibb. If Novartis or Bristol-Myers Squibb, by exercising its demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the Common Stock.

     From time to time The Salk Institute has indicated to the Company its desire to liquidate all or a portion of its holdings of Company Common Stock. In addition to the 250,000 shares being offered hereby by The Salk Institute, following the expiration of the 90-day lock-up agreement executed and delivered by The Salk Institute in connection with this Offering, The Salk Institute may also sell other shares of Common Stock of SIBIA held by it pursuant to Rule 144. SIBIA's stock has historically had a very low trading volume, and sales by the Salk Institute of even a small number of shares of Company Common Stock could have a material adverse effect on the market price of SIBIA's stock.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (115,395 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC, Piper Jaffray Inc. and Vector Securities International, Inc. are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    --------------------------------------------------------------------------  ---------
    UBS Securities LLC........................................................
    Piper Jaffray Inc.........................................................
    Vector Securities International, Inc......................................
                                                                                ---------
              Total...........................................................  2,500,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares of Common Stock offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less concession not in excess of $          per share. The Underwriters
may allow and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The officers, directors and certain other shareholders of the Company, who will beneficially own in the aggregate approximately 4,908,153 shares of Common Stock after the Offering, have agreed that, except as noted below, they will not, without the prior written consent of UBS Securities LLC, during the period ending 90 days after the date of this Prospectus, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the date of this Prospectus, except that the Company may issue stock upon the exercise of options and warrants granted prior to the date hereof, and may issue additional stock and grant additional options, under its stock option and stock purchase plans in effect on the date hereof.

     In connection with the offering the Common Stock and in compliance with applicable law and industry practice, the Underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits UBS Securities LLC, as managing underwriter, to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock originally sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. The Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California.

                                    EXPERTS

     The financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements in this Prospectus under the captions "Risk
Factors -- Uncertainty Regarding Patents and Proprietary Rights" and "Business -- Patents and Proprietary Rights" and all other disclosure in this Prospectus relating to intellectual property matters have been reviewed and approved by Brown, Martin, Haller & McClain, LLP and Gray Cary Ware & Freidenrich, A Professional Corporation, as experts in such matters, and are included herein in reliance upon such review and approval.

                           SIBIA NEUROSCIENCES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................   F-2
Balance Sheet as of December 31, 1995 and 1996 (audited) and September 30, 1997
  (unaudited).........................................................................   F-3
Statement of Operations for the years ended December 31, 1994, 1995 and 1996 (audited)
  and for the nine months ended September 30, 1996 and 1997 (unaudited)...............   F-4
Statement of Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996
  (audited) and for the nine months ended September 30, 1997 (unaudited)..............   F-5
Statement of Cash Flows for the years ended December 31, 1994, 1995 and 1996 (audited)
  and for the nine months ended September 30, 1996 and 1997 (unaudited)...............   F-7
Notes to Financial Statements.........................................................   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of SIBIA Neurosciences, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of SIBIA Neurosciences, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
---------------------------------------------------------
PRICE WATERHOUSE LLP
San Diego, California
February 28, 1997

                           SIBIA NEUROSCIENCES, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                            DECEMBER 31,               SEPTEMBER
                                                    -----------------------------         30,
                                                        1995             1996             1997
                                                    ------------     ------------     ------------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.......................  $  2,274,000     $  1,412,000     $  3,140,000
  Investment securities...........................    14,214,000       36,052,000       32,605,000
  Contract and accounts receivable................        35,000           68,000          586,000
  Prepaid expenses and other current assets.......       238,000          684,000          749,000
                                                    ------------     ------------     ------------
          Total current assets....................    16,761,000       38,216,000       37,080,000
Property and equipment, net.......................     1,387,000        1,307,000        1,358,000
Other assets......................................       103,000          460,000          103,000
                                                    ------------     ------------     ------------
                                                    $ 18,251,000     $ 39,983,000     $ 38,541,000
                                                     ===========      ===========      ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $  1,006,000     $  1,212,000     $  1,553,000
  Accrued liabilities.............................     1,167,000        1,249,000        1,726,000
  Deferred revenue................................       250,000          431,000               --
                                                    ------------     ------------     ------------
          Total current liabilities...............     2,423,000        2,892,000        3,279,000
Long-term capital lease obligations...............       721,000          519,000          527,000
Commitments and contingencies (Note 11)
Stockholders' equity:
  Preferred Stock, $.001 par value; 5,000,000
     shares authorized (Notes 9 and 12):
     Series A Convertible Preferred Stock
     Series B Convertible Preferred Stock
     Series C Convertible Preferred Stock
     Series A Junior Participating Preferred Stock
  Common Stock, $.001 par value; 25,000,000 shares         5,000            9,000            9,000
     authorized; 4,899,884, 9,154,157 and
     9,289,480 shares issued and outstanding at
     December 31, 1995 and 1996 and September 30,
     1997, respectively...........................
  Additional paid-in capital......................    31,869,000       59,746,000       59,941,000
  Deferred compensation...........................      (635,000)      (1,039,000)        (745,000)
  Notes receivable from stockholders..............       (82,000)        (640,000)         (87,000)
  Net unrealized gain on investment securities            79,000          189,000        2,425,000
     available-for-sale...........................
  Accumulated deficit.............................   (16,129,000)     (21,693,000)     (26,808,000)
                                                    ------------     ------------     ------------
          Total stockholders' equity..............    15,107,000       36,572,000       34,735,000
                                                    ------------     ------------     ------------
                                                    $ 18,251,000     $ 39,983,000     $ 38,541,000
                                                     ===========      ===========      ===========

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                            STATEMENT OF OPERATIONS

                                                                               NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                 ---------------------------------------   -------------------------
                                    1994          1995          1996          1996          1997
                                 -----------   -----------   -----------   -----------   -----------
                                                                                  (UNAUDITED)
Revenue:
  Contract.....................  $ 4,454,000   $ 5,563,000   $ 8,215,000   $ 6,368,000   $ 5,829,000
  License and royalty..........      398,000     4,885,000       266,000        83,000     3,223,000
                                 -----------   -----------   -----------   -----------   -----------
     Total revenue (Note 1)....    4,852,000    10,448,000     8,481,000     6,451,000     9,052,000
                                 -----------   -----------   -----------   -----------   -----------
Expenses:
  Research and development.....    8,663,000     8,949,000    12,268,000     8,902,000    12,160,000
  General and administrative...    1,917,000     2,178,000     3,561,000     2,702,000     3,715,000
                                 -----------   -----------   -----------   -----------   -----------
                                  10,580,000    11,127,000    15,829,000    11,604,000    15,875,000
                                 -----------   -----------   -----------   -----------   -----------
                                  (5,728,000)     (679,000)   (7,348,000)   (5,153,000)   (6,823,000)
                                 -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Settlement of litigation
     (Note 7)..................                  3,146,000
  Gain from sale of joint
     venture (Note 6)..........    5,296,000
Interest income................      424,000       567,000     1,834,000     1,234,000     1,747,000
  Interest expense.............      (63,000)      (71,000)      (68,000)      (50,000)      (43,000)
  Other........................       44,000        38,000        18,000         4,000         4,000
                                 -----------   -----------   -----------   -----------   -----------
                                   5,701,000     3,680,000     1,784,000     1,188,000     1,708,000
                                 -----------   -----------   -----------   -----------   -----------
Income (loss) before provision
  for income taxes.............      (27,000)    3,001,000    (5,564,000)   (3,965,000)   (5,115,000)
  Provision for income taxes...                     75,000
                                 -----------   -----------   -----------   -----------   -----------
Net income (loss)..............  $   (27,000)  $ 2,926,000   $(5,564,000)  $(3,965,000)  $(5,115,000)
                                 ===========   ===========   ===========   ===========   ===========
Net income (loss) per share....                $      0.42   $     (0.73)  $     (0.56)  $     (0.55)
                                               ===========   ===========   ===========   ===========
Weighted average number of
  common and common equivalent
  shares outstanding...........                  6,928,323     7,596,380     7,116,130     9,224,416
                                               ===========   ===========   ===========   ===========

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                              SERIES A, B AND C
                                                 CONVERTIBLE
                                               PREFERRED STOCK            COMMON STOCK
                                            ----------------------   ----------------------   ADDITIONAL      DEFERRED
                                               SHARES                   SHARES                  PAID-IN       COMPEN-
                                            OUTSTANDING    AMOUNT    OUTSTANDING    AMOUNT      CAPITAL        SATION
                                            ------------   -------   ------------   -------   -----------   ------------
BALANCE AS OF DECEMBER 31, 1993............     24,450                4,839,019     $5,000    $21,733,000   $    (22,000)
Net unrealized gain on investment
  securities available-for-sale at January
  1, 1994..................................
Issuance of Common Stock...................                              23,500                    10,000
Issuance of Series A Convertible Preferred
  Stock....................................    173,611                                          2,500,000
Stock option compensation expense..........                                                       217,000       (201,000)
Stock cancellations -- Series B Convertible
  Preferred Stock..........................     (1,550)                                            (6,000)
Payment on notes receivable................
Exercise of stock options..................                              13,865                     7,000
Net decrease in unrealized gain on
  investment securities
  available-for-sale.......................
Net loss...................................
                                             ---------     ------     ---------     ------    -----------   ------------
BALANCE AS OF DECEMBER 31, 1994............    196,511                4,876,384      5,000     24,461,000       (223,000)
Issuance of Series C Convertible Preferred
  Stock....................................    280,000                                          6,930,000
Stock option compensation expense..........                                                       461,000       (412,000)

                                                              NET
                                                          UNREALIZED
                                               NOTES        GAIN ON
                                             RECEIVABLE   INVESTMENT
                                                FROM      SECURITIES                        TOTAL
                                               STOCK-     AVAILABLE-     ACCUMULATED    STOCKHOLDERS'
                                              HOLDERS      FOR-SALE        DEFICIT         EQUITY
                                             ----------   -----------   -------------   -------------
                                            <
BALANCE AS OF DECEMBER 31, 1993............  $(100,000)                 $ (19,028,000)   $ 2,588,000
Net unrealized gain on investment
  securities available-for-sale at January
  1, 1994..................................               $  219,000                         219,000
Issuance of Common Stock...................                                                   10,000
Issuance of Series A Convertible Preferred
  Stock....................................                                                2,500,000
Stock option compensation expense..........                                                   16,000
Stock cancellations -- Series B Convertible
  Preferred Stock..........................      5,000                                        (1,000)
Payment on notes receivable................     11,000                                        11,000
Exercise of stock options..................                                                    7,000
Net decrease in unrealized gain on
  investment securities
  available-for-sale.......................                 (157,000)                       (157,000)
Net loss...................................                                   (27,000)       (27,000)
                                             ---------    ----------     ------------    -----------
BALANCE AS OF DECEMBER 31, 1994............    (84,000)       62,000      (19,055,000)     5,166,000
Issuance of Series C Convertible Preferred
  Stock....................................                                                6,930,000
Stock option compensation expense..........                                                   49,000
Stock cancellations -- Series B Convertible
  Preferred Stock..........................       (300)                                            (2,000)
Exercise of stock options..................                              23,500                    19,000
Net increase in unrealized gain on
  investment securities
  available-for-sale.......................
Net income.................................
                                             ---------     ------     ---------     ------    -----------   ------------

Stock cancellations -- Series B Convertible
Exercise of stock options..................                                                   19,000
Net increase in unrealized gain on
  investment securities
  available-for-sale.......................                   17,000                          17,000
Net income.................................                                 2,926,000      2,926,000
                                             ---------    ----------     ------------    -----------

  Preferred Stock..........................      2,000

                           SIBIA NEUROSCIENCES, INC.

                                              SERIES A, B AND C
                                                 CONVERTIBLE
                                               PREFERRED STOCK             COMMON STOCK
                                          -------------------------   ----------------------   ADDITIONAL      DEFERRED
                                             SHARES                      SHARES                  PAID-IN       COMPEN-
                                          OUTSTANDING      AMOUNT     OUTSTANDING    AMOUNT      CAPITAL        SATION
                                          ------------   ----------   ------------   -------   -----------   ------------
BALANCE AS OF DECEMBER 31, 1995..........    476,211                    4,899,884     5,000     31,869,000       (635,000)
Issuance of Common Stock.................                               2,554,545     3,000     25,842,000
Stock option compensation expense........                                                        1,167,000       (404,000)
Exercise of stock options................    120,200                      288,765                  815,000
Stock purchase plan......................                                   9,408                   54,000
Payments on notes receivable.............
Conversion of Preferred Stock............   (596,411)                   1,401,566     1,000         (1,000)
Net increase in unrealized gain on
  investment securities
  available-for-sale.....................
Cancellation of partial shares...........                                     (11)
Net loss.................................
                                           ---------         ------     ---------    ------    -----------   ------------
BALANCE AS OF DECEMBER 31, 1996..........                               9,154,157     9,000     59,746,000     (1,039,000)
Stock option compensation expense
  (unaudited)............................                                                                         294,000
Exercise of stock options (unaudited)....                                 123,525                  126,000
Stock purchase plan (unaudited)..........                                  11,798                   69,000
Payments on notes receivable
  (unaudited)............................
Net increase in unrealized gain on
  investment securities
  available-for-sale (unaudited).........
Net loss (unaudited).....................
                                           ---------         ------     ---------    ------    -----------   ------------
BALANCE AS OF SEPTEMBER 30, 1997
  (UNAUDITED)............................                               9,289,480    $9,000    $59,941,000   $   (745,000)
                                           =========         ======     =========    ======    ===========   ============

                                                            NET
                                                        UNREALIZED
                                             NOTES        GAIN ON
                                           RECEIVABLE   INVESTMENT
                                              FROM      SECURITIES                        TOTAL
                                             STOCK-     AVAILABLE-     ACCUMULATED    STOCKHOLDERS'
                                            HOLDERS      FOR-SALE        DEFICIT         EQUITY
                                           ----------   -----------   -------------   -------------
                                          <
BALANCE AS OF DECEMBER 31, 1995..........    (82,000)       79,000      (16,129,000)    15,107,000
Issuance of Common Stock.................                                               25,845,000
Stock option compensation expense........                                                  763,000
Exercise of stock options................   (593,000)                                      222,000
Stock purchase plan......................                                                   54,000
Payments on notes receivable.............     35,000                                        35,000
Conversion of Preferred Stock............
Net increase in unrealized gain on
  investment securities
  available-for-sale.....................                  110,000                         110,000
Cancellation of partial shares...........
Net loss.................................                                (5,564,000)    (5,564,000)
                                           ---------    ----------     ------------    -----------
BALANCE AS OF DECEMBER 31, 1996..........   (640,000)      189,000      (21,693,000)    36,572,000
Stock option compensation expense
  (unaudited)............................                                                  294,000
Exercise of stock options (unaudited)....                                                  126,000
Stock purchase plan (unaudited)..........                                                   69,000
Payments on notes receivable
  (unaudited)............................    553,000                                       553,000
Net increase in unrealized gain on
  investment securities
  available-for-sale (unaudited).........                2,236,000                       2,236,000
Net loss (unaudited).....................                                (5,115,000)    (5,115,000)
                                           ---------    ----------     ------------    -----------
BALANCE AS OF SEPTEMBER 30, 1997
  (UNAUDITED)............................  $ (87,000)   $2,425,000    $ (26,808,000)   $34,735,000
                                           =========    ==========     ============    ===========

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                            STATEMENT OF CASH FLOWS

                                                                                                           NINE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                          -----------------------------------------   ---------------------------
                                                             1994           1995           1996           1996           1997
                                                          -----------   ------------   ------------   ------------   ------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................... $   (27,000)  $  2,926,000   $ (5,564,000)  $ (3,965,000)  $ (5,115,000)
    Adjustments to reconcile net income (loss) to net
      cash provided (used) by operating activities:
    Gain on sale of corporate joint venture..............  (5,296,000)
    Depreciation and amortization........................     449,000        497,000        598,000        426,000        479,000
    Compensation from issuance of common stock options...      16,000         49,000        763,000        559,000        294,000
    Gain on disposal of property.........................     (44,000)       (37,000)        (1,000)        (1,000)        (4,000)
    Net amortization of premium and discount on
      investment securities..............................    (261,000)      (271,000)      (447,000)      (410,000)       (96,000)
    Increase (decrease) in cash resulting from changes
      in:
    Contract and accounts receivable.....................     (52,000)       201,000        (33,000)        14,000       (518,000)
    Prepaid expenses and other assets....................     (18,000)        47,000       (813,000)      (863,000)       286,000
    Accounts payable and accrued liabilities.............    (102,000)       271,000        237,000        201,000        785,000
    Deferred revenue.....................................  (1,038,000)        76,000        181,000        432,000       (431,000)
                                                          -----------   ------------   ------------   ------------   ------------
         Net cash provided (used) by operating
           activities....................................  (6,373,000)     3,759,000     (5,079,000)    (3,607,000)    (4,320,000)
                                                          -----------   ------------   ------------   ------------   ------------
Cash flows from investing activities:
  Purchases of investment securities held-to-maturity.... (10,685,000)   (17,312,000)
  Maturities of investment securities held-to-maturity...   7,370,000      7,295,000     13,992,000     13,992,000
  Purchase of investment securities available-for-sale...                               (42,624,000)   (38,044,000)   (11,920,000)
  Maturities of investment securities
    available-for-sale...................................                                 7,300,000      2,800,000     17,681,000
  Principal payments received on investment securities
    available-for-sale...................................   1,167,000         88,000         51,000         32,000         18,000
    Proceeds from sale of corporate joint venture........   5,196,000
  Proceeds from disposal of property and equipment.......      52,000         44,000          5,000          5,000          4,000
    Acquisition of property and equipment................     (79,000)      (120,000)      (182,000)      (156,000)       (88,000)
                                                          -----------   ------------   ------------   ------------   ------------
         Net cash provided (used) by investing
           activities....................................   3,021,000    (10,005,000)   (21,458,000)   (21,371,000)     5,695,000
                                                          -----------   ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from payments on notes receivable.............      11,000                        35,000         26,000        553,000
  Proceeds from issuance of stock........................   2,507,000      6,949,000     26,121,000     25,994,000        195,000
  Principal payments on capital lease obligations........    (276,000)      (377,000)      (481,000)      (342,000)      (395,000)
                                                          -----------   ------------   ------------   ------------   ------------
         Net cash provided by financing activities.......   2,242,000      6,572,000     25,675,000     25,678,000        353,000
                                                          -----------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash equivalents.....  (1,110,000)       326,000       (862,000)       700,000      1,728,000
Cash and cash equivalents at beginning of period.........   3,058,000      1,948,000      2,274,000      2,274,000      1,412,000
                                                          -----------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of period............... $ 1,948,000   $  2,274,000   $  1,412,000   $  2,974,000   $  3,140,000
                                                          ===========   ============   ============   ============   ============
Supplemental Information:
  Income taxes paid -- Note 8
  Interest paid -- Note 11
  Equipment under capital leases -- Note 11

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     SIBIA Neurosciences, Inc., formerly the Salk Institute Biotechnology/Industrial Associates Inc. (the "Company" or "SIBIA"), was founded by The Salk Institute for Biological Studies ("The Salk Institute") and incorporated in Delaware in 1981. SIBIA is engaged in the discovery and development of novel, small molecule therapeutics for disorders of the nervous system. The Company is pursuing a molecular target-based approach to drug discovery, and its targets have been selected based on their known or postulated roles in molecular processes critical to normal and pathologic neuronal function. SIBIA is focusing its efforts on discovering and developing compounds for the treatment of neurodegenerative, neuropsychiatric and neurological disorders, many of which have large patient populations and represent critical unmet medical needs. These include Parkinson's disease, Alzheimer's disease, chronic pain, migraine, stroke/brain injury, schizophrenia, attention deficit and hyperactivity disorder (ADHD), depression, epilepsy, neuroprotection/apoptosis, eating disorders and smoking cessation.

     The Company has been funded to date principally through equity financings, research contracts (generally conducted on a best efforts basis), option, license and royalty revenues. The Company has also received income from the sale of its interest in a joint venture (Note 6) and from the settlement of certain litigation (Note 7).

  Interim Financial Information

     The accompanying interim financial information as of September 30, 1997, and for the nine-month periods ended September 30, 1996 and 1997 is unaudited and, in the opinion of management, reflects all adjustments that are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods then ended. All such adjustments are of a normal and recurring nature. Financial data and other information disclosed in these notes to the financial statements related to those periods are unaudited. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997.

  Significant Ownership

     The Salk Institute owned 37%, 33%, 22% and 21% of the Company's outstanding Common Stock as of December 31, 1994, 1995, 1996, and September 30, 1997, respectively. Skandigen AB owned 18%, 16%, 11% and 11% of the Company's outstanding Common Stock as of December 31, 1994, 1995, 1996, and September 30, 1997, respectively. Novartis AG, formerly CIBA-GEIGY Limited, owned 11% of the Company's outstanding Common Stock as of December 31, 1996 and September 30, 1997.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     It is management's belief that the carrying amounts shown for the Company's financial instruments, including cash, investment securities, contracts and accounts receivable, and accounts payable and accrued liabilities, are reasonable estimates of their fair value (Note 2 and Note 3).

                           SIBIA NEUROSCIENCES, INC.

  Concentration of Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and investment securities. The Company invests in high-grade debt instruments. No significant losses have been incurred related to these investments.

     During the years ended December 31, 1994, 1995, 1996, and the nine months ended September 30, 1997, the Company had two, three, three and three collaborative research agreements that accounted for 89%, 81%, 97% and 64%, respectively, of total revenue (Note 4).

  Collaborative Agreements

     The Company enters into collaborative agreements from time to time with third parties. Such agreements may call for an equity investment by the collaborative partner as well as a commitment for current and future research funding in exchange for best efforts research to be provided by the Company. The collaborative agreements may also provide for license fees, milestone payments and royalties. Such agreements define the rights of each party related to the results of such research. The amounts recognized by the Company related to equity investments are recorded at the fair market value, per share, of the Company's securities. Amounts related to research funding and license and royalty rights are recognized in accordance with the specific terms of each collaborative agreement to the extent the Company determines that such recognition is consistent with the substance of the agreement (Note 4).

  Revenue Recognition

     Contract revenue is recognized as the research is performed using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenue related to milestones is recognized upon the achievement of the related milestone and when collection is probable. License revenue is recognized when earned as generally evidenced by certain factors including: receipt of such fees, satisfaction of any performance obligations and the non-refundable nature of such fees. Royalty revenue is recognized when earned and collection is probable.

     Total revenue for the years ended December 31, 1994, 1995, 1996, and the nine months ended September 30, 1997, includes related party revenue of $2,691,000, $4,139,000, $6,606,000 and $2,755,000, respectively.

  Research and Development Costs

     Research and development costs are expensed as incurred and include costs associated with collaborative agreements. These costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.

  Cash Equivalents

     Cash equivalents are highly liquid investments purchased with an original maturity of three months or less. As of December 31, 1995, $2,000,000 of the $2,274,000 total cash and cash equivalents was invested in certificates of deposit that are carried at cost. As of December 31, 1996, $932,000 of the $1,412,000 total cash and cash equivalents was invested in money market funds.

  Investment Securities

     Management determines the appropriate classification of its investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified its investment securities as "available-for-sale" or "held-to-maturity". Available-for-sale securities are recorded at fair value

                           SIBIA NEUROSCIENCES, INC.

with the corresponding unrealized gain or loss reflected as a component of stockholders' equity. Held-to-maturity securities are recorded at amortized cost. Actual gains or losses, if any, on investment securities are reflected in the statement of operations when the underlying securities are sold.

  Property and Equipment

     Property and equipment is recorded at cost and depreciated over estimated useful lives of 4 to 8 years using the straight-line method. Property and equipment acquired under capital leases is amortized over the shorter of the useful life or the related lease terms using the straight-line method.

  Long-Lived Assets

     The Company assesses potential impairments to its long-lived assets, on an exception basis, when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.

  Income Taxes

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. The Company establishes a valuation allowance, if necessary, to reflect the likelihood of realization of net deferred tax assets. Deferred income tax expense is the change during the year in the deferred income tax asset or liability.

  Net Income (Loss) Per Share

     Net income (loss) per share is computed pursuant to the treasury stock method using the weighted average number of common and common equivalent shares outstanding during the period. All equity securities issued by the Company during the twelve months preceding the initial public offering date at prices below the offering price have been included in the calculation of weighted average shares outstanding for the year ended December 31, 1995. The net income per share in 1995 includes the effect of the Company's Convertible Preferred Stock that was convertible at the option of the holder or automatically in the event of an initial public offering. Earnings per share in 1994 is not presented because such amounts are not believed to be meaningful. All Common Stock share and per share information has been adjusted for the 2.35-for-1 stock split of the outstanding shares of Common Stock for all periods presented (Note 9).

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 will be adopted by the Company as required for the interim periods and fiscal years ending after December 15, 1997. Upon adoption of SFAS No. 128, the Company will present basic EPS data as well as diluted EPS in the period of adoption and restate all prior-period EPS presented for comparative purposes. Basic EPS will be computed by dividing income available to holders of Common Stock by the weighted average number of shares of Common Stock outstanding. Diluted EPS will be computed similarly to basic EPS except that the weighted average number of shares of Common Stock outstanding will be increased to include the number of additional shares of Common Stock that would have been outstanding if the dilutive potential common shares had been issued. Pro forma EPS calculations under SFAS No. 128 are not presented as they are not materially different than those currently presented.

                           SIBIA NEUROSCIENCES, INC.

NOTE 2. INVESTMENT SECURITIES

     The Company's investment securities as of December 31, 1995, 1996, and September 30, 1997 consist primarily of United States government and mortgage-backed securities. These investment securities were classified as available-for-sale and held-to-maturity as follows:

                                                         DECEMBER 31, 1995
                                     ---------------------------------------------------------
                                                                       GROSS          GROSS
                                                      ESTIMATED      UNREALIZED     UNREALIZED
                                        COST         FAIR VALUE        GAINS          LOSSES
                                     -----------     -----------     ----------     ----------
        Available-for-sale
          investment
          securities.............    $   343,000     $   422,000      $ 84,000        $5,000
                                     ===========     ===========       =======        ======
        Held-to-maturity
          investment
          securities.............    $13,792,000     $13,788,000      $  1,000        $5,000
                                     ===========     ===========       =======        ======

                                                         DECEMBER 31, 1996
                                     ---------------------------------------------------------
                                                                       GROSS          GROSS
                                                      ESTIMATED      UNREALIZED     UNREALIZED
                                        COST         FAIR VALUE        GAINS          LOSSES
                                     -----------     -----------     ----------     ----------
        Available-for-sale
          investment
          securities.............    $35,863,000     $36,052,000      $ 198,000       $9,000
                                     ===========     ===========        =======       ======

                                                      SEPTEMBER 30, 1997
                                                          (UNAUDITED)
                                   ---------------------------------------------------------
                                                                     GROSS          GROSS
                                                    ESTIMATED      UNREALIZED     UNREALIZED
                                      COST         FAIR VALUE        GAINS          LOSSES
                                   -----------     -----------     ----------     ----------
        Available-for-sale
          investment
          securities...........    $30,181,000     $32,605,000     $2,440,000      $ 15,000
                                   ===========     ===========        =======        ======

     The amortized cost and estimated fair value of the debt securities as of December 31, 1996 by contractual maturity, are shown below. Actual maturities may differ from the contractual maturities as the issuers of the securities may have the right to call the obligation.

                                                                             ESTIMATED
                                                               COST         FAIR VALUE
                                                            -----------     -----------
        Available-for-sale
          Due in one year or less.........................  $14,493,000     $14,510,000
                                                            ===========     ===========
          Due in one to five years........................  $21,075,000     $21,174,000
                                                            ===========     ===========
          Due after ten years.............................  $   295,000     $   368,000
                                                            ===========     ===========

                           SIBIA NEUROSCIENCES, INC.

NOTE 3. COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                      DECEMBER 31,
                                               ---------------------------     SEPTEMBER 30,
                                                  1995            1996             1997
                                               -----------     -----------     -------------
                                                                                (UNAUDITED)
        PROPERTY AND EQUIPMENT
          Lab equipment......................  $ 3,690,000     $ 3,708,000      $ 4,124,000
          Computer equipment.................      265,000         284,000          306,000
          Other..............................       85,000         108,000          153,000
                                               -----------     -----------      -----------
                                                 4,040,000       4,100,000        4,583,000
          Accumulated depreciation and
             amortization....................   (2,653,000)     (2,793,000)      (3,225,000)
                                               -----------     -----------      -----------
                                               $ 1,387,000     $ 1,307,000      $ 1,358,000
                                               ===========     ===========      ===========
        ACCRUED LIABILITIES
          Capital leases obligations, current
             portion.........................  $   431,000     $   482,000      $   514,000
          Accrued vacation...................      264,000         288,000          346,000
          Accrued bonuses....................      202,000         183,000          354,000
          Other..............................      270,000         296,000          512,000
                                               -----------     -----------      -----------
                                               $ 1,167,000     $ 1,249,000      $ 1,726,000
                                               ===========     ===========      ===========

NOTE 4. SIGNIFICANT COLLABORATIVE AGREEMENTS

  Eli Lilly & Company

     In May 1992, the Company entered into a three-year agreement with Eli Lilly & Company ("Lilly") providing for the discovery and development of drugs which specifically interact with human neuronal calcium channels. In January 1997, the agreement was revised and extended to October 1998. Under the terms of the extended agreement, Lilly will provide research funding for the identification and characterization of a new VGCC subtype for use in the discovery of drugs for central nervous system disorders. In exchange for providing a certain level of scientific research under the agreement, the Company will receive payments from Lilly; additional payments may be received by the Company upon the achievement of certain development milestones and the Company may receive royalties in the event there are sales of products containing a compound developed under the agreement. The Company has granted Lilly an exclusive license to use certain proprietary technology of the Company during the term of the agreement, and non-exclusively thereafter. Either party may terminate the current agreement upon three months advance written notice provided anytime after August 1, 1997. As part of the original agreement, Lilly purchased 276,470 shares of Common Stock. The Company recognized contract revenue related to this agreement of $1,621,000, $1,663,000, $1,609,000 and $607,000 for the years ended December 31,
1994, 1995, 1996, and the nine months ended September 30, 1997, respectively (Note 12).

  Novartis AG (Formerly CIBA-GEIGY Limited)

     In October 1992, the Company entered into a three-year agreement with Novartis AG ("Novartis") relating to the development and use of mammalian cell lines expressing excitatory amino acid receptor ("EAAR") subtypes for the discovery of chemical agents which react with specific EAAR subtypes. During March 1994, pursuant to the agreement, Novartis purchased 173,611 shares of Series A Convertible Preferred Stock (Note 9). In March 1996, the Company executed an agreement with Novartis to extend the term of its collaborative agreement to September 1998, unless extended by mutual consent or terminated by either party upon six months' notice, which may be provided after September 1997. In exchange for providing a certain

                           SIBIA NEUROSCIENCES, INC.

level of scientific research under the agreement, the Company will receive payments from Novartis; additional payments may be received by the Company upon the achievement of certain development milestones and the Company may receive royalties in the event there are sales of products containing a compound developed under the agreement. As part of the agreement, Novartis agreed to make a further equity investment in shares of the Company's Common Stock of $7,500,000, of which $5,000,000 was made in conjunction with the initial public offering of the Company's Common Stock and the remaining $2,500,000 will be made upon the achievement of certain research milestones. Novartis has also paid the Company $500,000 to fund certain capital expenditures, which may be credited against future milestone payments. Upon expiration or termination of the agreement, each party will continue to have a non-exclusive right to use technology developed and, for a period of three years after the agreement, Novartis will have a right of first negotiation related to any compounds developed from the technology related to the agreement. The Company recognized contract revenue related to this agreement of $2,691,000, $2,281,000, $3,383,000 and $2,755,000 for the years ended December 31, 1994, 1995, 1996, and the nine months ended September 30, 1997, respectively.

  Bristol-Myers Squibb Company

     In August 1995, the Company entered into a four-year collaborative agreement with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") relating to the discovery and development of compounds relating to amyloid precusor protein. The collaborative effort includes identifying compounds that are suitable for development into products for commercialization and to conduct preclinical development and clinical trials for such compounds. In exchange for providing a certain level of scientific research under the agreement, the Company will receive payments from Bristol-Myers Squibb; additional payments may be received by the Company upon the achievement of certain development milestones. Bristol-Myers Squibb will also pay royalties based on the level of its net sales of products, if any, developed under the agreement. The Company recognized contract revenue related to this agreement of $1,169,000, $3,223,000, and $2,466,000 in 1995, 1996 and the nine months ended September 30, 1997, respectively.

     Concurrent with the execution of the agreement, Bristol-Myers Squibb paid a non-refundable $3,000,000 license fee for an exclusive commercialization license to use certain related existing proprietary technologies and purchased 280,000 shares of the Company's Series C Convertible Preferred Stock (Note 9). Bristol-Myers Squibb also agreed to make an additional equity investment of $6,000,000 in shares of Common Stock upon the initiation of clinical trials relating to any product developed from the collaboration but not before January 1, 1997.

     Total costs incurred under the Company's various collaborative agreements for the years ended December 31, 1994, 1995, 1996, and the nine months ended September 30, 1997, including certain administrative costs, aggregated $3,232,000, $4,381,000, $5,671,000, and $4,458,000, respectively.

NOTE 5. SIGNIFICANT OPTION AND LICENSE AGREEMENTS

  The Salk Institute

     In 1988, SIBIA entered into a license agreement with The Salk Institute covering a number of NAChR receptor subunit clones. This agreement was amended in March 1996 such that the license became an exclusive worldwide license. Pursuant to the agreement, as amended, SIBIA is obligated to pay royalties to The Salk Institute on sales of products resulting from The Salk Institute's NAChR technology. In addition, the Company is required to make certain minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     In 1990, SIBIA entered into a three-year agreement with The Salk Institute in the area of EAARs. This agreement provided for the support of certain research in 1992 and 1993 at The Salk Institute by SIBIA and the transfer of research materials and research results in the EAAR area from The Salk Institute to SIBIA. SIBIA

                           SIBIA NEUROSCIENCES, INC.

also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, SIBIA is required to make certain annual minimum royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license agreement becoming non-exclusive.

  Cephalon, Inc.

     In October 1991, the Company entered into a development and option-to-license agreement with Cephalon, Inc. ("Cephalon") for certain proprietary technology related to the development and production of recombinant insulin-like growth factor ("IGF-1"), known as Myotrophin, on a commercial basis for certain applications. The option-to-license was subsequently expanded to include additional applications. All options-to-license the IGF-1 technology were exercised and the license agreements, as executed, include a provision for the payment of licensing fees upon the occurrence of certain development milestones and royalties on the sales of products using licensed technology. In 1995, the Company received a non-refundable payment of $1,750,000 from Cephalon to reduce the royalty percentage on sales of an IGF-1 product within the neurology field.

NOTE 6. SALE OF JOINT VENTURE

     In February 1984, the Company received 1,000,000 shares of Common Stock of SISKA Diagnostics, Inc. ("SISKA"), a corporation formed in 1984, in exchange for the assignment of rights to certain inventions in the field of nucleic acid probe diagnostics. The Company's investment in the SISKA corporate joint venture, accounted for under the equity method of accounting, was assigned no value as the intangible assets exchanged had no recorded value. The remaining 1,000,000 shares of SISKA Common Stock outstanding was owned by Skandigen AB, a corporation of Sweden.

     In January 1994, the Company forfeited its right to receive certain royalties in exchange for an additional 10% interest in the SISKA corporate joint venture. In March 1994, the Company entered into an agreement with Organon Teknika Corporation to sell its 60% interest in SISKA for $5,196,000 and recorded a gain of $5,296,000 which included the reversal of $100,000 representing the Company's share of the SISKA's stockholders' deficit.

NOTE 7. SETTLEMENT OF LITIGATION

     In October 1995, the Company entered into settlements with two law firms for failure to properly file a foreign patent application. The Company accepted $4,633,000 in total damages and received $3,146,000 in net proceeds after payment of $1,487,000 in legal expenses.

NOTE 8. INCOME TAXES

     As of December 31, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $20,730,000 and $700,000, respectively, which expire beginning in 2006 and 2002, respectively. As of December 31, 1996, the Company had federal and state tax credits for research activities totaling approximately $1,116,000 and $370,000, respectively, which are available to offset future income taxes. The federal credits expire during the years 2004 to 2010.

     The Company's ability to utilize net operating loss carryforwards and tax credits is subject to limitations as set forth in applicable federal and state tax laws. As specified in the Internal Revenue Code, an ownership change of more than 50% by a combination of the Company's significant stockholders during any three-year period would result in certain limitations on the Company's ability to utilize its net operating loss and credit carryforwards.

                           SIBIA NEUROSCIENCES, INC.

     Deferred tax liabilities and assets are summarized as follows:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                              1995             1996
                                                           -----------     ------------
        Deferred tax liabilities:
          Depreciation...................................  $  (447,000)    $   (431,000)
                                                           -----------      -----------
        Deferred tax assets:
          Net operating loss carryforwards...............    5,224,000        6,581,000
          Research and development credits...............    1,304,000        1,486,000
          Purchased research and development.............       76,000           50,000
          Research and development capitalized for state
             tax purposes................................      890,000        1,855,000
          Capital lease obligations......................      473,000          408,000
          Other..........................................      230,000          327,000
                                                           -----------      -----------
             Total deferred tax assets...................    8,197,000       10,707,000
                                                           -----------      -----------
        Net deferred tax assets..........................    7,750,000       10,276,000
        Valuation allowance..............................   (7,750,000)     (10,276,000)
                                                           -----------      -----------
        Deferred taxes...................................  $        --     $         --
                                                           ===========      ===========

     As of December 31, 1996, the Company has provided a deferred tax asset valuation allowance for net deferred tax assets which "more likely than not" will not be realized based on recent and expected trends in operating results.

     The Company paid state franchise taxes of $12,000, $13,000 and $31,000 during 1994, 1995 and 1996, respectively.

NOTE 9. STOCKHOLDERS' EQUITY

  Amendments to Certificate of Incorporation

     In March 1996, the Company amended and restated its Certificate of Incorporation to: (i) change the name of the Company to "SIBIA Neurosciences, Inc.", (ii) split each outstanding share of Common Stock into 2.35 shares of Common Stock, (iii) increase the authorized number of shares of Common Stock to 25,000,000, (iv) adjust the conversion rate of Convertible Preferred Stock to 2.35-for-1 and (v) provide for the automatic conversion of the Series B Preferred Stock into Common Stock upon the closing of an initial public offering. The 1995 stockholders' equity accounts have been restated to give effect to the Common Stock split and increased share authorization. All earnings per share, option and other data presented have also been restated to give effect to the stock split.

  Convertible Preferred Stock

     In July 1995, the Company amended and restated its Certificate of Incorporation to issue up to 280,000 shares of the Company's Series C Convertible Preferred Stock in conjunction with the Bristol-Myers Squibb stock purchase agreement (Note 4). In August 1995, Bristol-Myers Squibb purchased 280,000 shares of Series C Convertible Preferred Stock (658,000 shares of Common Stock on an as-if-converted basis) for an aggregate amount of $7,000,000 that was recorded net of $70,000 in issuance costs.

     In March 1994, the Company amended and restated its Certificate of Incorporation to issue up to 173,611 shares of the Company's Series A Convertible Preferred Stock in conjunction with the Novartis stock purchase agreement (Note 4). In March 1994, Novartis purchased 173,611 shares of Series A Convertible Preferred Stock (407,986 shares of Common Stock on an as-if-converted basis) for an aggregate amount of $2,500,000.

                           SIBIA NEUROSCIENCES, INC.

     In March 1996, certain officers of the Company exercised options to purchase 120,200 shares of Series B Convertible Preferred Stock at $5.00 per share in exchange for cash and $589,000 of notes receivable that bear interest at 7% per annum.

     In May 1996, the Series A, B and C Convertible Preferred Stock were automatically converted into Common Stock upon the Company's initial public offering of Common Stock.

     In March 1997, the Company adopted a Share Purchase Rights Plan (Note 12).

  Warrants

     As of December 31, 1995 and 1996, warrants to purchase 258,359 shares of Common Stock (the "warrants") were outstanding. The warrants were issued in September 441991 as part of an acquisition. The warrants are exercisable through October 31, 2001 upon the Company's achieving $50,000,000 from net sales of, or royalties from, products utilizing the related acquired technology. The license agreement to which the technology relates was cancelled in 1994 and the Company is no longer utilizing the related technology. The warrants are not presently exercisable and management believes that the warrants will never be exercisable. No separate value was assigned to the warrants in 1991 as the Company determined their value to be de minimis.

NOTE 10. EMPLOYEE BENEFIT PLANS

  Stock-Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stockbased compensation. Compensation expense, as appropriate, has been recorded related to option grants and is being amortized to operations over the related vesting period. No compensation expense has been recognized for its stock purchase plan. Had compensation cost for the Company's stock-based compensation awards issued during 1995 and 1996 been determined based on the fair value at the grant dates of awards consistent with the method of Financial Accounting Standards Board Statement No. 123, the Company's net income (loss) and pro forma net income (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1995           1996
                                                             ----------     -----------
        Net income (loss):
          As reported......................................  $2,926,000     $(5,564,000)
          Pro forma........................................   2,698,000      (5,556,000)
        Primary net income (loss) per share:
          As reported......................................  $     0.42     $     (0.73)
          Pro forma........................................        0.39           (0.73)

     For purposes of determining the pro forma amounts, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1995 and 1996, respectively: dividend yield of 0.0% for both years, risk-free interest rates of 6.01% and 6.16%, expected volatility of 0.0% and 34.2%, and expected lives of 4 and 5.81 years. The weighted average fair value of options granted during 1995 and 1996 for which the exercise price equals the market price on the grant date was $.30 and $5.29, respectively. The weighted average fair value of options granted during 1995 and 1996 for which the exercise price was less than the market price on the grant date was $4.58 and $6.21, respectively. The fair value of the employees' purchase rights is estimated using the Black-Scholes model with the following assumptions: dividend yield of 0.0%, a risk-free interest rate of 5.35%, expected volatility of 67.7%, and an expected life of 6 months. The weighted average fair value of those purchase rights granted in 1996 was $3.44.

                           SIBIA NEUROSCIENCES, INC.

  Stock Option and Equity Incentive Plans

     The Company has various stock option plans and an equity incentive plan whereby 2,694,306 shares of the Company's Common Stock have been reserved for issuance to its officers, directors, employees and consultants. The plans are administered by the Board of Directors or its designees and provide generally that, for incentive stock options, the exercise price shall not be less than the fair market value of the shares on the date of grant and, for non-qualified stock options, the price shall not be less than 85% of the fair market value of the shares on the date of grant as determined by the Board of Directors. The options expire not later than ten years from the date of grant and are generally subject to vesting over four years, as determined by the Board of Directors. A summary of the changes in options outstanding under the plans for the three years ended December 31, 1996 is as follows:

                                                                                WEIGHTED
                                                                 OPTIONS        AVERAGE
                                                               OUTSTANDING   EXERCISE PRICE
                                                               -----------   --------------
        Balance, December 31, 1993...........................     766,095        $ 1.54
          Options granted:
             Price equal to the market price of stock on
               grant date....................................     122,701          1.65
             Price less than the market price of stock on
               grant date....................................     373,062          0.86
          Options exercised..................................     (13,865)         0.51
          Options forfeited..................................     (38,184)         3.27
                                                                ---------
        Balance, December 31, 1994...........................   1,209,809          1.30
          Options granted:
             Price equal to the market price of stock on
               granted date..................................     128,310          1.45
             Price less than the market price of stock on
               grant date....................................     110,919          1.18
          Options exercised..................................     (23,500)         0.80
          Options forfeited..................................     (56,559)         1.29
                                                                ---------
        Balance, December 31, 1995...........................   1,368,979          1.31
          Options granted:
             Price equal to the market price of stock on
               grant date....................................     173,975          7.32
             Price less than the market price of stock on
               grant date....................................     186,282          2.01
          Options exercised..................................    (570,706)         1.43
          Options forfeited..................................     (36,910)         3.06
                                                                ---------
        Balance, December 31, 1996...........................   1,121,620          2.24
          Options granted:
             Price equal to the market price of stock on
               grant date (unaudited)........................     229,880          6.69
          Options exercised (unaudited)......................    (112,304)         0.95
          Options forfeited (unaudited)......................     (24,120)         4.89
                                                                ---------
        Balance, September 30, 1997 (unaudited)..............   1,215,076          3.15
                                                                =========
        Exercisable, December 31, 1996.......................     377,545
                                                                =========
        Available for future grant, December 31, 1996........   1,572,686
                                                                =========
        Exercisable, September 30, 1997 (unaudited)..........     523,082
                                                                =========
        Available for future grant, September 30, 1997
          (unaudited)........................................   1,345,848
                                                                =========

     Included as options outstanding as of December 31, 1996 in the above table are options to purchase 373,062 shares of Common Stock under the Management Change of Control Plan which, in the event of a change of control, may have accelerated vesting of unvested options as determined by the value of the

                           SIBIA NEUROSCIENCES, INC.

Company on the date of such a change of control. Also included as options outstanding as of December 31, 1996 in the above table are options to purchase 155,455 shares of Common Stock under the 1996 Equity Incentive Plan. Shares of Common Stock issued under the 1996 Equity Incentive Plan may be subject to a repurchase feature in favor of the Company in accordance with a vesting schedule to be determined by the Board of Directors, provided however, that the right to repurchase at the original purchase price will lapse at a minimum rate of 20% per year over the five-year period following the date that the award was granted. The repurchase feature can be exercised by the Company within the 90-day period following the stockholder's termination of employment or the relationship as a director or consultant.

     The following table summarizes information concerning currently outstanding and exercisable stock options:

                                     WEIGHTED
                                      AVERAGE
                                     REMAINING         WEIGHTED                           WEIGHTED
   RANGE OF           NUMBER        CONTRACTUAL        AVERAGE           NUMBER           AVERAGE
EXERCISE PRICES     OUTSTANDING        LIFE         EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
---------------     -----------     -----------     --------------     -----------     --------------
  $0.37 - $0.85        417,947          7.09            $ 0.80           127,137           $ 0.68
   1.23 -  2.13        516,468          3.20              1.59           213,658             1.39
   6.38 -  9.88        187,205          9.18              7.28            36,750             7.40
                     ---------                                           -------
                     1,121,620                                           377,545
                     =========                                           =======

  Employee Stock Purchase Plan

     In February 1996, the Company adopted the Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code in which eligible employees may use funds from accumulated payroll deductions to purchase shares of Common Stock at the end of each designated purchase period. Employees may contribute up to 15% of base salary toward such purchases, not to exceed $25,000 per calendar year. The purchase price is 85% of the fair market value of Common Stock determined at the beginning or end of each purchase period, whichever is lower. The Company has reserved 500,000 shares of Common Stock for issuance under the plan. In 1996, the Company issued 9,408 shares of Common Stock under the plan.

  Retirement Savings Plan

     The Company has a savings plan under Section 401(k) of the Internal Revenue Code which covers all employees who meet minimum age requirements. Employees can contribute up to 9% of their salaries, but not in excess of the amount deductible for income tax purposes. The Company currently matches 50% of employee contributions up to 6% of an employee's salary, limited to the maximum contribution allowable for income tax purposes. Employer contributions are vested proportionately over five years of service. The plan may be amended or discontinued at anytime by the Company. During 1994, 1995 and 1996, the Company contributed $87,000, $104,000 and $121,000, respectively, to the plan.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

  Capital Leases

     Certain scientific instrumentation, computer equipment and other equipment acquired under available lease-line credit facilities are subject to leases which are classified as capital leases. These capital leases mature at various dates through 2000 and have interest rates between 4.9% and 8.1%. As of December 31, 1996, $2,110,000 ($946,000 net of accumulated amortization) of such leased equipment is included in property and equipment. For the years ended December 31, 1994, 1995 and 1996, $297,000, $392,000 and $483,000 in amortization expense, respectively, was recorded related to property acquired under capital leases.

                           SIBIA NEUROSCIENCES, INC.

     During 1994, 1995 and 1996, $63,000, $71,000 and $66,000, respectively, was paid in imputed interest on capital leases.

     For the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1997 the Company had non-cash financing activities in the form of capital leases for $468,000, $264,000, $330,000 and $436,000, respectively.

  Operating Leases

     The Company leases its principal facilities under a long-term operating lease which expires December 31, 1997. The Company has the option to extend the lease for a period of five years. Rent expense was $559,000, $563,000 and $705,000, net of sub-lease income of $567,000, $571,000 and $586,000 for 1994,
1995 and 1996, respectively.

     Future minimum lease payments for capital and operating leases as of December 31, 1996 are as follows (operating lease payments are net of noncancellable sub-lease income of $352,000).

                                                               CAPITAL       OPERATING
                                                                LEASES         LEASES
                                                              ----------     ----------
        1997..............................................    $  528,000     $1,023,000
        1998..............................................       369,000        129,000
        1999..............................................       145,000
        2000..............................................        29,000
                                                              ----------     ----------
        Total minimum lease payments......................     1,071,000     $1,152,000
                                                                             ==========
        Amount representing interest......................        70,000
                                                              ----------
        Obligations under capital leases..................     1,001,000
        Less portion due within one year..................       482,000
                                                              ----------
        Long-term capital lease obligations...............    $  519,000
                                                              ==========

  Commitments

     The Company has contracted for a fully automated, functional high throughput screening system and update of related equipment with an expected cost of approximately $750,000, of which $500,000 has been provided by Novartis (Note 4).

  Legal Proceedings

     On July 9, 1996, the Company filed an action in the United States District Court for the Southern District of California, for patent infringement against Cadus Pharmaceutical Corporation ("Cadus"). Through the complaint, the Company seeks damages in an unspecified amount and a preliminary and permanent injunction. On August 1, 1996, Cadus filed its answer and counterclaim to the Company's complaint. The counterclaim seeks compensatory and punitive damages in an unspecified amount. Company management believes that its complaint against Cadus is well-founded and necessary to protect the value of its intellectual property portfolio. Management believes that Cadus' counterclaim is without merit and intends to vigorously prosecute its claim of infringement and oppose Cadus' counterclaim. Management believes that the ultimate resolution of the above matter will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

     In addition to the above, the Company is involved in certain legal or administrative proceedings generally incidental to its normal business activities. While the outcome of any such proceeding cannot be accurately

                           SIBIA NEUROSCIENCES, INC.

predicted, the Company does not believe the ultimate resolution of any such existing matters will have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 12. --  SUBSEQUENT EVENTS

  Cross-Licensing Agreement

     In January 1997, the Company entered into an agreement with Aurora Biosciences Corporation ("Aurora"). Under the agreement, the Company will license to Aurora non-exclusive rights to practice its patented transcription-based assay (TBA) technology, and certain other technologies related to automated drug screening. In return, the Company received 160,000 shares of Aurora's Common Stock and non-exclusive rights to several assay technologies, including novel reporter molecules, that will facilitate the Company's high throughput screening and drug discovery efforts directed to certain receptor, ion channel and enzyme targets associated with nervous system disorders. Both parties will receive limited sublicensing rights to each other's patents.

  Lease Line Funding

     In February 1997, the Company received a firm commitment to fund a $1,500,000 lease line through March 31, 1997. The fundings will have terms generally consistent with those of the Company's existing lease commitments.

  Development Agreement

     In February 1997, the Company entered into a development and license agreement with Meiji Seika Kaisha, Ltd for the development and commercialization of the Company's proprietary nicotinic acetylcholine receptor agonist, SIB-1508Y, as a treatment for Parkinson's disease and other nervous system disorders in Japan and other Asian countries. Under the agreement, the Company received a one-time license fee of $3,000,000 for the license of certain technology to Meiji. In addition, the Company may receive substantial development milestone payments and royalties on future product sales, if the product is successfully commercialized in this territory. SIBIA has retained rights to develop and commercialize SIB-1508Y outside of Japan and certain other Asian countries, and has retained rights to manufacture clinical supplies and commercial material worldwide.

  Share Purchase Rights Plan (unaudited)

     In March 1997, the Board of Directors of the Company designated 150,000 shares of $.001 par value Preferred Stock as Series A Junior Participating Preferred Stock and adopted a Share Purchase Rights Plan pursuant to which preferred share purchase rights (the "Rights") were distributed for each share of Common Stock of the Company held as of the close of business on April 2, 1997. Each Right, under certain circumstances, entitles the holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (each a "Preferred Share") at an exercise price of $60.00 per one one-hundredth of a Preferred Share. Each one one-hundredth of a share of Preferred Share has rights, preferences and privileges equal to the value of a share of Common Stock. The Rights will expire on March 17, 2007, unless the Rights are earlier redeemed or exchanged by the Company. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors.

  Eli Lilly & Company (unaudited)

     In October 1997, the Company and Lilly completed their collaborative research in the area of VGCCs. The Company is entitled to receive milestone payments and royalties on sales of products identified by Lilly within a certain period of time and commercialized, and is free to develop compounds it discovers in this area on its own or with other partners.

======================================================

  No dealer, salesperson or any other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus or that there has been no change in the affairs of the Company since such date.

                            ------------------------

                               Table of Contents

                                             Page
                                             -----
Available Information......................      2
Prospectus Summary.........................      3
Risk Factors...............................      6
Use of Proceeds............................     16
Price Range of Common Stock................     17
Dividend Policy............................     17
Capitalization.............................     18
Dilution...................................     19
Selected Financial Data....................     20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................     21
Business...................................     25
Management.................................     45
Certain Transactions.......................     55
Principal and Selling Stockholders.........     56
Description of Capital Stock...............     58
Shares Eligible for Future Sale............     64
Underwriting...............................     66
Legal Matters..............................     67
Experts....................................     67
Index to Financial Statements..............    F-1

======================================================
======================================================

                                2,500,000 Shares

                                      LOGO

                                  Common Stock

                         ------------------------------
                                   PROSPECTUS
                               November   , 1996
                         ------------------------------

                                 UBS Securities
                               Piper Jaffray Inc.
                     Vector Securities International, Inc.
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses other than the underwriting discounts payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee and the Nasdaq filing fee.

        Registration fee..................................................  $  6,860
        Nasdaq............................................................    17,500
        Blue sky qualification fees and expenses..........................    15,000
        Printing and engraving expenses...................................   100,000
        Legal fees and expenses...........................................   150,000
        Accounting fees and expenses......................................    75,000
        Transfer agent and registrar fees.................................    15,000
        Miscellaneous.....................................................    70,640
                                                                            --------
        Total.............................................................  $450,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") or otherwise.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since October 1, 1994, the Registrant has sold and issued the following securities which were not registered under the Securities Act:

          (1) In May 1996, the Registrant issued and sold an aggregate of 454,545 shares of its Common Stock to Novartis for a total sales price of $5,000,000. Such shares were sold pursuant to the Stock Purchase Agreement dated March 20, 1996 between the Registrant and Novartis filed as Exhibit
     10.30 to this Registration Statement.

          (2) In March 1996, the Registrant effected a 2.35-for-1 split of the outstanding Common Stock, whereby each share of outstanding Common Stock was exchanged for 2.35 shares of Common Stock. As a result of the stock split, each share of outstanding Series A, Series B and Series C Convertible Preferred Stock became convertible into 2.35 shares of Common Stock. The Series A, Series B and Series C Convertible Preferred Stock will convert automatically into shares of Common Stock effective upon the closing of the offering referred to herein. All numbers of shares of Common Stock and Series A, Series B and Series C Convertible Preferred Stock set forth in this Registration Statement have been adjusted to reflect this stock split and the automatic conversion of the Series A, Series B and Series C Convertible Preferred Stock into Common Stock.

          (3) In August 1995, the Registrant issued and sold an aggregate of 280,000 shares of its Series C Convertible Preferred Stock, $.001 par value, to Bristol-Myers Squibb for an aggregate purchase price of $7,000,000 in cash. Such shares were sold pursuant to the investment agreement filed as Exhibit 10.19 to this Registration Statement.

          (4) In November 1994, Registrant granted to six employees options to purchase an aggregate of 364,250 shares of Common Stock of Registrant at an exercise price of $.85 per share under its Change of Control Plan. In December 1995, Registrant granted to two employees additional options to purchase an aggregate of 23,500 shares of Common Stock of Registrant at an exercise price of $.85 per share under its Change of Control Plan.

          (5) From October 1, 1994 to October 31, 1997, the Registrant granted stock options to employees, directors and consultants under its 1992 Stock Option and Restricted Stock Plan (the "Option Plan") and its Management Change of Control Plan covering an aggregate of 792,488 shares of Common Stock at a weighted average exercise price of $1.24 per share. During that same period, options to purchase an aggregate of 122,200 shares of Series B Convertible Preferred Stock have been exercised for an aggregate purchase price of $608,700.

     The sales and issuances of securities in the transactions described in paragraphs (4) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

     With respect to the grant of stock options described in paragraph (5) above and shares issued in connection with the stock split referred to in paragraph
(2) above, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

     The sales and issuances of securities in the transactions described in paragraphs (1) and (3) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder.

     The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
-------   ------------------------------------------------------------------------------------
 *1.1     Form of Underwriting Agreement.
  3.1     Amended and Restated Certificate of Incorporation of the Registrant. (4)
  3.2     Amended and Restated Bylaws of the Registrant. (4)
  3.3     Registrant's Certificate of Designation of Series A Junior Participating Preferred
          Stock. (2)
  4.1     Reference is made to Exhibits 3.1, 3.2 and 3.3.
  4.2     Specimen stock certificate. (1)
  5.1     Opinion of Cooley Godward LLP.
 10.1     Form of Indemnification Agreement entered into between Registrant and its directors and officers. (1)
 10.2     Registrant's 1981 Employee Stock Option Plan. (1)
 10.3     Form of Employee Incentive Stock Option Agreement under the 1981 Employee Stock
          Option Plan. (1)
 10.4     Registrant's 1981 Consultant Stock Option Plan. (1)
 10.5     Form of Consultant Nonstatutory Stock Option Agreement. (1)
 10.6     Registrant's 1992 Stock Option and Restricted Stock Plan, as amended (the "1992
          Option Plan"). (4)
 10.7     Form of Incentive Stock Option Agreement under the 1992 Option Plan. (1)
 10.8     Form of Nonstatutory Stock Option Agreement under the 1992 Option Plan. (1)
 10.9     Registrant's 1996 Equity Incentive Plan as amended (the "1996 Equity Plan"). (4)
 10.10    Form of Incentive Stock Option Agreement under the 1996 Equity Plan. (1)
 10.11    Form of Nonstatutory Stock Option Agreement under the 1996 Equity Plan. (1)
 10.12    Registrant's 1996 Non-Employee Directors' Stock Option Plan as amended (the
          "Non-Employee Directors' Option Plan"). (4)
 10.13    Form of Nonstatutory Stock Option Agreement under the Non-Employee Directors' Option
          Plan. (1)
 10.14    Registrant's Employee Stock Purchase Plan and related offering document. (1)
 10.15    Registrant's Management Change of Control Plan, as amended (the "Change of Control
          Plan"). (4)
 10.16    Form of Nonqualified Stock Option Agreement under the Change of Control Plan. (1)
 10.17    Lease Agreement dated April 7, 1989 between Registrant and Regency Associates
          Limited, as subsequently amended on March 1, 1993, and July 1, 1995. (1)(5)
 10.18    Equipment Lease Line Agreement dated June 30, 1992 between Registrant and GE
          Capital, as amended. (1)
 10.19    Investment Agreement dated August 10, 1995 between Registrant and Bristol-Myers
          Squibb Company. (1)(5)
 10.20    Collaborative Research and License Agreement dated August 10, 1995 between
          Registrant and Bristol-Myers Squibb Company. (1)(5)
 10.21    Stockholders Agreement dated as of October 1, 1991, by and among Registrant,
          Phillips Petroleum Company, The Salk Institute for Biological Studies, Skandigen AB
          and the Stockholders of Protease Corporation. (1)(5)
 10.22    License Agreement dated March 8, 1988 between Registrant and The Salk Institute for
          Biological Studies, as amended by that certain First Amendment to License Agreement dated March 10, 1996. (1)(5)

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
-------   ------------------------------------------------------------------------------------
 10.23    License Agreement dated December 15, 1990 between Registrant and The Salk Institute for Biological Studies, as amended by that certain First Amendment to License
          Agreement dated March 10, 1996. (1)(5)
 10.24    Stock Purchase and Stockholders Agreement dated April 11, 1988 among Registrant,
          Phillips Petroleum Company, The Salk Institute for Biological Studies and Skandigen
          AB, as amended by that certain Amendment to Stock Purchase and Shareholders
          Agreement dated April 12, 1990. (1)(5)
 10.25    Agreement dated December 20, 1991 between Registrant, Phillips Petroleum Company,
          The Salk Institute for Biological Studies and Skandigen AB. (1)(5)
 10.26    License Agreement dated December 20, 1991 between Registrant and Phillips Petroleum
          Company. (1)(5)
 10.27    Amended and Restated Research and Development and License Agreement dated March 20,
          1996 between Registrant and CIBA-GEIGY Limited. (1)(5)
 10.28    Stock Purchase Agreement dated September 15, 1992 between Registrant and CIBA-GEIGY
          Limited. (1)(5)
 10.29    Subscription Agreement dated April 11, 1994 between Registrant and CIBA-GEIGY
          Limited. (1)(5)
 10.30    Stock Purchase Agreement dated March 20, 1996 between Registrant and CIBA-GEIGY
          Limited. (1)(5)
 10.31    Agreement dated May 1, 1992 between Registrant and Eli Lilly and Company, as amended and extended by that certain Extension Agreement dated May 1, 1995. (1)(5)
 10.32    Stock Purchase Agreement dated May 7, 1992 between Registrant and Eli Lilly and
          Company. (1)(5)
 10.33    Option and License Agreement dated April 30, 1995 between Registrant and Eli Lilly and Company. (1)(5)
 10.34    License Agreement dated March 5, 1992 between Registrant and Cephalon, Inc., as amended by that certain Letter dated March 22, 1995. (1)(5)
 10.35    Patent License Agreement dated June 21, 1993 between Registrant and Affymax
          Technologies, N.V., as amended by that certain Letter dated July 15, 1993. (1)(5)
 10.36    Agreement dated October 1, 1993 between Registrant and Hafslund Nycomed Pharma AG.
          (1)(5)
 10.37    Development and License Agreement dated February 28, 1997 between Registrant and
          Meiji Seika Kaisha, Ltd. (3)(5)
 10.38    Further Extension Agreement dated November 1, 1996 between Registrant and Eli Lilly and Company. (3)(5)
 10.39    Third Amendment to Lease dated December 31, 1996 between Registrant and Regency
          Properties, L.P. (3)(5)
 10.40    Equipment Lease Line Agreement dated March 4, 1997 between Registrant and G.E.
          Capital. (3)
 10.41    Rights Agreement dated as of March 17, 1997 among Registrant and ChaseMellon
          Shareholder Services, L.L.C. (2)
 10.42    Specimen Rights Certificate. (2)
 11.1     Computation of net income per share.
 23.1     Consent of Price Waterhouse LLP.
 23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
 23.3     Consent of Brown, Martin, Haller & McClain, LLP, Patent Counsel.

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
-------   ------------------------------------------------------------------------------------
 23.4     Consent of Gray Cary Ware & Freidenrich, A Professional Corporation, Patent Counsel.
 24.1     Power of Attorney. Reference is made to page II-6.
 27.1     Financial Data Schedule.

---------------

(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-2586) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's current report on Form 8-K filed with the Commission on March 31, 1997 and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's annual report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

(5) Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Schedules

     All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) It will provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, County of San Diego, State of California, on the 3rd day of November, 1997.

                                          SIBIA NEUROSCIENCES, INC.

                                          By:        /s/ THOMAS A. REED

                                            ------------------------------------
                                                       Thomas A. Reed
                                                      Vice President,
                                                    Finance/Administration
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William T. Comer and Thomas A. Reed, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to the Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on November 3, 1997 in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ---------------------------  --------------------

/s/ WILLIAM T. COMER, PH.D.                    President, Chief Executive       November 3, 1997
---------------------------------------------  Officer and Director
William T. Comer, Ph.D.                        (Principal Executive
                                               Officer)

/s/ THOMAS A. REED                             Vice President,                  November 3, 1997
---------------------------------------------  Finance/Administration and
Thomas A. Reed                                 Chief Financial Officer
                                               (Principal Financial and
                                               Accounting Officer)

/s/ STANLEY T. CROOKE, M.D., PH.D.             Director                         November 3, 1997
---------------------------------------------
Stanley T. Crooke, M.D., Ph.D.

/s/ GUNNAR EKDAHL                              Director                         November 3, 1997
---------------------------------------------
Gunnar Ekdahl

/s/ FREDERICK B. RENTSCHLER                    Director                         November 3, 1997
---------------------------------------------
Frederick B. Rentschler

/s/ JAMES D. WATSON, PH.D.                     Director                         November 3, 1997
---------------------------------------------
James D. Watson, Ph.D.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                   DESCRIPTION OF DOCUMENT
-------   -------------------------------------------------------------------------------------
  *1.1    Form of Underwriting Agreement.
   3.1    Amended and Restated Certificate of Incorporation of the Registrant. (4)
   3.2    Amended and Restated Bylaws of the Registrant. (4)
   3.3    Registrant's Certificate of Designation of Series A Junior Participating Preferred
          Stock. (2)
   4.1    Reference is made to Exhibits 3.1, 3.2 and 3.3.
   4.2    Specimen stock certificate. (1)
   5.1    Opinion of Cooley Godward LLP.
  10.1    Form of Indemnification Agreement entered into between Registrant and its directors and officers. (1)
  10.2    Registrants 1981 Employee Stock Option Plan. (1)
  10.3    Form of Employee Incentive Stock Option Agreement under the 1981 Employee Stock
          Option Plan. (1)
  10.4    Registrant's 1981 Consultant Stock Option Plan. (1)
  10.5    Form of Consultant Nonstatutory Stock Option Agreement. (1)
  10.6    Registrant's 1992 Stock Option and Restricted Stock Plan, as amended (the "1992
          Option Plan"). (4)
  10.7    Form of Incentive Stock Option Agreement under the 1992 Option Plan. (1)
  10.8    Form of Nonstatutory Stock Option Agreement under the 1992 Option Plan. (1)
  10.9    Registrant's 1996 Equity Incentive Plan, as amended (the "1996 Equity Plan"). (4)
 10.10    Form of Incentive Stock Option Agreement under the 1996 Equity Plan. (1)
 10.11    Form of Nonstatutory Stock Option Agreement under the 1996 Equity Plan. (1)
 10.12    Registrant's 1996 Non-Employee Directors' Stock Option Plan, as amended (the
          "Non-Employee Directors' Option Plan"). (4)
 10.13    Form of Nonstatutory Stock Option Agreement under the Non-Employee Directors' Option
          Plan. (1)
 10.14    Registrant's Employee Stock Purchase Plan and related offering document. (1)
 10.15    Registrant's Management Change of Control Plan, as amended (the "Change of Control
          Plan"). (4)
 10.16    Form of Nonqualified Stock Option Agreement under the Change of Control Plan. (1)
 10.17    Lease Agreement dated April 7, 1989 between Registrant and Regency Associates
          Limited, as subsequently amended on March 1, 1993, and July 1, 1995. (1)(5)
 10.18    Equipment Lease Line Agreement dated June 30, 1992 between Registrant and GE Capital, as amended. (1)
 10.19    Investment Agreement dated August 10, 1995 between Registrant and Bristol-Myers
          Squibb Company. (1)(5)
 10.20    Collaborative Research and License Agreement dated August 10, 1995 between Registrant and Bristol-Myers Squibb Company. (1)(5)
 10.21    Stockholders Agreement dated as of October 1, 1991, by and among Registrant, Phillips
          Petroleum Company, The Salk Institute for Biological Studies, Skandigen AB and the
          Stockholders of Protease Corporation. (1)(5)
 10.22    License Agreement dated March 8, 1988 between Registrant and The Salk Institute for
          Biological Studies, as amended by that certain First Amendment to License Agreement dated March 10, 1996. (1)(5)
 10.23    License Agreement dated December 15, 1990 between Registrant and The Salk Institute for Biological Studies, as amended by that certain First Amendment to License
          Agreement dated March 10, 1996. (1)(5)

EXHIBIT
NUMBER                                   DESCRIPTION OF DOCUMENT
-------   -------------------------------------------------------------------------------------
 10.24    Stock Purchase and Stockholders Agreement dated April 11, 1988 among Registrant,
          Phillips Petroleum Company, The Salk Institute for Biological Studies and Skandigen
          AB, as amended by that certain Amendment to Stock Purchase and Shareholders Agreement
          dated April 12, 1990. (1)(5)
 10.25    Agreement dated December 20, 1991 between Registrant, Phillips Petroleum Company, The
          Salk Institute for Biological Studies and Skandigen AB. (1)(5)
 10.26    License Agreement dated December 20, 1991 between Registrant and Phillips Petroleum
          Company. (1)(5)
 10.27    Amended and Restated Research and Development and License Agreement dated March 20,
          1996 between Registrant and CIBA-GEIGY Limited. (1)(5)
 10.28    Stock Purchase Agreement dated September 15, 1992 between Registrant and CIBA-GEIGY
          Limited. (1)(5)
 10.29    Subscription Agreement dated April 11, 1994 between Registrant and CIBA-GEIGY
          Limited. (1)(5)
 10.30    Stock Purchase Agreement dated March 20, 1996 between Registrant and CIBA-GEIGY
          Limited. (1)(5)
 10.31    Agreement dated May 1, 1992 between Registrant and Eli Lilly and Company, as amended and extended by that certain Extension Agreement dated May 1, 1995. (1)(5)
 10.32    Stock Purchase Agreement dated May 7, 1992 between Registrant and Eli Lilly and
          Company. (1)(5)
 10.33    Option and License Agreement dated April 30, 1995 between Registrant and Eli Lilly and Company. (1)(5)
 10.34    License Agreement dated March 5, 1992 between Registrant and Cephalon, Inc., as amended by that certain Letter dated March 22, 1995. (1)(5)
 10.35    Patent License Agreement dated June 21, 1993 between Registrant and Affymax
          Technologies, N.V., as amended by that certain Letter dated July 15, 1993. (1)(5)
 10.36    Agreement dated October 1, 1993 between Registrant and Hafslund Nycomed Pharma AG.
          (1)(5)
 10.37    Development and License Agreement dated February 28, 1997 between Registrant and
          Meiji Seika Kaisha, Ltd. (3)(5)
 10.38    Further Extension Agreement dated November 1, 1996 between Registrant and Eli Lilly and Company. (3)(5)
 10.39    Third Amendment to Lease dated December 31, 1996 between Registrant and Regency
          Properties, L.P. (3)(5)
 10.40    Equipment Lease Line Agreement dated March 4, 1997 between Registrant and G.E.
          Capital. (3)
 10.41    Rights Agreement dated as of March 17, 1997 among Registrant and ChaseMellon
          Shareholder Services, L.L.C. (2)
 10.42    Specimen Rights Certificate. (2)
  11.1    Computation of net income per share.
  23.1    Consent of Price Waterhouse LLP.
  23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
  23.3    Consent of Brown, Martin, Haller & McClain, LLP, Patent Counsel.
  23.4    Consent of Gray Cary Ware & Freidenrich, A Professional Corporation, Patent Counsel.
  24.1    Power of Attorney. Reference is made to page II-6.
  27.1    Financial Data Schedule.

---------------

  * To be filed by amendment.

(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-2586) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's current report on Form 8-K filed with the Commission on March 31, 1997 and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's annual report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

(5) Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.